EXECUTION COPY

EXHIBIT 10 (x)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of August 12, 2004,

among

BORDEN CHEMICAL, INC.,

BORDEN CHEMICAL CANADA, INC.,

BORDEN CHEMICAL UK LIMITED,

BORDEN CHEMICAL GB LIMITED,

THE LENDERS NAMED HEREIN,

CREDIT SUISSE FIRST BOSTON,

as Agent

and

FLEET CAPITAL CORPORATION,

as U.S. Collateral Agent

CREDIT SUISSE FIRST BOSTON

and

J.P. MORGAN SECURITIES INC.,

as Joint Bookrunners and Joint Lead Arrangers,

J.P. MORGAN SECURITIES INC.,

as Syndication Agent

and

FLEET CAPITAL CORPORATION,

as Documentation Agent

[CS&M Ref No. 5865-255]

(i)

3.14	U.K. Revolving Credit Loans Refunding.	38
3.15	Mitigation Obligations; Replacement of Lenders.	39

SECTION 4. TERM AND TERMINATION		40

4.1	Term of Agreement.	40
4.2	Termination.	40

SECTION 5. SECURITY INTERESTS		42

5.1	Security Interest in Collateral.	42
5.2	Other Collateral.	43
5.3	Lien Perfection; Further Assurances.	44
5.4	Lien on Realty.	45

SECTION 6. COLLATERAL ADMINISTRATION		45

6.1	General.	45
6.2	Administration of Accounts.	47
6.3	Administration of Inventory.	49
6.4	Administration of Equipment.	49
6.5	Payment of Charges.	49

SECTION 7. REPRESENTATIONS AND WARRANTIES		50

7.1	General Representations and Warranties.	50
7.2	Reaffirmation of Representations and Warranties.	61
7.3	Survival of Representations and Warranties.	61

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS		62

8.1	Affirmative Covenants.	62
8.2	Negative Covenants.	68
8.3	Financial Covenant.	81

SECTION 9. CONDITIONS PRECEDENT		81

9.1	All Credit Events.	81
9.2	Restatement Date.	82

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		85

10.1	Events of Default.	85
10.2	Acceleration of the Obligations.	88
10.3	Other Remedies.	88
10.4	Set Off and Sharing of Payments.	89
10.5	Remedies Cumulative; No Waiver.	90

(ii)

SECTION 11. AGENT; ASSIGNMENTS; AMENDMENTS		91
11.1	Authorization and Action.	91
11.2	Agents’ Reliance, Etc.	91
11.3	CSFB, Fleet and their Affiliates.	92
11.4	Lender Credit Decision.	92
11.5	Indemnification.	93
11.6	Rights and Remedies to be Exercised by Agents Only.	93
11.7	Agency Provisions Relating to Collateral.	93
11.8	Agents’ Right to Purchase Commitments.	94
11.9	Right of Sale, Assignment, Participations.	94
11.10	Amendment.	98
11.11	Resignation of Agent; Appointment of Successor.	99
11.12	Audit and Examination Reports; Disclaimer by Lenders.	100
11.13	Syndication Agent/Documentation Agent.	101
SECTION 12. MISCELLANEOUS		101
12.1	Power of Attorney.	101
12.2	Indemnity.	102
12.3	Sale of Interest.	102
12.4	Severability.	102
12.5	Successors and Assigns.	103
12.6	Cumulative Effect; Conflict of Terms.	103
12.7	Execution in Counterparts.	103
12.8	Notice.	103
12.9	Consent.	104
12.10	Credit Inquiries.	105
12.11	[Intentionally Omitted]	105
12.12	Entire Agreement.	105
12.13	Interpretation.	105
12.14	Confidentiality.	105
12.15	Applicable Law.	105
12.16	Waiver of Jury Trial.	106
12.17	Headings.	106
12.18	Advertisement.	106
12.19	Jurisdiction; Consent to Service of Process.	106
12.20	English Language.	107

Schedules

Schedule 6.1.1	–	Location of Collateral
Schedule 7.1.4-A	–	Capital Structure of Restricted Subsidiaries
Schedule 7.1.4-B	–	Certain Options
Schedule 7.1.4-C	–	Shareholder Agreements
Schedule 7.1.13	–	Surety Obligations

(iii)

Schedule 7.1.15	–	Brokers’ Fees
Schedule 7.1.16	–	Patents, Trademarks, Copyrights and Licenses
Schedule 7.1.17	–	Governmental Consents
Schedule 7.1.19	–	Restrictive Contracts
Schedule 7.1.20	–	Litigation
Schedule 7.1.23(a)	–	U.S. Pension Plans
Schedule 7.1.23(b)	–	Canadian Pension Plans
Schedule 7.1.25	–	Labor Matters
Schedule 7.1.26	–	Environmental Matters
Schedule 7.1.27-A	–	Restricted Subsidiaries
Schedule 7.1.27-B	–	Dormant Subsidiaries
Schedule 7.1.27-C	–	Excluded Subsidiaries
Schedule 7.1.29(a)	–	Domestic Filing Offices
Schedule 7.1.29(b)	–	IP Financing Statements
Schedule 7.1.29(c)	–	Canadian Filing Offices
Schedule 7.1.30	–	Insurance
Schedule 8.2.3	–	Existing Indebtedness
Schedule 8.2.4	–	Agreements with Affiliates
Schedule 8.2.5	–	Existing Liens
Schedule 8.2.9	–	Asset Dispositions
Schedule 8.2.17	–	Existing Negative Pledge Agreements
Schedule 9.2	–	Local Counsel
Schedule A-1	–	Lenders and Commitments
Schedule A-2	–	Existing Letters of Credit
Schedule A-3	–	Existing Restricted Investments

Exhibits

Exhibit A	–	Form of Borrowing Request
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Borrowing Base Certificate
Exhibit D	–	Form of Administrative Questionnaire
Exhibit E	–	Form of Assignment and Acceptance Agreement
Exhibit F	–	Form of U.S. Guarantee and Collateral Agreement
Exhibit G	–	Mandatory Costs Formulae
Exhibit H	–	Form of Perfection Certificate
Exhibit I	–	Restructuring

(iv)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of this 12th day of August 2004, by and among CREDIT SUISSE FIRST BOSTON (“CSFB”), as agent for the Lenders (in such capacity, “Agent”), CREDIT SUISSE FIRST BOSTON TORONTO BRANCH, as Canadian agent for the Lenders (in such capacity, “Canadian Agent”), FLEET NATIONAL BANK, LONDON BRANCH, trading as FleetBoston Financial (“Fleet U.K.”), as U.K. agent for the Lenders (in such capacity, “U.K. Agent”), FLEET CAPITAL CORPORATION (“Fleet”), as U.S. collateral agent for the Secured Parties (in such capacity, “U.S. Collateral Agent”), FLEET CAPITAL GLOBAL FINANCE INC. (“Fleet Canada”), as Canadian collateral agent for the applicable Secured Parties (in such capacity, “Canadian Collateral Agent”), Fleet U.K., as U.K. collateral agent for the applicable Secured Parties (in such capacity, “U.K. Collateral Agent”), the LENDERS from time to time party hereto, the CANADIAN PARTICIPANTS and U.K. PARTICIPANTS from time to time party hereto, BORDEN CHEMICAL, INC., a New Jersey corporation with its chief executive office and principal place of business at 180 East Broad Street, Columbus, Ohio 43215 (“U.S. Borrower”), BORDEN CHEMICAL CANADA, INC., a Canadian corporation with its chief executive office and principal place of business at 1550 Rand Avenue, Vancouver BC, Canada V6P 6C5 (“Canadian Borrower”), BORDEN CHEMICAL UK LIMITED, a corporation organized under the laws of England and Wales with its registered office at Sully Moors Road, Penarth, South Glamorgan CF64 5YU and registered number 3104655 (“Borden Chemical U.K.”), and BORDEN CHEMICAL GB LIMITED, a corporation organized under the laws of England and Wales with its registered office at Sully Moors Road, Penarth, South Glamorgan CF64 5YU and registered number 867053 (“Borden Chemical GB” and collectively and jointly and severally with Borden Chemical U.K., “U.K. Borrowers”; U.K. Borrowers, Canadian Borrower and U.S. Borrower are hereinafter referred to as “Borrowers”).

Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

Borrowers and certain lenders party thereto previously entered into the Existing Credit Agreement and have agreed to amend and restate the Existing Credit Agreement in the form of this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. CREDIT FACILITY

1.1 Loans.

1.1.1 Revolving Credit Loans.

(a) U.S. Revolver. Subject to the terms and conditions herein set forth, each Lender (except the U.K. Lender and Canadian Lender) agrees, severally and not jointly, to make Revolving Credit Loans to U.S. Borrower (each such loan, a “U.S. Revolving Credit Loan”) from time to time during the period from and including the Restatement Date to but not including the last day of the Term, as requested by Borrower Representative on behalf of U.S. Borrower, in the manner set forth in subsection 3.1.1, up to a maximum principal amount at any time outstanding equal to the lesser of (i) the product of such Lender’s Revolving Loan Percentage and the U.S. Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the U.S. LC Amount and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to the U.S. Borrowing Base at such time minus the product of such Lender’s Revolving Loan Percentage and the U.S. LC Amount (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC). The U.S. Revolving Credit Loans made by the Lenders for the benefit of U.S. Borrower shall be denominated in Dollars. The U.S. Revolving Credit Loans shall be repayable in accordance with the terms of Section 1.6 and shall be secured by all of the U.S. Collateral.

(b) U.K. Revolving Loans. Subject to the terms and conditions herein set forth, U.K. Lender agrees to make Revolving Credit Loans to U.K. Borrowers (each such loan or extension of credit, a “U.K. Revolving Credit Loan”) from time to time during the period from and including the Restatement Date to but not including the last day of the Term, as requested by Borrower Representative on behalf of U.K. Borrowers, in the manner set forth in subsection 3.1.1, up to a maximum principal amount at any time outstanding equal to the lesser of (i) the U.K. Sublimit minus the U.K. LC Amount and (ii) the Dollar Equivalent of the U.K. Borrowing Base at such time minus the U.K. LC Amount. The U.K. Revolving Credit Loans made by U.K. Lender to U.K. Borrowers shall be denominated in Sterling, Dollars or Euros. The U.K. Revolving Credit Loans shall be repayable in accordance with the terms of Section 1.6 and shall be secured by all of the Collateral.

(c) Canadian Revolving Credit Loans. Subject to the terms and conditions herein set forth, Canadian Lender agrees to make Revolving Credit Loans to Canadian Borrower (each such loan, a “Canadian Revolving Credit Loan”) from time to time during the period from and including the Restatement Date to but not including the last day of the Term, as requested by Borrower Representative on behalf of Canadian Borrower, in the manner set forth in subsection 3.1.1, up to a maximum principal amount at any time outstanding equal to the lesser of (i) the Canadian Sublimit minus the Canadian LC Amount and (ii) the Dollar Equivalent of the Canadian Borrowing Base at such time minus the Canadian LC Amount. The Canadian Revolving Credit Loans made by Canadian Lender for the benefit of Canadian Borrower shall be denominated in Canadian Dollars or Dollars. The Canadian Revolving Credit Loans shall be repayable in accordance with the terms of Section 1.6 and shall be secured by all of the Collateral.

(d) Aggregate Revolving Loans. Notwithstanding anything in subsection 1.1.1(a), (b), and (c) to the contrary, no Lender shall make Revolving Credit Loans to Borrowers if the Dollar Equivalent of the Revolving Credit Loans outstanding advanced by that Lender after taking into account the Dollar Equivalent of the contemplated Revolving Credit Loan would exceed the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Amount and (ii) except as provided in subsections 1.1.2 and 1.1.5, the product of such Lender’s Revolving Loan Percentage and the Dollar Equivalent of the Aggregate Borrowing Base at such time minus the product of such Lender’s Revolving Loan Percentage and the LC Amount (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC).

(e) Although Canadian Revolving Credit Loans will be funded in Canadian Dollars and/or Dollars and U.K. Revolving Credit Loans will be funded in Sterling, Dollars and/or Euros, the Canadian Sublimit and U.K. Sublimit are denominated in Dollars. As of the Restatement Date, the Canadian Sublimit and U.K. Sublimit are allocated as set forth below:

Canadian Sublimit	$57,000,000
U.K. Sublimit	$30,000,000

Not more frequently than twice during each twelve month period during the Term, the foregoing sublimits may be adjusted and/or reallocated, so long as no Event of Default has occurred and is continuing, upon written notice by Borrower Representative to Agent and each Lender; provided that (i) all such reallocations shall be in integral multiples of $1,000,000, (ii) the maximum amount of the Canadian Sublimit shall not be increased to more than $80,000,000 and (iii) the maximum amount of the U.K. Sublimit shall not be increased to more than $40,000,000. Each Lender’s Revolving Loan Percentage of each of the U.S. Revolving Credit Loans, the Canadian Participating Interest and the U.K. Participating Interest shall be equal at all times.

1.1.2 Overadvances. Insofar as Borrower Representative may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to the respective Borrowers as to which they have Revolving Loan Commitments at a time when the unpaid balance of Revolving Credit Loans plus the LC Obligations exceeds, or would exceed with the making of any such Revolving Credit Loan or the incurrence of any LC Obligation, the Aggregate Borrowing Base (any such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the applicable Loan Account, subject to subsection 1.1.1(e) in the case of the Overadvances to Canadian Borrower or any U.K. Borrower. All Overadvances shall be repaid on demand, shall be secured by the Collateral (provided that Overadvances to U.S. Borrower shall only be secured by the U.S. Collateral) and shall bear interest as provided in this Agreement for Revolving Credit Loans (for the applicable Borrower) generally. Any Overadvance made pursuant to the terms hereof shall be made to the respective Borrowers: (i) with respect to Overadvances to U.S. Borrower, by all Lenders (except U.K. Lender and Canadian Lender) ratably in accordance with their respective Revolving Loan Percentages, (ii) with respect to Overadvances to U.K. Borrowers, by U.K. Lender and, following a refunding under Section 3.14, ratably by U.K. Participants and (iii) with respect to Overadvances to Canadian Borrower, by Canadian Lender and, following a refunding under Section 3.13, ratably by the Canadian Participants. Overadvances in the aggregate amount of $5,000,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $5,000,000 but less than $10,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Majority Lenders. Overadvances in an aggregate amount of $10,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than thirty (30) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless thirty (30) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Amount.

1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for Borrowers’ general corporate purposes, including to finance Permitted Acquisitions consistent with the provisions of this Agreement and all applicable laws.

1.1.4 Swingline Loans.

(a) In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and subject to the terms and conditions herein set forth, Agent shall make U.S. Revolving Credit Loans in Dollars to U.S. Borrower upon request by Borrower Representative (such Revolving Credit Loans to be designated as “Swingline Loans”); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $10,000,000; (ii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Dollar Equivalent of the Aggregate Borrowing Base (except for Overadvances as set forth in subsection 1.1.2 and Agent Loans as set forth in subsection 1.1.5); (iii) when added to the principal amount of all other U.S. Revolving Credit Loans to U.S. Borrower then outstanding plus the U.S. LC Amount (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC), exceed the U.S. Borrowing Base; or (iv) when added to the principal amount of all other U.S. Revolving Credit Loans to U.S. Borrower then outstanding plus the U.S. LC Amount, exceed the U.S. Revolving Loan Commitment. Within the foregoing limits, U.S. Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, Borrower Representative shall notify Agent by fax, or by telephone (confirmed by fax), not later than 1:00 p.m. (New York City time) on the day of a proposed Swingline Loan. Each such notice shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the wire transfer instructions for the account of U.S. Borrower to which the proceeds of such Swingline Loan should be transferred. Agent shall promptly make each Swingline Loan available to U.S. Borrower by wire transfer to the account specified by the applicable Borrower in such request.

(c) All Swingline Loans shall be treated as U.S. Revolving Credit Loans to U.S. Borrower for purposes of this Agreement, except that all Swingline Loans shall be deemed to be Base Rate Portions and shall bear interest at the rate provided in Section 2.1.

(d) Agent may, by written notice given to Lenders not later than 10:00 a.m. (New York City time) on any Business Day require Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Each such notice shall specify each Lender’s Revolving Loan Percentage of each such Swingline Loan. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent such Lender’s Revolving Loan Percentage of each such Swingline Loan. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by making a wire transfer to Agent of immediately available funds, in the same manner as provided in subsection 3.1.3 with respect to Revolving Credit Loans made by such Lender (and subsection 3.1.3 shall apply, mutatis mutandis, to the payment obligations of Lenders). Agent shall notify Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to Agent for the benefit of the Lenders participating therein. Any amounts received by Agent from U.S. Borrower (or other party on behalf of U.S. Borrower) in respect of a Swingline Loan after receipt by Agent of the proceeds of a sale of participations therein shall be promptly remitted to Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve U.S. Borrower (or other party liable for obligations of U.S. Borrower) of any default in the payment thereof.

(e) Except as provided above, all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans.

1.1.5 Agent Loans. Upon the occurrence and during the continuance of an Event of Default, each Agent, in its sole discretion, may make Revolving Credit Loans to the Borrower to which it has a Revolving Loan Commitment on behalf of the applicable Lender(s) (to (i) U.S. Borrower, in Dollars, (ii) U.K. Borrowers, in Sterling and (iii) Canadian Borrower, in Canadian Dollars), so long as the aggregate amount of such Revolving Credit Loans shall not exceed $5,000,000, if Agent, in its Reasonable Credit Judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to any Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.9 and 2.10 (such Revolving Credit Loans, hereinafter, “Agent Loans”); provided that (a) in no event shall the principal amount of the Revolving Credit Loans and the LC Obligations exceed the aggregate Revolving Loan Commitments, (b) Majority Lenders may at any time revoke Agent’s authorization to make future Agent Loans (provided that existing Agent Loans shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof), and (c) any Revolving Credit Loans made to protect all or any portion of the Canadian Collateral or the U.K. Collateral shall not be made to U.S. Borrower. Each applicable Lender shall be obligated to advance to the applicable Borrower its Revolving Loan Percentage of each Agent Loan made in accordance with this Section 1.1.5. If Agent Loans are made in accordance with the preceding sentence, then (a) the Aggregate Borrowing Base and the U.K. Borrowing Base, U.S. Borrowing Base or Canadian Borrowing Base, as applicable, shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

1.2 Letters of Credit; LC Guaranties.

(a) General. On the Restatement Date, each Existing Letter of Credit, automatically without any action on the part of any Person, will be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions herein set forth, Issuing Bank agrees, if requested by Borrower Representative (in accordance with the provisions of subsection 3.1.5) on behalf of any Borrower to (i) issue or cause to be issued by an Affiliate, on the date requested by Borrower Representative, Letters of Credit for the account of such Borrower or (ii) execute LC Guaranties by which Issuing Bank or an Affiliate of Issuing Bank, on the date requested by Borrower Representative, shall guaranty the payment or performance by such Borrower of its reimbursement obligations with respect to letters of credit issued for such Borrower’s account by other Persons in support of such Borrower’s obligations (provided that not more than $50,000,000 in the aggregate of LC Obligations may be outstanding at any time to support obligations for the repayment of Money Borrowed), in each case in form reasonably acceptable to Issuing Bank. U.S. Letters of Credit and U.S. LC Guaranties shall be denominated solely in Dollars, Canadian Letters of Credit and Canadian LC Guaranties shall be denominated solely in Canadian Dollars and U.K. Letters of Credit and U.K. LC Guaranties shall be denominated solely in Sterling or Euros.

(b) Certain Conditions. A U.S. Letter of Credit or U.S. LC Guaranty shall be issued, executed, amended, renewed or extended only if, and upon issuance, execution, amendment, renewal or extension of each U.S. Letter of Credit or U.S. LC Guaranty U.S. Borrower shall be deemed to represent and warrant that (i) such requested U.S. Letter of Credit or U.S. LC Guaranty does not exceed U.S. Availability and (ii) after giving effect to such issuance, execution, amendment, renewal or extension (x) the aggregate amount of U.S. LC Obligations shall not exceed $100,000,000, (y) the aggregate amount of U.S. Obligations (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC) shall not exceed the U.S. Borrowing Base at such time, and (z) the aggregate amount of Obligations shall not exceed the aggregate amount of Revolving Loan Commitments. A Canadian Letter of Credit or Canadian LC Guaranty shall be issued, executed, amended, renewed or extended only if, and upon issuance, execution, amendment, renewal or extension of each Canadian Letter of Credit or Canadian LC Guaranty, Canadian Borrower shall be deemed to represent and warrant that (i) such requested Canadian Letter of Credit or Canadian LC Guaranty does not exceed Canadian Availability and (ii) after giving effect to such issuance, execution, amendment, renewal or extension (w) the aggregate amount of Canadian LC Obligations shall not exceed $5,000,000, (x) the aggregate amount of Canadian Obligations shall not exceed the Canadian Sublimit, (y) the aggregate amount of Canadian Obligations shall not exceed the Canadian Borrowing Base at such time, and (z) the aggregate amount of Obligations shall not exceed the aggregate amount of Revolving Loan Commitments. A U.K. Letter of Credit or U.K. LC Guaranty shall be issued, executed, amended, renewed or extended only if, and upon issuance, execution, amendment, renewal or extension of each U.K. Letter of Credit or U.K. LC Guaranty, the applicable U.K. Borrower shall be deemed to represent and warrant that (i) such requested U.K. Letter of Credit or U.K. LC Guaranty does not exceed U.K. Availability and (ii) after giving effect to such issuance, execution, amendment, renewal or extension (w) the aggregate amount of U.K. LC Obligations shall not exceed $5,000,000, (x) the aggregate amount of U.K. Obligations shall not exceed the U.K. Sublimit, (y) the aggregate amount of U.K. Obligations shall not exceed the U.K. Borrowing Base at such time, and (z) the aggregate amount of Obligations shall not exceed the aggregate amount of Revolving Loan Commitments.

(c) Expiration Date. Unless otherwise consented to by Agent, no Letter of Credit or LC Guaranty that is (i) a standby letter of credit shall have an expiration date greater than one year from the date of issuance (provided that any standby letter of credit with a one-year term may provide for the customary evergreen renewals thereof for additional one-year periods (which shall in no event extend beyond the date referred to in the immediately succeeding sentence)) or (ii) a documentary letter of credit shall have an expiration date greater than 180 days from the date of issuance. Notwithstanding anything else herein to the contrary, no Letter of Credit or LC Guaranty may have an expiration date after the fifth Business Day prior to the last day of the Term.

(d) Participations. By the issuance of a U.S. Letter of Credit or the execution of a U.S. LC Guaranty and without any further action on the part of Issuing Bank or any Lender, Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from Issuing Bank, a participation in such U.S. Letter of Credit or U.S. LC Guaranty equal to its Revolving Loan Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit or U.S. LC Guaranty, effective upon the issuance of such U.S. Letter of Credit or U.S. LC Guaranty. By the issuance of a Canadian Letter of Credit or the execution of a Canadian LC Guaranty and without any further action on the part of Issuing Bank or any Canadian Participant, Issuing Bank hereby grants to each Canadian Participant, and each Canadian Participant hereby acquires from Issuing Bank, a participation in such Canadian Letter of Credit or Canadian LC Guaranty (payable in the currency thereof) equal to its Revolving Loan Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit or Canadian LC Guaranty, effective upon the issuance of such Canadian Letter of Credit or Canadian LC Guaranty. By the issuance of a U.K. Letter of Credit or the execution of a U.K. LC Guaranty and without any further action on the part of Issuing Bank or any U.K. Participant, Issuing Bank hereby grants to each U.K. Participant, and each U.K. Participant hereby acquires from Issuing Bank, a participation in such U.K. Letter of Credit or U.K. LC Guaranty (payable in the currency thereof) equal to its Revolving Loan Percentage of the aggregate amount available to be drawn under such U.K. Letter of Credit or U.K. LC Guaranty, effective upon the issuance of such U.K. Letter of Credit or U.K. LC Guaranty (or, in the case of the Existing Letters of Credit, effective upon the Restatement Date). In consideration and in furtherance of the foregoing, each Lender, each Canadian Participant and each U.K. Participant hereby absolutely and unconditionally agrees to pay to the applicable Agent, for the account of Issuing Bank, its applicable Revolving Loan Percentage of each applicable LC Disbursement made by Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations hereunder or any other Loan Document) forthwith on the date due as provided in subsection 3.1.11. Each Lender, each Canadian Participant and each U.K. Participant hereby acknowledges and agrees that its obligation to acquire participations and make payments pursuant to this paragraph in respect of Letters of Credit or LC Guaranties is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit or LC Guaranty, the applicable Borrower shall pay to the applicable Agent (or directly to such Issuing Bank, with concurrent notice to the applicable Agent) an amount equal to such LC Disbursement (in the currency in which such LC Disbursement was made) within one Business Day after such notice of LC Disbursement is received by Borrower Representative; provided that Borrower Representative may, subject to the conditions to borrowing set forth herein, request that such payment be financed with a Revolving Credit Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced with the resulting Revolving Credit Loan or Swingline Loan.

(f) Obligations Absolute. A Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, LC Guaranty or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit, LC Guaranty or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit or LC Guaranty, Issuing Bank, any Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit or LC Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by Issuing Bank under a Letter of Credit or LC Guaranty against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or LC Guaranty; and

(vi) any other act or omission to act or delay of any kind of Issuing Bank, any Lender, any Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.2, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of a Borrower hereunder to reimburse LC Disbursements will not be excused by the gross negligence or willful misconduct of Issuing Bank. However, the foregoing shall not be construed to excuse Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit or LC Guaranty comply with the terms thereof. It is further understood that Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit or LC Guaranty (i) Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit or LC Guaranty as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Creditor LC Guaranty, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit or LC Guaranty proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit or LC Guaranty proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit or LC Guaranty with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of Issuing Bank and (iii) Issuing Bank shall act in good faith.

(g) Disbursement Procedures. Issuing Bank shall give telephonic notification, confirmed by fax, to the applicable Agent and the applicable Borrower of any demand for payment under any Letter of Credit or LC Guaranty and whether Issuing Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse Issuing Bank and each Lender, each Canadian Participant or each U.K. Participant, as applicable, with respect to any such LC Disbursement. The applicable Agent shall promptly give each Lender, each Canadian Participant or each U.K. Participant, as applicable, notice thereof.

(h) Interim Interest. If Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit or LC Guaranty, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of Issuing Bank, for each day from and including the date of such LC Disbursement, to but excluding the earlier of the date of payment by such Borrower or the date on which interest shall commence to accrue thereon as provided in subsection 3.1.11, at the rate per annum that would apply to such amount if such amount were Base Rate Portion.

(i) Resignation or Removal of Issuing Bank. Issuing Bank may resign at any time with the prior written consent of Agent and U.S. Borrower (which consents should not be unreasonably withheld or delayed), and may be removed at any time by Borrowers by notice to Issuing Bank, Agent and Lenders. An Issuing Bank may resign without the consent of Agent or U.S. Borrower, upon 30 days’ prior written notice to Agent and U.S. Borrower, if there would remain at least one Issuing Bank under this Agreement with an ongoing commitment to issue Letters of Credit and LC Guaranties for the account of Borrowers. At the time such removal or resignation shall become effective, Borrowers shall pay all unpaid fees accrued pursuant to Section 2.4. The acceptance of any appointment as Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Borrowers and Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit and LC Guaranties issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit or LC Guaranties.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, all applicable Borrowers shall, on the Business Day they receive notice from Agent upon the request of Majority Lenders thereof and of the amount to be deposited, deposit in an account with the applicable Collateral Agent, for the benefit of Lenders, Canadian Participants or U.K. Participants, as applicable, an amount in cash equal to the applicable LC Obligations as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 10.1.8. Such deposit shall be held by the applicable Collateral Agent as collateral for the payment and performance of the Obligations of such Borrower and, upon the written request of Borrower Representative, may be invested in Cash Equivalents (which investments will be at the sole risk of Borrowers). The applicable Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall (i) automatically be applied by Agent to reimburse Issuing Bank for LC Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Obligations at such time and (iii) if the maturity of the Revolving Credit Loans has been accelerated, be applied to satisfy the Obligations of the applicable Borrower. If the applicable Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned, together with any interest or earnings thereon, within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. Borrowers may, at any time and from time to time with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit and LC Guaranties issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

1.3 Guarantees; Limitations on U.K. Borrowers’ and Canadian Borrower’s Liability.

(a) U.S. Borrower hereby absolutely and unconditionally guarantees to Agents and each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of U.K. Borrowers and Canadian Borrower hereunder and under all Loan Documents. Each U.K. Borrower hereby absolutely and unconditionally guarantees to Agents and each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of each other U.K. Borrower and Canadian Borrower hereunder and under all Loan Documents. Canadian Borrower hereby absolutely and unconditionally guarantees to Agents and each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of each U.K. Borrower hereunder and under all Loan Documents. Notwithstanding any provision herein to the contrary, U.K. Borrowers and Canadian Borrower shall have no liability, direct or indirect, for the Obligations of U.S. Borrower hereunder or under any Loan Documents.

(b) Each Borrower agrees that its guaranty obligation under Section 1.3(a) is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 1.3 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 1.3 shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, or any other Loan Document (including any provision hereof or thereof) or any other agreement, document or instrument to which any other Borrower or any Guarantor of the Obligations is or may become a party;

(ii) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Agents and any Lender with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agents and Lenders in respect thereof (including the release of any such security);

(iv) the insolvency of any Borrower or any Guarantor of the Obligations; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Subject to the last sentence of Section 1.3(a), each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations of the other Borrowers guaranteed hereunder.

(c) Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agents or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, any of the other Borrowers. Each Borrower also expressly waives the benefits of division and discussion under the Civil Code of Quebec. It is agreed among Borrowers, Agents and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 1.3 and such waivers, Agents and Lenders would decline to enter into this Agreement.

(d) Each Borrower agrees that the provisions of this Section 1.3 are for the benefit of Agents and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as among Borrowers and Agents or Lenders, the obligations of the other Borrowers under the Loan Documents.

(e) Subject to the last sentence of Section 1.3(a) and notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or setoff and any and all defenses available to a surety, guarantor or accommodation co-obligor until the payment in full of all Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and the termination of the Revolving Loan Commitments. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agents and Lenders, and their respective successors and assigns, and shall not limit or otherwise affect their liability hereunder or the enforceability of this Section 1.3, and that Agents, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 1.3.

(f) If Agents or any Lender may, under applicable law, proceed to realize their benefits under any of the Loan Documents giving Agents or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or sale or by non-judicial sale or enforcement, Agents or any Lender may, at their sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 1.3. If, in the exercise of any of its rights and remedies, any Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by such Agent or such Lender and waives any claim based upon such action, even if such action by such Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by such Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of any Agent or any Lender to seek a deficiency judgment against any Borrower shall not, subject to the last sentence of Section 1.3(a), impair any Borrower’s obligation to pay the full amount of the Obligations. In the event any Agent or any Lender shall bid at any foreclosure or trustee’s or receiver’s sale or at any private sale permitted by law or the Loan Documents, such Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Agent or such Lender but shall be credited against the Obligations guaranteed by such Borrower. The amount of the successful bid at any such sale, whether any Agent or any Lender or other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 1.3, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(g) The liability of Borrowers under this Section 1.3 is in addition to and shall be cumulative with all liabilities of each Borrower to Agents and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

1.4 Conversion to Dollars or Alternative Currencies.

(a) All valuations or computations of monetary amounts set forth in this Agreement shall be calculated by reference to the Dollar Equivalent of amounts in Alternative Currencies and, where the context so requires, the Alternative Currency Equivalent of amounts in Dollars. In connection with all Dollar amounts set forth in this Agreement, and the Aggregate Borrowing Base, U.S. Borrowing Base, U.K. Borrowing Base and Canadian Borrowing Base calculations, and in connection with all Dollar amounts required to be converted into an Alternative Currency hereunder, all such amounts shall be converted in accordance with the following procedure:

(i) Conversions to Dollars or Alternative Currencies shall occur at the Exchange Rate;

(ii) The Exchange Rate for each Alternative Currency shall be determined on the date of each request for a Loan (including conversions pursuant to Section 3.1.8 and continuations pursuant to Section 3.1.9), Letter of Credit or LC Guaranty; and

(iii) Outstanding Loans, Letters of Credit and LC Guaranties denominated in an Alternative Currency shall be marked to market on a (a) monthly basis as long as Aggregate Availability equals or exceeds $10,000,000, (b) weekly basis as long as Aggregate Availability exceeds $5,000,000 but is less than $10,000,000, and (c) daily basis as long as Aggregate Availability is less than or equal to $5,000,000, taking into account in each case the Dollar Equivalent of all Revolving Credit Loans, Letters of Credit and LC Guaranties outstanding in an Alternative Currency.

(b) Unless otherwise specifically set forth in this Agreement, monetary amounts shall be in Dollars.

1.5 Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.5 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.5 being hereinafter in this Section 1.5 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.5(a), there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date. Any amount due from a Borrower under this Section 1.5(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) Any amount received or recovered by Agents in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Loan Party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Loan Party or otherwise) shall only constitute a discharge of a Borrower’s Obligations to the extent of the amount of the contractual currency that Agents are able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify Agents against any loss sustained by it as a result, including the cost of making any such purchase.

1.6 Evidence of Debt; Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay to the applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower on the last day of the Term (or such earlier date as provided in Section 10.2). U.S. Borrower hereby promises to pay to Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the last day of the Term (or such earlier date as provided in Section 10.2).

(b) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form and substance reasonably acceptable to Agent and the applicable Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 11.9) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2. INTEREST, FEES AND CHARGES

2.1 Interest.

2.1.1 Rates of Interest.

(a) U.S. Rates of Interest. Interest on Revolving Credit Loans in Dollars to U.S. Borrower shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Percentage then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on behalf of U.S. Borrower, exercises its LIBOR Option as provided in Section 3.1, interest on the Revolving Credit Loans to U.S. Borrower shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Percentage then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

(b) U.K. Rates of Interest. Interest on Revolving Credit Loans in Sterling, Dollars and Euros to U.K. Borrowers shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Percentage then in effect plus the Base Rate plus (to the extent not reflected in the Base Rate) Mandatory Costs. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on behalf of U.K. Borrowers, exercises its LIBOR Option as provided in Section 3.1, interest on the Revolving Credit Loans to U.K. Borrowers shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Percentage then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period plus Mandatory Costs.

(c) Canadian Rates of Interest. Interest on Canadian Revolving Credit Loans in Dollars and Canadian Dollars to Canadian Borrower shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Percentage then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on behalf of Canadian Borrower, exercises its option to obtain a Canadian BA Rate Loan or a LIBOR Portion as provided in Section 3.1, interest on Canadian Revolving Credit Loans to Canadian Borrower shall accrue on the principal amount of Canadian BA Rate Loans or LIBOR Portion, as the case may be, outstanding at the end of each day at a rate per annum equal to the Applicable Percentage then in effect plus the Canadian BA Rate or LIBOR applicable to each Canadian BA Rate Loan or LIBOR Portion, as the case may be, for the corresponding Interest Period.

(d) Interest and Letter of Credit and LC Guaranty fees shall be payable solely in the currency in which the underlying Revolving Credit Loan is made or Letter of Credit or LC Guaranty is issued.

2.1.2 Default Rate of Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.1.1 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to a Base Rate Portion in the applicable currency plus 2.00% (the “Default Rate”).

2.1.3 Maximum Interest.

(a) In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the “Maximum Rate”). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

(b) Without limiting subsection 2.1.3(a), if any provision of this Agreement or any of the other Loan Documents would obligate Canadian Borrower to make any payment of interest under the Canadian Obligations or other amount in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Canadian Lender of interest under the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by Canadian Lender of interest under the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rates of interest required to be paid to Canadian Lender under this subsection 2.1.3(b) and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Canadian Lender which would constitute interest under the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if Canadian Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Borrower shall be entitled, by notice in writing to Canadian Agent for the benefit of Canadian Lender at the Appropriate Notice Office, to obtain reimbursement from Canadian Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by Canadian Lender to Canadian Borrower. Any amount or rate of interest under the Canadian Obligations referred to in this subsection 2.1.3 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolving Credit Loan to Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Restatement Date to the date all Obligations have been indefeasibly paid in full and all the Canadian Lender’s Revolving Loan Commitments have been terminated and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Agent shall be conclusive for the purposes of such determination.

(c) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees that are required in this Agreement and the other Loan Documents to be computed on the basis of a 360-day year, or any other period of time less than a calendar year, are equivalent is equal to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days (except for (i) interest on the U.K. Obligations denominated in Sterling, (ii) interest on Canadian BA Rate Loans and (iii) interest on Base Rate Portions (other than Base Rate Portions where the Base Rate is calculated by reference to the Federal Funds Effective Rate), which shall each be based on a 365-day or 366-day year, as the case may be). Unless otherwise set forth herein, all fees shall be paid in the same currency as the underlying Revolving Credit Loan is made or Letter of Credit or LC Guaranty is issued for which such fee is associated.

2.3 Agents’ Fees. Borrowers shall pay to Agents, for their own account, the administration and collateral agent fees separately agreed to by Borrowers and Agents from time to time in writing (the “Agents’ Fees”).

2.4 Letter of Credit and LC Guaranty Fees. Each applicable Borrower shall pay to the applicable Agent, (i) for the benefit of Lenders, Canadian Participants, U.K. Participants, as applicable, on the first Business Day of January, April, July and October of each year, commencing on the first such date to occur after the Restatement Date, and on the date on which the applicable Revolving Loan Commitment of such Lender, Canadian Participant or U.K. Participant, as applicable, shall expire or be terminated as provided herein, a per annum fee equal to the Applicable Percentage in effect from time to time for LIBOR Portions (provided that, solely in respect of the CIGNA LC, such per annum fee shall be equal to the Applicable Percentage in effect from time to time for LIBOR Portions minus 0.50%) on the daily aggregate amount of Letters of Credit and LC Guaranties issued for the account of such Borrower and outstanding from time to time during the preceding quarter, and (ii) for the benefit of Issuing Bank, a fronting fee equal to 0.125% per annum of the daily aggregate amount of such Letters of Credit and LC Guaranties outstanding during the preceding quarter, plus all normal and customary charges of Issuing Bank, associated with the issuance and administration thereof (all such fees collectively referred to as the “LC Fees”).

2.5 Additional Fees. U.S. Borrower shall pay to Agent, for the benefit of each Lender (except U.K. Lender and Canadian Lender) in accordance with its Revolving Loan Percentage, a fee (the “Unused Line Fee”) equal to the Applicable Percentage per annum multiplied by the average daily amount by which the aggregate Revolving Loan Commitments exceed the sum of (i) the Dollar Equivalent of the outstanding principal balance of the sum of U.S. Revolving Credit Loans, U.K. Revolving Credit Loans and Canadian Revolving Credit Loans, plus (ii) the LC Amount during the applicable period. The Unused Line Fee shall be paid in Dollars.

For purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders. The Unused Line Fee shall be payable in arrears on the first Business Day of January, April, July and October of each year, commencing on the first such date to occur after the Restatement Date, and on the date on which all Revolving Loan Commitments shall have expired or terminated and the Lenders shall have no further outstanding Loans.

2.6 Fronting Fees and Participation Fees. When and as interest is collected on Canadian Revolving Credit Loans and U.K. Revolving Credit Loans and until Canadian Revolving Credit Loans and U.K. Revolving Credit Loans, as applicable, are refunded in accordance with Sections 3.13 and/or 3.14, Canadian Agent and U.K. Agent, respectively, shall pay to Canadian Lender and U.K. Lender, respectively, a per annum fee (collectively, the “Fronting Fee”) equal to 0.125% of the outstanding principal balances of Canadian Revolving Credit Loans and U.K. Revolving Credit Loans, respectively, at such time, and Canadian Agent and U.K. Agent, respectively, shall pay to each Canadian Participant and U.K. Participant, respectively, a participation fee (a “Participation Fee”) equal to the product of such Canadian Participant’s or U.K. Participant’s, as applicable, corresponding Revolving Loan Percentage multiplied by that portion of interest collected equal to the sum of Applicable Percentages then in effect with respect to each of the Canadian Revolving Credit Loans and the U.K. Revolving Credit Loans, respectively, for the relevant interest payment period plus any Default Rate then in effect, less the product of such Canadian Participant’s or U.K. Participant’s Revolving Loan Percentage and the Fronting Fee. If any Borrower pays less than all of the interest then due and owing by it for any period, that portion of the interest equating to the Participation Fee shall be deemed to be the last portion of interest paid or to be paid.

2.7 [Intentionally Omitted]

2.8 Audit Fees. Borrowers shall pay to the applicable Collateral Agent audit fees in accordance with the applicable Collateral Agent’s current schedule of fees in effect from time to time (subject to a maximum fee of (x) $850 per day per internal auditor and (y) the actual fees (not to exceed $1,000 per day per auditor) for external auditors) in connection with collateral audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as the applicable Collateral Agent shall deem appropriate in its Reasonable Credit Judgment, plus all reasonable and documented out-of-pocket expenses incurred by each applicable Collateral Agent in connection with such audits, whether such audits are conducted by employees of such Collateral Agent or by third parties hired by such Collateral Agent; provided that (i) U.K. Borrowers and Canadian Borrower shall not be responsible for such fees and expenses incurred with respect to U.S. Borrower and (ii) absent an Event of Default that has occurred and is continuing, no more than one such collateral audit shall be required in any fiscal year of U.S. Borrower unless, during such fiscal year, the average Aggregate Availability during any period of 30 consecutive days shall have been less than $50,000,000, in which case one additional collateral audit may be required during such fiscal year. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by the applicable Collateral Agent of a request for payment thereof to the applicable Borrower. If not paid when due, Agent may, in its discretion at the request of the applicable Collateral Agent, provide for the payment of such amounts by making appropriate Revolving Credit Loans to the applicable Borrower and charging the applicable Borrower’s Loan Account therefor.

2.9 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default has occurred and is continuing, (i) Agents incur reasonable and documented legal, accounting and/or, subject to Section 2.11, appraisal expenses (excluding the allocated costs of internal professionals, except as set forth in Section 2.8 with respect to internal auditors) or any other reasonable and documented costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or the primary syndication or attempted primary syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, or (ii) Agents or any Lender incurs reasonable and documented legal or accounting expenses (excluding the allocated costs of internal professionals) or any other reasonable and documented costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agents, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs, (2) any attempt to enforce any rights of Agents or any Lender against Borrowers or any other Person which may be obligated to Agents or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors, or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such costs and out of pocket expenses of Agents or any Lender, as applicable, shall be charged to the applicable Borrower; provided, that such Borrower shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agents or any Lender or any of their respective representatives; provided further, that U.K. Borrowers and

Canadian Borrower shall not be responsible for such fees and expenses incurred with respect to U.S. Borrower. All amounts chargeable to Borrowers under this Section 2.9 shall be Obligations secured by all of the Collateral (provided that amounts chargeable to U.S. Borrower shall not be secured by U.K. Collateral or Canadian Collateral), shall be payable on demand to Agents or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Portions (or, in the case of Canadian Agent or Canadian Lender, Canadian Prime Rate Loans) from time to time. The applicable Borrower shall also reimburse Agents for expenses incurred by Agents in their administration of the Collateral to the extent and in the manner provided in Sections 2.10 and 2.11.

2.10 Bank Charges. Each Borrower shall pay to Agents, on demand, any and all documented fees, costs or expenses which Agents or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to such Borrower or any other Person on behalf of such Borrower, by Agents or any Lender, of proceeds of Loans made to such Borrower pursuant to this Agreement, (ii) the depositing for collection by Agents or any Lender of any check or item of payment received or delivered to Agents or any Lender on account of the Obligations of such Borrower and (iii) the costs and expenses incurred in opening and maintaining blocked accounts; provided that U.K. Borrowers and Canadian Borrower shall not be responsible for such fees and expenses incurred with respect to U.S. Borrower.

2.11 Collateral Protection Expenses; Appraisals. All reasonable and documented out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, provincial, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers; provided that U.K. Borrowers and Canadian Borrower shall not be liable for any such expenses incurred with respect to U.S. Borrower. If Borrowers fail to promptly pay any portion thereof when due, Agents may, at their option, but shall not be required to, pay the same and charge the applicable Borrower therefor. Additionally, from time to time, but not more frequently than once during any twelve-month period with respect to Inventory and once during any twelve-month period with respect to Eligible Fixed Assets (or more frequently, in each case, if an Event of Default has occurred and is continuing), the applicable Collateral Agent may, atthe applicable Borrower’s expense, obtain appraisals from appraisers (who may be personnel of a Collateral Agent), stating the then current fair market value of all or any portion of the real estate (or immovable property) or personal (or movable) property of such Borrower or any of its Subsidiaries, including without limitation the Inventory of such Borrower and its Subsidiaries; provided that appraisals of U.S. Borrower’s assets shall be limited to appraisals of Inventory.

2.12 Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral; provided that amounts chargeable to U.S. Borrower shall not be payable by U.K. Borrowers or Canadian Borrower and shall not be secured by U.K. Collateral or Canadian Collateral. All such Obligations shall be, unless specifically otherwise provided, payable on demand and shall bear interest on the unpaid amount thereof from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

2.13 No Deductions. (a) Any and all payments or reimbursements made hereunder and under the other Loan Documents shall be made in Dollars, Canadian Dollars, Euros or Sterling, as applicable, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, however, the following: franchise or capital taxes and taxes imposed on the net income of Agents, or any Lender, Issuing Bank, Canadian Participant or U.K. Participant by the jurisdiction under the laws of which Agents or any Lender, Issuing Bank, Canadian Participant or U.K. Participant is organized or doing business or any political subdivision thereof and franchise or capital taxes and taxes imposed on its net income by the jurisdiction of Agents’ or such Lender’s, Issuing Bank’s, Canadian Participant’s or U.K. Participant’s applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding such franchise or capital taxes and taxes imposed on net income, herein “Tax Liabilities”). If Borrowers, U.K. Lender or U.K. Agent shall be required by law or the administration thereof to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agents or any Lender, Issuing Bank, Canadian Participant or U.K. Participant, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agents, such Lender, Issuing Bank, Canadian Participant and U.K. Participant, as applicable, receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that no Borrower and neither U.K. Lender nor U.K. Agent shall be required to increase any such amounts payable to Agents or any Lender, Issuing Bank, Canadian Participant or U.K. Participant with respect to any Tax Liabilities (i) that are attributable to Agents’ or such Lender’s, Issuing Bank’s, Canadian Participant’s or U.K. Participant’s failure to comply with the requirements of paragraph (b) or (c) of this Section 2.13 or Section 11.9.4 or (ii) that are withholding taxes imposed on amounts payable to Agents or a Lender, Issuing Bank, Canadian Participant or U.K. Participant who becomes a party to, or acquires (except pursuant to Section 3.13 and Section 3.14) (including by way of a transfer between branches or offices of the same Person) an interest in, this Agreement after the Restatement Date, except to the extent that Agents’ or such Lender’s, Issuing Bank’s, Canadian Participant’s or U.K. Participant’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Tax Liabilities pursuant to this Section 2.13. Notwithstanding anything to the contrary in this paragraph (a), no additional amounts shall be required to be paid with respect to any withholding taxes imposed on amounts payable by U.K. Borrower to any Lender prior to the time such Lender completes the procedural formalities necessary to obtain relief from U.K. withholding tax. Whenever any Tax Liabilities are deducted by Borrowers, as soon as practicable thereafter, Borrower Representative shall send to Agent (or in the case of Canadian Borrower, Canadian Agent, or in the case of U.K. Borrowers, U.K. Agent) for its own account or for the account of the applicable Lender, Issuing Bank, Canadian Participant or U.K. Participant a certified copy of an original official receipt received by Borrowers showing payment thereof or other evidence of such payment reasonably satisfactory to Agent (or Canadian Agent or U.K. Agent, as the case may be). If Borrowers (i) fail to pay any Tax Liabilities when due to the appropriate taxing authority, (ii) fail to remit to Agent (or in the case of Canadian Borrower, Canadian Agent, or in the case of U.K. Borrowers, U.K. Agent) the required receipts or other required documentary evidence, or (iii) if any change in law as described in Section 3.8 subjects a Lender or Issuing Bank to any Tax Liabilities with respect to this Agreement or changes the basis of taxation of payments to such Lender or Issuing Bank of principal, fees, interest or any other amount payable hereunder or under any Loan

Document and the result of the change in law is to increase the Tax Liabilities of such Lender or Issuing Bank, Borrowers shall indemnify Agents and Lenders, Issuing Bank, Canadian Participants and U.K. Participants for any incremental taxes, interest or penalties that may become payable by Agents and the Lenders, Issuing Bank, Canadian Participants and U.K. Participants as a result of any such failure or change in law. For purposes of this Section 2.13, a Borrower shall include a Guarantor that makes payments in respect of the Obligations. The covenants in this Section 2.13 shall survive the termination of this Agreement and payment of the Obligations.

(b) With respect to each Lender providing Revolving Credit Loans such Lender (i) represents to Borrowers on the Restatement Date that under applicable law and treaties no taxes will be required to be withheld (subject to the completion of procedural formalities with respect to taxes imposed by the United Kingdom) by Borrowers with respect to any payments to be made to such Lender, (ii) shall furnish to Agent and Borrower Representative either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (or other form provided for by applicable law) (wherein such lender claims entitlement to complete exemption from U.S. federal and other withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of Borrowers) to provide Agent and Borrower Representative a new Form W-8BEN or Form W-8ECI (or other form provided for by applicable law) upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable laws and regulations and amendments duly executed and completed by such Canadian Agent, U.K. Agent or Lender, and to comply from time to time with all applicable laws and regulations with regard to such withholding tax exemption.

(c) If any Agent, any Lender, Issuing Bank, Canadian Participant or U.K. Participant is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Agent, such Lender, Issuing Bank, Canadian Participant or U.K. Participant, as applicable, shall deliver to such Borrower (or, with respect to any withholding tax imposed by the United Kingdom, shall file with the applicable authority, with a copy to the applicable Borrower) (in any case with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(d) If any Agent, any Lender, Issuing Bank, Canadian Participant or U.K. Participant during the Term of this Agreement shall become aware that it is entitled to claim a refund of tax from the jurisdiction to which the tax was paid, which refund, in the bonafide discretion of such Agent, such Lender, Issuing Bank, Canadian Participant or U.K. Participant, is allocable to the payment of any Tax Liabilities which Borrowers have paid or indemnified such Agent, such Lender, Issuing Bank, Canadian Participant or U.K. Participant pursuant to this Section 2.13 such Agent, such Lender, Issuing Bank, Canadian Participant or U.K. Participant shall promptly notify Borrowers in writing of the availability of such refund claim and shall, within 30 days of receipt of a written request by Borrowers, make a claim to such jurisdiction for such refund at Borrowers’ sole expense. If during the Term of this Agreement any Agent, any Lender, Issuing Bank, Canadian Participant or U.K. Participant receives a refund of any such Tax Liabilities, it shall within 30 days from the date of such receipt pay over such refund to Borrowers plus any interest that is properly attributable to such refund.

(e) To the extent that any portion of the Participation Fee is payable to a Canadian Participant that is not a resident of Canada for purposes of the tax imposed pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto (a “Nonresident Canadian Participant”), Canadian Agent shall deduct and remit such tax to the Receiver General for Canada within the time payable by law, and shall increase such portion of the Participation Fee as may be necessary so that after all required deductions of such tax are made, the Nonresident Canadian Participant receives an amount equal to the sum it would have received had no such deductions been made. Canadian Borrower shall forthwith on demand remit to Canadian Agent the full amount of the aforesaid increase; provided, however, that no Borrower will make such payment with respect to Tax Liabilities described in the proviso to the second sentence of Section 2.13(a). Canadian Borrower shall be responsible for confirming Canadian Agent’s calculation of all required deductions of tax to a Nonresident Canadian Participant and shall indemnify Canadian Agent for any taxes, interest and penalties under the Income Tax Act (Canada) as a result of any failure by Canadian Agent to deduct and remit the required deductions of tax in respect of any payments of Participation Fees to a Nonresident Canadian Participant.

(f) As soon as reasonably practicable following the Restatement Date, each Lender and U.K. Participant in respect of which U.K. Agent or any U.K. Borrower would need to make withholding for taxes on interest and fees paid to them shall file Form FD13 or such other documents as may be relevant and/or take all other steps reasonably necessary with Inland Revenue (United Kingdom) and shall complete such procedural formalities as may be necessary to obtain relief from the withholding requirements imposed with respect to United Kingdom income tax due to the United States/United Kingdom Double Taxation Convention.

2.14 Allocation of Fees and Expenses. Unless expressly allocated to a specific Borrower, all fees and expenses paid pursuant to this Agreement shall be allocated to the Borrower which pays such fees and expenses.

SECTION 3. LOAN ADMINISTRATION

3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 shall be as follows:

3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made in the following manner: Borrower Representative, on behalf of the applicable Borrower, or, in the case of any request to U.K. Agent, the relevant U.K. Borrower, may give Agent, Canadian Agent or U.K. Agent, as applicable (with a copy to Agent at the Appropriate Notice Office) notice in substantially the form of Exhibit A of such Borrower’s intention to borrow, in which notice Borrower Representative or the relevant U.K. Borrower (if applicable and as the case may be) shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than the LIBOR Borrowing Minimum or Base Rate Borrowing Minimum, as applicable, and shall be in an integral multiple of the Borrowing Multiple in excess thereof (provided that with respect to borrowings under the overdraft forming part of the U.K. Revolving Credit Loans or Swingline Loans, there shall be no minimum borrowing amount)), the currency in which such borrowing is requested (which shall be Dollars in the case of a U.S. Revolving Credit Loan to U.S. Borrower, Canadian Dollars or Dollars in the case of a Canadian Revolving Credit Loan to Canadian Borrower and Sterling, Dollars or Euros in the case of a U.K. Revolving Credit Loan to a U.K. Borrower) and the proposed borrowing date, which shall be a Business Day, no later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Portion or Canadian BA Rate Loan). With respect to borrowings under the overdraft forming part of the U.K. Revolving Credit Loans, the prior notice requirements may be waived by U.K. Agent.

3.1.2 Disbursement. Each Borrower hereby irrevocably authorizes Agent, Canadian Agent or U.K. Agent, as applicable, to disburse the proceeds of each Loan requested pursuant to subsection 3.1.1 as set forth below. The proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in Dollars, as requested by Borrower Representative (in the case of U.S. Borrower), by Canadian Agent in Canadian Dollars or Dollars, as requested by Borrower Representative (in the case of Canadian Borrower) and/or by U.K. Agent in Sterling, Dollars or Euros, as requested by Borrower Representative or the relevant U.K. Borrower (in the case of a U.K. Borrower), as applicable, in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower Representative or the relevant U.K. Borrower (as the case may be) and Agent, Canadian Agent or U.K. Agent, as applicable, from time to time or elsewhere if pursuant to a written direction from Borrower Representative or the relevant U.K. Borrower (as the case may be). If at any time any Loan is funded in excess of the amount requested by Borrower Representative or the relevant U.K. Borrower (as the case may be), such Borrower agrees to repay the excess to Agent, Canadian Agent or U.K. Agent, as applicable, immediately upon the earlier to occur of (a) such Borrower’s discovery of the error and (b) notice thereof to Borrower Representative or the relevant U.K. Borrower (as the case may be) from Agent, Canadian Agent or U.K. Agent, as applicable, or any Lender.

3.1.3 Payment by Lenders.

(a) Agent shall give to each applicable Lender prompt written notice by facsimile, telex or cable of the receipt from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, the currency of such Revolving Credit Loan, and the amount of each such Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each such Lender shall, not later than 2:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on such requested date, wire to an account designated by Agent, the amount of such Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender.

(b) The foregoing notwithstanding, Agent, and following a refunding of the Canadian Revolving Credit Loan or the U.K. Revolving Credit Loan in accordance with Sections 3.13 or 3.14, Canadian Agent or U.K. Agent, as applicable, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of the applicable Lenders (including by means of Swingline Loans to U.S. Borrower). In such event, the Lender on behalf of whom Agent, Canadian Agent or U.K. Agent, as applicable, made the Revolving Credit Loan shall reimburse Agent, Canadian Agent or U.K. Agent, as applicable, for all or any portion of such Revolving Credit Loan made on its behalf upon written notice given to each applicable Lender not later than 10:00 a.m. (New York City time) on the Business Day such reimbursement is requested. On each such settlement date, Agent, Canadian Agent or U.K. Agent, as applicable, will pay to each Lender the net amount owing to such Lender in connection with such settlement, including, without limitation, amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from and including the date on which such Revolving Credit Loan was made on such Lender’s behalf to but excluding the date the applicable Agent is reimbursed in respect of such Revolving Credit Loan by such Lender, shall be paid to Agent, Canadian Agent or U.K. Agent, as applicable, for its own account.

3.1.4 Authorization. U.S. Borrower hereby irrevocably authorizes Agent, in Agent’s sole discretion, to advance to U.S. Borrower, and to charge to U.S. Borrower’s Loan Account hereunder as a U.S. Revolving Credit Loan in Dollars (which shall be a Base Rate Portion), a sum sufficient to pay all interest accrued on the U.S. Obligations when due and to pay (after notice from Agent to U.S. Borrower) all fees, costs and expenses and other U.S. Obligations at any time due and owed by U.S. Borrower to Agent or Lenders hereunder. U.K. Borrowers hereby irrevocably authorize U.K. Agent, in U.K. Agent’s sole discretion, to advance to U.K. Borrowers, and to charge to such U.K. Borrower’s Loan Account hereunder as a U.K. Revolving Credit Loan in the same currency as such Revolving Credit Loan (which shall be a Base Rate Portion), a sum sufficient to pay (after notice from Agent to U.K. Borrowers) all interest accrued on the U.K. Obligations when due and to pay all fees, costs and expenses and other U.K. Obligations at any time due and owed by such U.K. Borrowers to U.K. Agent or U.K. Lender hereunder. Canadian Borrower hereby irrevocably authorizes Canadian Agent, in Canadian Agent’s sole discretion, to advance to Canadian Borrower, and to charge to Canadian Borrower’s Loan Account hereunder as a Canadian Revolving Credit Loan in the same currency as such Revolving Credit Loan (which shall be a Canadian Prime Rate Loan), a sum sufficient to pay all interest accrued on the Canadian Obligations when due and to pay (after notice from Agent to Canadian Borrower) all fees, costs and expenses and other Canadian Obligations at any time due and owed by Canadian Borrower to Canadian Agent or Canadian Lender hereunder.

3.1.5 Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative or, in the case of notice to U.K. Agent, the relevant U.K. Borrower, may give Agent and U.K. Agent, as applicable, (with a copy to Agent) a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office), three Business Days (or such shorter period, to the extent acceptable to the applicable Issuing Bank) before the proposed issuance date thereof, in which notice Borrower Representative or relevant U.K. Borrower shall specify whether the Letter of Credit or LC Guaranty is to be issued on behalf of U.S. Borrower or a U.K. Borrower, the issuance date, format and wording for the Letter of Credit or LC Guaranty being requested (which shall be reasonably satisfactory to Agent or U.K. Agent, as applicable, and the Person being asked to issue such Letter of Credit or LC Guaranty), and shall include the Letter of Credit application of the proposed issuer of the Letter of Credit, duly completed, provided that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance reasonably satisfactory to Agents and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

3.1.6 Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) solely in the case of U.S. Revolving Credit Loans to U.S. Borrower, Agent shall permit telephonic or electronic requests for U.S. Revolving Credit Loans to Agent, (ii) solely in the case of U.S. Letters of Credit and U.S. LC Guaranties, Agent and Issuing Bank shall permit electronic transmittal of requests for U.S. Letters of Credit and U.S. LC Guaranties to them, and (iii) Agent shall permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. All other instructions, authorizations, agreements or reports must be in written hard copy form (including by facsimile). Unless Borrower Representative specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower Representative, Agent shall have no liability to the applicable Borrower for any loss or damage suffered by such Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower, and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Agent.

3.1.7 LIBOR Portions and Canadian BA Rate Loans.

(a) In the event any Borrower desires to obtain a LIBOR Portion, Borrower Representative shall deliver to Agent a LIBOR Request no later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on the applicable Borrower. In no event shall Borrowers, in the aggregate, be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods with respect to U.S. Revolving Credit Loans, five different Interest Periods with respect to U.K. Revolving Credit Loans or five different Interest Periods with respect to Canadian Revolving Credit Loans. LIBOR shall not be available for borrowings in Canadian Dollars.

(b) In the event Canadian Borrower desires to obtain a Canadian BA Rate Loan, Borrower Representative shall deliver to Canadian Agent a Canadian BA Request no later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested borrowing date. Each Canadian BA Request shall be irrevocable and binding on Canadian Borrower. In no event shall Canadian Borrower be permitted to have outstanding at any one time Canadian BA Rate Loans with more than five different Interest Periods. The Canadian BA Rate shall only be available for borrowings in Canadian Dollars.

3.1.8 Conversion of Base Rate Portions and Canadian Prime Rate Loan Conversion.

(a) Provided that, as of both the date of a LIBOR Request and the first day of the relevant Interest Period, no Default or Event of Default exists, Borrower Representative may, on any Business Day and on behalf of the applicable Borrower, convert any Base Rate Portion (except with respect to Revolving Credit Loans to Canadian Borrower in Canadian Dollars) into a LIBOR Portion in the same currency. If the applicable Borrower desires to convert a Base Rate Portion, Borrower Representative shall deliver to Agent a LIBOR Request no later then 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested conversion date.

(b) Provided that, as of both the date of a Canadian BA Request and the first day of the relevant Interest Period, no Default or Event of Default exists, Borrower Representative may, on any Business Day and on behalf of Canadian Borrower, convert any Canadian Prime Rate Loan (that constitutes a Base Rate Loan under clause (ii)(b) of the definition of Base Rate) into a Canadian BA Rate Loan. If Canadian Borrower desires to convert a Canadian Prime Rate Loan, Borrower Representative shall deliver to Canadian Agent a Canadian BA Request no later then 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested conversion date.

3.1.9 Continuation of LIBOR Portions and Canadian BA Rate Loans.

(a) Provided that, as of both the date of a LIBOR Request and the first day of the relevant Interest Period, no Default or Event of Default exists, Borrower Representative may, on any Business Day and on behalf of the applicable Borrower, continue any LIBOR Portion into a subsequent Interest Period of the same or a different permitted duration and in the same currency. If any Borrower desires to continue a LIBOR Portion, Borrower Representative shall deliver to Agent or U.K. Agent, as applicable, a LIBOR Request no later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested continuation date. If Borrower Representative shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.

(b) Provided that, as of both the date of a Canadian BA Request and the first day of the relevant Interest Period, no Default or Event of Default exists, Borrower Representative may, on any Business Day and on behalf of Canadian Borrower, continue any Canadian BA Rate Loan into another Canadian BA Rate Loan with an Interest Period of the same or a different permitted duration. If Canadian Borrower desires to continue a Canadian BA Rate Loan, Borrower Representative shall deliver to Agent and Canadian Agent a Canadian BA Request no later than 1:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the third Business Day prior to the requested continuation date. If Borrower Representative shall fail to give timely notice of its election to continue any Canadian BA Rate Loan or portion thereof as provided above, or if such continuation shall not be permitted, such Canadian BA Rate Loan or portion thereof, unless such Canadian BA Rate Loan shall be repaid, shall automatically be converted into a Canadian Prime Rate Loan at the end of the Interest Period then in effect with respect to such Canadian BA Rate Loan.

3.1.10 Inability to Make LIBOR Portions and Canadian BA Rate Loans. Notwithstanding any other provision hereof, if the adoption of any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions or Canadian BA Rate Loans or, if with respect to any Interest Period, Agent, U.K. Agent or Canadian Agent is unable to determine LIBOR or Canadian BA Rate relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market or the Canadian BA market, as applicable, make it, in the reasonable judgment of Agent, U.K. Agent or Canadian Agent, impracticable to fund therein any of the LIBOR Portions or Canadian BA Rate Loans, or make the projected LIBOR or Canadian BA Rate unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent, U.K. Agent, Canadian Agent and Lenders to make or continue LIBOR Portions or Canadian BA Rate Loans or convert Base Rate Portions or Canadian Prime Rate Loans to LIBOR Portions or Canadian BA Rate Loans, as applicable, hereunder shall forthwith be suspended during the pendency of such circumstances and the applicable Borrower shall, if any affected LIBOR Portions or Canadian BA Rate Loans are then outstanding, promptly upon request from Agent or U.K. Agent, convert such affected LIBOR Portions into Base Rate Portions, or promptly upon request from Canadian Agent, convert such affected Canadian BA Rate Loans into Canadian Prime Rate Loans.

3.1.11 Unreimbursed Letters of Credit. If Issuing Bank shall not have received from the applicable Borrower the payment required to be made by Section 1.2(e) within the time specified in such Section, Issuing Bank will promptly notify Agent of the LC Disbursement and Agent will promptly notify each Lender, Canadian Participant and/or U.K. Participant, as applicable, of such LC Disbursement and its Revolving Loan Percentage thereof. Each Lender, Canadian Participant and/or U.K. Participant, as applicable, shall pay by wire transfer of immediately available funds to Agent not later than 2:00 p.m. (New York City time) on such date (or, if such Lender, Canadian Participant or U.K. Participant shall have received such notice later than 11:00 a.m. (New York City time) on any day, not later than 11:00 a.m. (New York City time) on the immediately following Business Day), an amount equal to such Lender’s, Canadian Participant’s or U.K. Participant’s Revolving Loan Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Portion of such Lender and such payment shall be deemed to have reduced the LC Obligations), and Agent will promptly pay to Issuing Bank amounts so received by it from Lenders, Canadian Participants and/or U.K. Participants, as applicable. Agent will promptly pay to Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 1.2(e) prior to the time that any Lender, Canadian Participant and/or U.K. Participant makes any payment pursuant to this paragraph; any such amounts received by Agent thereafter will be promptly remitted by Agent to the Lenders, Canadian Participants and/or U.K. Participants that shall have made such payments and to Issuing Bank, as their interests may appear. If any Lender, Canadian Participant or U.K.

Participant, as applicable, shall not have made its Revolving Loan Percentage of such LC Disbursement available to Agent as provided above, such Lender, Canadian Participant or U.K. Participant, as applicable, and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to Agent for the account of Issuing Bank at (i) in the case of the applicable Borrower, a rate per annum equal to the interest rate applicable to Revolving Credit Loans pursuant to Section 2.1, and (ii) in the case of such Lender, Canadian Participant or U.K. Participant, a rate per annum equal to, for the first such day, the Federal Funds Effective Rate and, for each day thereafter, the Base Rate.

3.2 Payments. The Obligations shall be payable as follows:

3.2.1 Principal. Principal on account of Revolving Credit Loans shall be payable by the applicable Borrower to the applicable Agent for the ratable benefit of the applicable Lenders at the Appropriate Payment Office immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (ii) termination of this Agreement pursuant to Section 4; provided, however, that, if an Overadvance shall exist at any time, the applicable Borrower shall, on demand, repay the Overadvance; provided, further, that, if any such Overadvance results from a discretionary reduction in the Borrowing Base by a Collateral Agent pursuant to this Agreement after the Restatement Date including, without limitation, the establishment of any reserve, then the applicable Borrowers shall repay such Overadvance within 15 days of demand. Each payment (including principal prepayment) by any Borrower on account of principal of the Revolving Credit Loans of such Borrower shall be applied first to Base Rate Portions thereof and thereafter to LIBOR Portions and Canadian BA Rate Loans thereof, as applicable.

3.2.2 Interest.

(a) Base Rate Portion. Interest accrued on Base Rate Portions shall be due and payable by the applicable Borrower to the applicable Agent for the ratable benefit of the applicable Lenders, in arrears, on (i) the first Business Day of each January, April, July and October, computed through and including such date, and (ii) the earlier to occur of (x) an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations and (y) the date of termination of this Agreement pursuant to Section 4.

(b) LIBOR Portion and Canadian BA Rate. Interest accrued on each LIBOR Portion and on Canadian BA Rate Loans shall be due and payable by the applicable Borrower to the applicable Agent for the ratable benefit of the applicable Lenders on (i) each LIBOR Interest Payment Date and (ii) the earlier to occur of (x) an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations and (y) the date of termination of this Agreement pursuant to Section 4.

3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable as and when provided in Section 2 or Section 3, as applicable, by Borrowers to each applicable Agent and each applicable Collateral Agent through Agent at the Appropriate Payment Office to such Agent or such Collateral Agent or to any other Person designated by such Agent or such Collateral Agent.

3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agents for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later, in each case at the Appropriate Payment Office.

3.2.5 Prepayment of/Failure to Borrow LIBOR Portions and/or Canadian BA Rate Loans. Borrowers may prepay a LIBOR Portion or Canadian BA Rate Loans at the Appropriate Payment Office only upon at least three Business Days’ prior written notice to Agent, U.K. Agent or Canadian Agent, as applicable (which notice shall be irrevocable). Each applicable Borrower shall pay to each applicable Lender, upon request of such Lender, through Agent at the Appropriate Payment Office such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost, or expense (other than loss of margin or anticipated profit) incurred as a result of (i) any payment of a LIBOR Portion or Canadian BA Rate Loan on a date other than the last day of the Interest Period for such LIBOR Portion or Canadian BA Rate Loan, (ii) any failure by the applicable Borrower to borrow a LIBOR Portion or Canadian BA Rate Loan on the date specified in Borrower Representative’s LIBOR Request or Canadian BA Request, or (iii) any failure by the applicable Borrower to pay a LIBOR Portion or Canadian BA Rate Loan on the date for payment specified in Borrower Representative’s written notice. Such amount shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the relevant LIBOR Portion or Canadian BA Rate Loan for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period.

3.3 Mandatory and Optional Prepayments.

3.3.1 Mandatory Prepayments.

(a) In the event of the termination of this Agreement and all Revolving Loan Commitments, each Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Loans, all outstanding Swingline Loans and all outstanding Agent Loans and Overadvances, and replace or cause to be canceled (or make other arrangements reasonably satisfactory to Issuing Bank with respect to) all outstanding Letters of Credit and LC Guaranties. If, after giving effect to any partial reduction of any Revolving Loan Commitments, the aggregate amount of all outstanding Loans and LC Obligations would exceed the Total Credit Facility, the Canadian Sublimit or the U.K. Sublimit, as the case may be, the applicable Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Loans or Swingline Loans (or a combination thereof), and, after the Revolving Credit Loans and/or Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements reasonably satisfactory to Issuing Bank with respect to) Letters of Credit and LC Guaranties, in an amount sufficient to eliminate such excess.

(b) Except as provided in subsection 1.1.2 with respect to Overadvances, if on any date the aggregate amount of applicable Loans and LC Obligations shall exceed an applicable Borrowing Base and Agent provides notice to Borrower Representative of the same, the applicable Borrower shall on such date repay or prepay Revolving Credit Loans or Swingline Loans (or a combination thereof), and, after the Revolving Credit Loans and/or Swingline Loans shall have been repaid in full, replace or cause to be canceled (or make other arrangements reasonably satisfactory to Issuing Bank with respect to) Letters of Credit or LC Guaranties, in an amount sufficient to eliminate such excess; provided, however, that, if any such excess results from a discretionary reduction in the Borrowing Base by a Collateral Agent pursuant to this Agreement after the Restatement Date including, without limitation, the establishment of any reserve, then the applicable Borrowers shall reduce such excess as provided above within 15 days of such notice.

3.3.2 Optional Reductions of Revolving Loan Commitments; Optional Prepayments. Borrowers may, at their option from time to time upon not less than three Business Days’ prior written notice to Agent at the Appropriate Notice Office, permanently reduce in part, or terminate the Revolving Loan Commitments or the U.K. Sublimit or the Canadian Sublimit; provided, however, that (i) each such partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) no such reduction shall result in the prepayment of any LIBOR Portion or Canadian BA Rate Loan. Subject to subsection 3.2.5 with respect to prepayment of LIBOR Portions and Canadian BA Rate Loans (but otherwise without premium or penalty), optional prepayments (without a permanent reduction in the Revolving Loan Commitments) may be made by Borrowers upon not less than three Business Days’ (or one Business Day’s, with respect to Base Rate Portions) prior written notice to the applicable Agent at the Appropriate Notice Office, provided that each partial prepayment shall be in a minimum amount that is equal to the LIBOR Borrowing Minimum or Base Rate Borrowing Minimum, as applicable, and in integral multiples of the Borrowing Multiple in excess thereof.

3.4 Application of Payments and Collections.

3.4.1 Collections. All items of payment received at the Appropriate Payment Office by Agent, Canadian Agent or U.K. Agent by 12:00 noon (prevailing time in the location of the Appropriate Notice Office), on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon (prevailing time in the location of the Appropriate Notice Office), on any Business Day shall be deemed received on the following Business Day; provided that such items of payment so received may, at Agent’s discretion, be deemed received on the Business Day actually received. If, as the result of collections of Accounts as authorized by subsection 6.2.4 or otherwise, a credit balance (exclusive of LC Amounts) exists in the Loan Accounts, to the extent permitted by the Loan Documents such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to the applicable Borrower or otherwise at Borrower Representative’s direction in the manner set forth in subsection 3.1.2 upon Borrower Representative’s request (at the Appropriate Notice Office) at any time, so long as no Default or Event of Default has occurred and is continuing. Agent, Canadian Agent or U.K. Agent may, at their option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments (i) by U.S. Borrower shall be apportioned ratably among all Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender), (ii) by U.K. Borrowers shall be distributed to U.K. Lender subject to Section 2.6 or, following a refunding in accordance with Section 3.14, apportioned among all U.K. Participants (according to the unpaid principal balance of the Loans to which such payments relate held by each U.K. Participant) and (iii) by Canadian Borrower shall be distributed to Canadian Lender subject to Section 2.6 or, following a refunding in accordance with Section 3.13, apportioned among all Canadian Participants (according to the unpaid principal balance of the Loans to which such payments relate held by each Canadian Participant). All payments of principal and interest on Revolving Credit Loans shall be remitted to Agent, Canadian Agent or U.K. Agent, as applicable, at the Appropriate Payment Office and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and, after the occurrence and during the continuance of a Cash Collection Triggering Event, all proceeds of Accounts or other Collateral received by Agent, U.K. Agent or Canadian Agent, as applicable, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agents or Lenders from the applicable Borrower; second, to pay interest due from the applicable Borrower in respect of all Loans made to such Borrower, including Swingline Loans, as applicable, and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Swingline Loans and Agent Loans) and unpaid reimbursement obligations in respect of LC Obligations of the applicable Borrower; fifth, if an Event of Default has occurred and is continuing and Agent or the Majority Lenders so request, to cash-collateralize the LC Obligations of such Borrower by depositing in a cash collateral account established with Agent on terms and conditions satisfactory to Agent an amount in cash equal to 103% of the aggregate amount of such LC Obligations; sixth, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agents by such Borrower; seventh, to pay any fees, indemnities or expense reimbursements related to Product Obligations of such Borrower; eighth, in the case of (x) payments by a U.K. Borrower, to the payment of any other Obligations due to Canadian Agent or Canadian Lender by Canadian Borrower, (y) payments by Canadian Borrower, to the payment of any other Obligations due to U.K. Agent or any Lender by U.K. Borrowers and (z) payments by U.S. Borrower, to the payment of any other Obligations due to Agents or any Lender by U.S. Borrower, any U.K. Borrower or Canadian Borrower, ratably; and ninth to the applicable Borrower. Except as expressly set forth to the contrary, payments received (i) from U.S. Borrower shall be applied only to the U.S. Obligations, (ii) from any U.K. Borrower shall be applied only to the U.K. Obligations, and (iii) from Canadian Borrower shall be applied only to the Canadian Obligations; provided that after the U.S. Obligations, U.K. Obligations or Canadian Obligations are paid in full by U.S. Borrower, U.K. Borrower or Canadian Borrower, respectively, any such excess payments shall be applied pro rata to the other Obligations (except that any payments received from U.K. Borrower or Canadian Borrower shall not be applied to the U.S. Obligations). After the occurrence and during the continuance of an Event of Default, as between Agents and Borrowers, Agents shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agents against the Obligations, in such manner as Agents may deem advisable, notwithstanding any entry by

Agents or any Lender upon any of its books and records. Notwithstanding the preceding sentence, as between Agents and other Lenders, all such payments shall be applied in the order set forth above. Notwithstanding anything to the contrary in this Agreement, payments received (i) from U.S. Borrower may be applied to the U.S. Obligations, the U.K. Obligations and the Canadian Obligations, (ii) from any U.K. Borrower shall be applied only to the U.K. Obligations and the Canadian Obligations, and (iii) from Canadian Borrower shall be applied only to the Canadian Obligations and the U.K. Obligations.

3.5 All Loans to Constitute One Obligation. Except as set forth in Section 1.3 to the contrary and for the purpose of being ratably secured by Agents’ Liens upon all of the Collateral, the Loans and LC Obligations shall constitute one general Obligation of Borrowers; provided, however, that the U.K. Collateral and the Canadian Collateral shall not secure the U.S. Obligations.

3.6 Loan Accounts; Registration.

(a) Agent shall enter all Loans and the LC Amount as debits to a loan account established for each Borrower (each, a “Loan Account” and, collectively, the “Loan Accounts”) and shall also record in the Loan Accounts all payments made by Borrowers on any Obligations and all proceeds of Accounts or other Collateral which are finally paid to Agents and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

(b) Agent shall, on behalf of each Borrower, maintain at its address a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

3.7 Statements of Account. Agent and each Issuing Bank, as applicable, will account to Borrower Representative, on behalf of Borrowers, quarterly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding quarter, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrower Representative at the Appropriate Notice Office in writing to the contrary within 30 days of the date each accounting is received by Borrower Representative. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the Restatement Date and having general applicability to all banks or finance companies within the jurisdiction in which any Lender or Issuing Bank operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any change in any such law (whether adopted before or after the Restatement Date) or any change in the interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of such Lender or Issuing Bank therewith, shall:

(i) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender or Issuing Bank, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(ii) impose on such Lender or Issuing Bank or the London interbank market or the Canadian BA market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, the applicable Borrower shall pay such Lender or Issuing Bank, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender or Issuing Bank has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate, LIBOR or Canadian BA Rate, and to the extent such increased cost did not result from the gross negligence or willful misconduct of such Lender or Issuing Bank. An officer of the applicable Lender or Issuing Bank shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrower Representative, which certification shall include a written explanation of such additional cost or reduction to such Borrower. Such certification shall be conclusive absent manifest error. If a Lender or Issuing Bank claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender or Issuing Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to mitigate such costs, including to designate a different lending office or to file any certificate or document reasonably requested by Borrower Representative at the Appropriate Notice Office if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank.

3.9 Basis for Determining Interest Rate Inadequate. In the event that Agent, Canadian Agent or U.K. Agent shall have determined that:

(i) reasonable means do not exist for ascertaining LIBOR for any Interest Period or the Canadian BA Rate for any term; or

(ii) Sterling and Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or that a market does not exist for Canadian bankers’ acceptances; then

Agent, Canadian Agent or U.K. Agent, as applicable, shall give Borrower Representative prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Portion (in the affected currency, if not all applicable currencies are affected) shall be made as a Base Rate Portion, unless Borrower Representative shall notify Agent at the Appropriate Notice Office, no later than 10:00 a.m. (prevailing time in the location of the Appropriate Notice Office) three Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or such borrowing shall be made as an unaffected type of LIBOR Portion, (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, unless Borrower Representative shall notify Agent at the Appropriate Notice Office, no later than 10:00 a.m. (prevailing time in the location of the Appropriate Notice Office) three Business Days prior to the proposed conversion, that such borrowing shall be maintained as an unaffected type of LIBOR Portion, (iii) any such requested Canadian BA Rate Loan shall be made as a Canadian Prime Rate Loan, unless Borrower Representative shall notify Canadian Agent at the Appropriate Notice Office no later than 10:00 a.m. (prevailing time in the location of the Appropriate Notice Office) three Business Days prior to the date of such proposed borrowing, that the request for such borrowing shall be canceled and (iv) any Canadian Prime Rate Loan which was to have been converted to an affected type of Canadian BA Rate Loan shall be continued as a Canadian Prime Rate Loan, unless Borrower Representative shall notify Canadian Agent at the Appropriate Notice Office, no later than 10:00 a.m. (prevailing time in the location of the Appropriate Notice Office) three Business Days prior to the proposed conversion, that such borrowing shall be maintained as an unaffected type of Canadian BA Rate Loan.

3.10 Sharing of Payments, Etc. If (i) any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender of such Loan such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that, if all or any portion of such excess payment is thereafter recovered from such applicable purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent.

3.11 Location of Payments and Notices. Notwithstanding anything else herein to the contrary, all payments made by Borrowers or Borrower Representative on behalf of Borrowers under this Agreement, whether principal or interest payments, fees, expenses or other charges hereunder, shall be made at the Appropriate Payment Office and all notices made by Borrowers or Borrower Representative on behalf of Borrowers under this Agreement shall be made at the Appropriate Notice Office.

3.12 Appointment of Borrower Representative. Each Borrower hereby designates U.S. Borrower as its representative (“Borrower Representative”) and agent on its behalf for the purpose of issuing all notices (including, without limitation, notices of borrowing), giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit or LC Guaranties, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower under the Loan Documents. U.S. Borrower hereby accepts such appointment. Agents may regard any notice or other communications pursuant to any Loan Document from U.S. Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereby to U.S. Borrower on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by U.S. Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower, to the same extent as if the same had been made directly by such Borrower. Borrowers shall have the right to designate a replacement Borrower Representative from time to time upon written notice to Agents. Borrower Representative hereby authorizes and appoints Borden Chemical UK Limited (who hereby accepts such appointment) as its agent solely for purposes of giving notices of borrowings to U.K. Agent with respect to U.K. Revolving Credit Loans.

3.13 Canadian Revolving Credit Loans Refunding.

(a) If any Default or Event of Default shall occur and be continuing, Canadian Lender may, in its sole and absolute discretion, direct that the Canadian Revolving Credit Loans owing to it be refunded by delivering a notice (with such detail as Agent shall request, a “Notice of Canadian Revolving Loan Refunding”) to Agent. Upon receipt of such notice, Agent shall promptly give notice of the contents thereof to the Canadian Participants at their respective Facility Offices and, unless an Event of Default described in subsection 10.1.8 or 10.1.9 shall have occurred, to each Borrower. Each such Notice of Canadian Revolving Credit Loan Refunding shall be deemed to constitute delivery of a notice to Agent requesting each Canadian Participant to fund its undivided Participating Interest in the outstanding Canadian Revolving Credit Loans whereupon each Canadian Participant, through its Facility Office, shall fund its pro rata portion of the outstanding Canadian Revolving Credit Loans and related Obligations in an amount equal to such Canadian Participant’s Revolving Loan Percentage of the aggregate principal amount of such Canadian Revolving Credit Loans held by each corresponding Lender to which the Canadian Participant is affiliated. Each Canadian Participant shall promptly transfer (or, if applicable, shall cause its Canadian Affiliate to transfer) or, if a Notice of Canadian Revolving Loan Refunding is delivered after 2:00 p.m. (New York City time), transfer by 11:00 a.m. (New York City time) on the next Business Day, to Canadian Lender, in immediately available funds, the amount of its Participating Interest in the same currency as the underlying Revolving Credit Loan that was made by Canadian Lender.

(b) Whenever, at any time after a Canadian Participant has funded its pro rata portion of the outstanding Canadian Revolving Credit Loans and related Obligations, Canadian Lender receives any payment on account thereof, Canadian Lender will distribute to Agent for delivery to each Canadian Participant its Participating Interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Canadian Participant’s Participating Interest was outstanding and funded); provided, however, that, in the event that such payment received by Canadian Lender is required to be returned, such Canadian Participant will return to Agent for delivery to Canadian Lender any portion thereof previously delivered by Agent or Canadian Lender to it. For purposes of Section 2.13, any interest distributed by Canadian Lender to a Canadian Participant shall be deemed to have been paid by Canadian Borrower.

(c) Each Canadian Participant’s obligation to fund its pro rata portion of the outstanding Canadian Revolving Credit Loans and related Obligations referred to in this Section 3.13 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Canadian Participant or any Borrower may have against Canadian Lender, any Canadian Participant, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any Guarantor, any Subsidiary or any other Lender or Canadian Participant, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.14 U.K. Revolving Credit Loans Refunding.

(a) If any Default or Event of Default shall occur and be continuing, U.K. Lender may, in its sole and absolute discretion, direct that the U.K. Revolving Credit Loans owing to it be refunded by delivering a notice (with such detail as Agent shall request, a “Notice of U.K. Revolving Loan Refunding”) to Agent. Upon receipt of such notice, Agent shall promptly give notice of the contents thereof to the U.K. Participants at their respective Facility Office and, unless an Event of Default described in subsection 10.1.8 or 10.1.9 shall have occurred, to each Borrower. Each such Notice of U.K. Revolving Credit Loan Refunding shall be deemed to constitute delivery of a notice to Agent requesting each U.K. Participant fund its undivided U.K. Participating Interest in the outstanding U.K. Revolving Credit Loans whereupon each U.K. Participant, through its Facility Office, shall fund (or, if such Lender has a U.K. Affiliate, shall cause its U.K. Affiliate to fund) its pro rata portion of the outstanding U.K. Revolving Credit Loans and related Obligations in an amount equal to such U.K. Participant’s Revolving Loan Percentage of the aggregate principal amount of such U.K. Revolving Credit Loans held by U.K. Lender to which the U.K. Participant is affiliated; provided that, with respect to the U.K. LC Obligations, the U.K. Participant is not required to fund the Revolving Loan Percentage attributable to the U.K. LC Obligations until such time as the underlying U.K. Letter of Credit or U.K. Letter of Credit supported by a U.K. LC Guaranty has been drawn. Subject to the proviso in the immediately preceding sentence, each U.K. Participant shall promptly transfer

(or, if applicable shall cause its U.K. Affiliate to transfer) or, if a Notice of U.K. Revolving Loan Refunding is delivered after 2:00 p.m. (New York City time), transfer by 11:00 a.m. (New York City time) on the next Business Day, to U.K. Lender, in immediately available funds, the amount of its U.K. Participating Interest in the same currency as the underlying Revolving Credit Loan or U.K. Letter of Credit or U.K. LC Guaranty was made or issued by U.K. Lender.

(b) Whenever, at any time after a U.K. Participant has funded its pro rata portion of the outstanding U.K. Revolving Credit Loans and related Obligations, U.K. Lender receives any payment on account thereof, U.K. Lender will distribute to Agent for delivery to each U.K. Participant its Participating Interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.K. Participant’s Participating Interest was outstanding and funded); provided, however, that in the event that such payment received by U.K. Lender is required to be returned, such U.K. Participant will return to Agent for delivery to U.K. Lender any portion thereof previously delivered by Agent or U.K. Lender to it. For purposes of Section 2.13, any interest distributed by U.K. Lender to a U.K. Participant shall be deemed to have been paid by U.K. Borrower.

(c) Each U.K. Participant’s obligation to fund its pro rata portion of the outstanding U.K. Revolving Credit Loans and related Obligations referred to in this Section 3.14 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such U.K. Participant or any Borrower may have against U.K. Lender, any U.K. Participant, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any Guarantor, any Subsidiary or any other U.K. Participant, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.15 Mitigation Obligations; Replacement of Lenders.

(a) In the event (i) any Lender claims any additional cost or reduced amount pursuant to Section 3.8 or (ii) any Borrower is required to pay any additional amount to any Lender, Canadian Participant, U.K. Participant or any Governmental Authority for the account of any Lender, Canadian Participant or U.K. Participant pursuant to Section 2.13, then such Lender, Canadian Participant or U.K. Participant shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrower Representative at the Appropriate Notice Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the making of such designation, filing or assignment would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the bona fide discretion of such Lender, be otherwise disadvantageous to such Lender, Canadian Participant or U.K. Participant; provided, however, that nothing herein shall obligate a Lender to allocate the Canadian Participation or Canadian Revolving Credit Loans (following a funding under Section 3.13) to its Canadian office or Affiliate.

(b) In the event (i) any Lender claims any additional cost or reduced amount pursuant to Section 3.8, (ii) any Borrower is required to pay any additional amount to any Lender, Canadian Participant, U.K. Participant or any Governmental Authority for the account of any Lender, Canadian Participant or U.K. Participant pursuant to Section 2.13, or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower Representative, on behalf of Borrowers, that requires the consent of a greater percentage of the Lenders than Majority Lenders and such amendment, waiver or other modification is consented to by Majority Lenders, then, in any such case, Borrower Representative, on behalf of Borrowers, may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.9), upon notice to such Lender or Issuing Bank and Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.9), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower Representative shall have received the prior written consent of Agent and Issuing Bank, which consent shall not unreasonably be withheld or delayed, and (z) Borrowers or such assignee shall have paid to the applicable Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or participations in LC Obligations, Swingline Loans and Agent Loans (to the extent of such outstanding principal and accrued interest) of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder. Each Lender hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this subsection 3.15(b).

SECTION 4. TERM AND TERMINATION

4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of five years from the Restatement Date through and including August 12, 2009 (the “Term”), unless terminated as provided in Section 4.2.

4.2 Termination.

4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

4.2.2 Termination by Borrower. Upon at least three Business Days’ prior written notice to Agent and Lenders, Borrower Representative, on behalf of Borrowers, may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Agent’s reasonable satisfaction all of the Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) in immediately available funds (other than in respect of outstanding Letters of Credit and LC Guaranties), all Letters of Credit and LC Guaranties have expired, terminated or have been collateralized (whether with cash or back-to-back letters of credit or surety bonds from creditworthy institutions) to Agent’s and Issuing Bank’s reasonable satisfaction and Borrowers have complied with Section 2.6 and subsection 3.2.5. Any notice of termination given by Borrower Representative shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice; provided that a notice of termination may state that it is conditioned upon the occurrence of an event, in which case such notice may be revoked by Borrower Representative (by notice to Agent prior to the specified date of such event) if such condition is not satisfied. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

4.2.3 Effect of Termination. All of the Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Collateral Agents shall retain their Liens in the Collateral and Agents and Lenders shall retain all of their rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) have been discharged and paid in full, in immediately available funds, including, without limitation, all Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) under Section 2.6 and subsection 3.2.5 resulting from such termination; provided that the Lien on the Canadian Collateral and the U.K. Collateral shall be released once all U.K. Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and Canadian Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) have been discharged and paid in full. Notwithstanding the foregoing or the payment in full of the Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), Collateral Agents shall not be required to terminate their Liens in the Collateral unless, with respect to any loss or damage Agents may incur as a result of dishonored checks or other items of payment received by Agents from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement reasonably satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying each Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time and in such amount as Agent, in its Reasonable Credit Judgment, may deem necessary to protect each Agent and each Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agents and each Lender of the Obligations (in the case of U.S. Borrower) and the U.K. Obligations and the Canadian Obligations (in the case of U.K. Borrowers and Canadian Borrower), (a) U.S. Borrower hereby confirms, grants and regrants to U.S. Collateral Agent, U.K. Collateral Agent and Canadian Collateral Agent, for the benefit of each Secured Party, (b) each U.K. Borrower hereby grants to U.K. Collateral Agent and Canadian Collateral Agent, for the benefit of each U.K. Secured Party and each Canadian Secured Party, and (c) Canadian Borrower hereby confirms, grants and regrants to Canadian Collateral Agent and U.K. Collateral Agent, for the benefit of each Canadian Secured Party and each U.K. Secured Party a continuing Lien upon such Borrowers’ right, title and interest in all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)	Accounts;

(ii)	Certificated Securities;

(iii)	Chattel Paper;

(iv)	Computer Hardware and Software, and any substitutions, replacements, additions or model conversions;

(v)	Contract Rights;

(vi)	Deposit Accounts;

(vii)	Documents;

(viii)	Financial Assets;

(ix)	Fixtures;

(x)	General Intangibles, including Payment Intangibles and Software;

(xi)	Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xii)	Instruments;

(xiii)	Intellectual Property;

(xiv)	Inventory;

(xv)	Investment Property;

(xvi)	money (of every jurisdiction whatsoever);

(xvii)	Letter-of-Credit Rights;

(xviii)	Security Entitlements;

(xix)	Supporting Obligations;

(xx)	Uncertificated Securities; and

(xxi)	to the extent not included in the foregoing, all other personal (or movable) property of any kind or description;

together with all certificates, letters patent, books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits, royalties and returns of and from any of the foregoing, provided, however, that notwithstanding the foregoing, this Section 5.1 shall not constitute a grant of a security interest (i) in any Property to the extent that such grant of a security interest is prohibited by any Requirements of Law, requires a consent not obtained of any governmental authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such Property or to which such Property is subject or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (ii) with respect to Securities held by U.S. Borrower, (A) Securities issued by or held by any Indenture Restricted Subsidiary, any Dormant Subsidiary or any Excluded Subsidiary and (B) more than 65% of the outstanding Voting Stock of any Non-U.S. Subsidiary or any U.S. Subsidiary that is a limited liability company or limited partnership which has no other assets other than Securities of Non-U.S. Subsidiaries, or (iii) with respect to Securities held by U.K. Borrowers and Canadian Borrower, Securities issued by or held by any Dormant Subsidiary or any Excluded Subsidiary. In addition, notwithstanding the foregoing, all real estate, Fixtures, Equipment and evidences of Indebtedness for borrowed money owing from Indenture Restricted Subsidiaries in which U.S. Borrower has any interest (collectively, “Indenture Excluded Assets”) shall be excluded from U.S. Borrower’s grant of a security interest and from the Collateral. In addition to the foregoing grant of a security interest, Canadian Borrower and U.K. Borrowers shall execute and deliver such debentures, hypothecs, pledges and other security agreements as Canadian Collateral Agent and U.K. Collateral Agent, respectively, may reasonably request to effectuate the foregoing. In the event of a conflict between this Section 5.1 and the Security Documents executed by U.K. Borrowers or Canadian Borrower or their Restricted Subsidiaries, the latter shall govern.

5.2 Other Collateral.

5.2.1 Commercial Tort Claims. U.S. Borrower shall promptly notify U.S. Collateral Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim with an expected value of at least $500,000 after the Restatement Date against any third party and, upon request of U.S. Collateral Agent, promptly enter into an amendment to this Agreement and do such other acts or things reasonably deemed appropriate by U.S. Collateral Agent to give U.S. Collateral Agent a security interest in any such Commercial Tort Claim. U.S. Borrower represents and warrants that as of the Restatement Date, to its knowledge, it does not possess any Commercial Tort Claims with an expected value of at least $500,000.

5.2.2 Other Collateral. Borrowers shall (a) promptly notify the applicable Collateral Agent in writing upon acquiring or otherwise obtaining any Collateral after the Restatement Date consisting of Deposit Accounts, or any items of Collateral with a value of at least $100,000 consisting of Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of the applicable Collateral Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by the applicable Collateral Agent to deliver to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) control with respect to such Collateral, (b) promptly notify the applicable Collateral Agent in writing upon acquiring or otherwise obtaining any Collateral after the Restatement Date consisting of Documents or Instruments with a value of at least $100,000 and, upon the request of the applicable Collateral Agent, will promptly execute such other documents, and do such other acts or things reasonably deemed appropriate by the applicable Collateral Agent to deliver to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) possession of such Documents which are negotiable and Instruments and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of the applicable Collateral Agent (or the fondé de pouvoir, as the case may be), (c) and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, use commercially reasonable efforts to obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of the applicable Collateral Agent (or the fondé de pouvoir, as the case may be).

5.3 Lien Perfection; Further Assurances. Borrowers shall execute or authorize, as applicable, such UCC financing statements as are required by the UCC, such filings as are required by the PPSA, and Section 395 of the Companies Act 1985 of England and Wales (as amended) and any other applicable statutory scheme and such other instruments, assignments or documents as are necessary to perfect the applicable Collateral Agent’s (or the fondé de pouvoir, as the case may be) Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of the applicable Collateral Agent’s (or the fondé de pouvoir, as the case may be) Lien upon the Collateral (excluding for these purposes the giving of notice to perfect any U.K Collateral over Accounts or rights under contracts with third parties, should such notice be required to be delivered, other than where such notice is required to be delivered pursuant to the terms of the U.K. Guarantee and Debenture). Unless prohibited by applicable law, Borrowers hereby authorize Collateral Agents (and the fondé de pouvoir) to execute (if applicable) and file any such financing statement and other filings, including, without limitation, financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on Borrowers’ behalf. Borrowers also hereby ratify its authorization for Collateral Agents (and the fondé de pouvoir) to have filed in any jurisdiction any like filing and financing statements or amendments thereto if filed prior to the Restatement Date. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient (to the extent legally possible) as a filing and financing statement and may be filed in any appropriate office in lieu thereof. At the applicable Collateral Agent’s request, Borrowers shall also promptly execute or cause to be executed and shall deliver to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) any and all documents, instruments and agreements reasonably deemed necessary by the applicable Collateral Agent to give effect to or carry out the terms or intent of the Loan Documents.

5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages (whether executed prior to, on or after the Restatement Date) upon all real (or immovable) Property of Borrowers (except Indenture Excluded Assets) now or hereafter owned in fee and having a value in excess of $250,000. Each Mortgage shall be executed by the applicable Borrower in favor of the applicable Collateral Agent (or the fondé de pouvoir, as the case may be). Each Mortgage executed on or after the Restatement Date shall be duly recorded, at the applicable Borrower’s expense, in each office where such recording is required to constitute a fully perfected first Lien on the real (or immovable) Property covered thereby. With respect to each Mortgage, each Borrower (except U.K. Borrowers) shall deliver to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be), at such Borrower’s expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to the applicable Collateral Agent which policies shall be in form and substance reasonably satisfactory to the applicable Collateral Agent, and shall insure a valid first Lien in favor of the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) for the benefit of itself and the applicable Secured Parties, on the Property covered by each Mortgage, subject only to customary and other exceptions reasonably acceptable to the applicable Collateral Agent and its counsel. Borrowers shall deliver to Collateral Agents such other documents, including, without limitation, as-built survey prints or certificates of location of the real (or immovable) Property in Borrowers’ possession, as Collateral Agents and their counsel may reasonably request relating to the real (or immovable) Property subject to the Mortgages executed on or after the Restatement Date.

SECTION 6. COLLATERAL ADMINISTRATION

6.1 General.

6.1.1 Location of Collateral. All tangible Collateral, other than Inventory in transit, motor vehicles, Collateral being repaired and other than Collateral with an aggregate fair market value at any time not greater than $250,000, will at all times be kept by Borrowers and their Restricted Subsidiaries at one or more of the business locations set forth in Schedule 6.1.1 hereto, as updated by Borrowers providing prior written notice to the applicable Collateral Agent of any new location.

6.1.2 Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all applicable Collateral wherever located and with respect to the business of Borrowers and each of their Restricted Subsidiaries with financially sound and reputable insurers and against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities as the businesses of Borrowers and each of their Restricted Subsidiaries in similar geographic areas and in amounts, containing such terms, in such forms, and for such period as may be reasonable and prudent (it being agreed that Borrowers shall in all events maintain casualty insurance on all Collateral customarily covered by casualty insurance). Borrower Representative shall deliver copies of such policies to the applicable Collateral Agent as promptly as practicable, with reasonably satisfactory lender’s loss payable or other endorsements, naming the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are reasonably satisfactory to the applicable Collateral Agent (which may include the Trustee under the Senior Secured Notes, provided such endorsements are expressly made subject to the terms of the Intercreditor Agreement or, with respect to any Property secured by a Purchase Money Lien, the holder thereof). Each policy of insurance or endorsement shall contain a clause (in the case of the U.K. Collateral, where available) requiring the insurer to give not less than 10 days’ prior written notice to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower Representative agrees to deliver to the applicable Collateral Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies. After the occurrence and during the continuance of an Event of Default or a Cash Collection Triggering Event, all proceeds of business interruption insurance (if any) of Borrowers and their Restricted Subsidiaries shall be remitted to the applicable Collateral Agent (or the fondé de pouvoir, as the case may be) for application to the outstanding balance of the Revolving Credit Loans of the affected Borrower.

Unless Borrowers provide the applicable Collateral Agent with evidence of the insurance coverage required by this Agreement, the applicable Collateral Agent may purchase insurance at the applicable Borrower’s expense to protect the applicable Collateral Agent’s (or the fondé de pouvoir, as the case may be) interests in the Properties of Borrowers and their Restricted Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Restricted Subsidiaries. The coverage that the applicable Collateral Agent purchases may not pay any claim that Borrowers or any Restricted Subsidiary make or any claim that is made against Borrowers or any such Restricted Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by any Collateral Agent but only after providing the applicable Collateral Agent with evidence that the applicable Borrower and its Restricted Subsidiaries have obtained insurance as required by this Agreement. If any Collateral Agent purchases such insurance, the applicable Borrower will be responsible for the costs of that insurance, including interest and any other reasonable charges the applicable Collateral Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Restricted Subsidiaries may be able to obtain on their own.

6.1.3 Protection of Collateral. Neither any Collateral Agent (or the fondé de pouvoir) nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in any Collateral Agent’s (or the fondé de pouvoir, as the case may be) or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers’ sole risk.

6.2 Administration of Accounts.

6.2.1 Records, Schedules and Assignments of Accounts. Borrowers shall keep records of its Accounts (which records shall be complete and accurate in all material respects) and all payments and collections thereon and Borrower Representative shall submit to the applicable Collateral Agent on such periodic basis as the applicable Collateral Agent shall request, but no more frequently than concurrently with the delivery of each Borrowing Base Certificate a sales and collections report for each relevant preceding period, in form consistent with the reports prepared by Borrowers with respect to such information under the Existing Credit Agreement or otherwise in form acceptable to the applicable Collateral Agent.

6.2.2 Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be, to the applicable Collateral Agent as part of the next required Schedule of Accounts.

6.2.3 Account Verification. Any applicable Collateral Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the applicable Collateral Agent, any designee of such Collateral Agent, or the applicable Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise; provided that, unless an Event of Default is then in existence, (i) prior to conducting each set of verifications, such Collateral Agent shall generally consult with the applicable Borrower about the verification process, and (ii) such Collateral Agent shall be limited to three verifications per fiscal year in the name of such Collateral Agent or any designee thereof. Borrowers shall cooperate fully with Collateral Agents in an effort to facilitate and promptly conclude any such verification process.

6.2.4 Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements (or, in the case of U.K. Borrowers and their Restricted Subsidiaries, collection account letters) as in existence on the Restatement Date or otherwise reasonably acceptable to Collateral Agents with such banks as may be selected by Borrowers and be reasonably acceptable to Collateral Agents; provided that, in the case of U.K. Borrowers and their Restricted Subsidiaries, such Dominion Accounts shall be maintained with Fleet U.K or an Affiliate of Fleet U.K In the case of (i) U.K. Borrowers and their Restricted Subsidiaries, such blocked account arrangements shall provide for full dominion and control over U.K. Borrowers’ and their Restricted Subsidiaries’ cash deposited into all deposit accounts and (ii) U.S. Borrower and Canadian Borrower and each of their Restricted Subsidiaries, such blocked account arrangements shall provide for control and springing dominion over U.S. Borrower’s and Canadian Borrower’s and each of their Restricted Subsidiaries’ cash deposited into all deposit accounts such that, in the event of and during the duration of a Cash Collection Triggering Event or an Event of Default, the applicable Collateral Agent, for the benefit of the applicable Secured Parties, shall have full dominion and control over such accounts. Borrowers and their Restricted Subsidiaries shall issue to any such banks (in the case of U.S. Borrower and Canadian Borrower and their Restricted Subsidiaries, upon notice by the applicable Collateral Agent that a Cash Collection Triggering Event or an Event of Default has occurred) an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.4.2; provided that, at such time as average Aggregate Availability exceeds $35,000,000 for a period of 10 consecutive days and so long as no Event of Default shall have occurred and be continuing, the applicable Collateral Agent shall instruct such banks to cease directing such payments and remittances to the Dominion Account. All funds deposited in any Dominion Account are subject to a security interest in favor of the applicable Collateral Agent. The applicable Borrower shall obtain the agreement by such banks in favor of the applicable Collateral Agent to waive or subordinate on terms reasonably acceptable to Collateral Agents any recoupment, setoff rights, compensation rights and any security interest or hypothec in, or against, the funds so deposited. Collateral Agents assume no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Notwithstanding anything to the contrary, Borrowers and their Restricted Subsidiaries shall be permitted to maintain deposit accounts not subject to the arrangements described in this Section 6.2.4. so long as the aggregate balances of all such accounts do not exceed $5,000,000 for three consecutive Business Days.

6.2.5 Collection of Accounts, Proceeds of Collateral. Borrowers agree that all invoices rendered and other requests made by Borrowers for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a blocked account established pursuant to subsection 6.2.4. To expedite collection, Borrowers shall endeavor in the first instance to make collection of its Accounts for Collateral Agents. After the occurrence and during the continuance of a Cash Collection Triggering Event or an Event of Default, all remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as the applicable Collateral Agent’s property, for its benefit and the benefit of the applicable Secured Parties, by the applicable Borrower as trustee of an express trust for the applicable Collateral Agent’s benefit, and the applicable Borrower shall promptly deposit same in kind in the Dominion Account. Collateral Agents retain the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Collateral Agents and to collect Borrowers’ Accounts directly in its own name, and to charge the collection costs and expenses, including reasonable legal fees, to the applicable Borrowers.

6.2.6 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agents are authorized, in their sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and to charge such Borrower therefor, except for taxes that (i) are being contested in good faith with reasonable diligence and by appropriate proceedings or procedures and with respect to which such Borrower maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. Notwithstanding the foregoing, if Canadian Agent releases to Canadian Borrower an amount in respect of goods and services taxes and sales taxes that are included in each Account, Canadian Borrower shall immediately remit such amount, if due and owing at the time, to the proper taxing authority and, if requested by Canadian Agent, provide Canadian Agent with a receipt therefor. In no event shall Agents (or the fondé de pouvoir, as the case may be) or any Lender be liable for any taxes to any governmental taxing authority that may be due by Borrowers.

6.3 Administration of Inventory. Borrowers shall keep records of its Inventory which records shall be accurate and complete in all material respects. Borrower Representative shall furnish to the applicable Collateral Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4, which reports will be in such format and detail as is currently provided or in such other format and detail reasonably acceptable to the applicable Collateral Agent and shall include a current list of all locations of the applicable Borrower’s Inventory (except for Inventory at any location where the aggregate value of all such Inventory is less than $100,000; provided that not more than $500,000 of Inventory in the aggregate shall be subject to this exception). Borrowers shall conduct a physical inventory no less frequently than annually and Borrower Representative shall provide to the applicable Collateral Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as the applicable Collateral Agent shall reasonably request; provided, however, that Borrowers may conduct cycle counts in lieu of a physical inventory so long as all adjustments to the last physical inventory (i.e., book to physical adjustments) are acceptable to the applicable Collateral Agent in its Reasonable Credit Judgment.

6.4 Administration of Equipment.

6.4.1 Records and Schedules of Equipment. Borrowers shall keep records of their Equipment (which shall be complete and accurate in all material respects) itemizing and describing the kind, type, quantity and book value of its Equipment and all dispositions thereof, and Borrower Representative shall, and shall cause each Borrower’s Subsidiaries to, furnish the applicable Collateral Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by the applicable Collateral Agent. Promptly after the request therefor by the applicable Collateral Agent, the applicable Borrower shall deliver to the applicable Collateral Agent any and all evidence of ownership, if any, of any of their Equipment.

6.4.2 [Intentionally Omitted]

6.5 Payment of Charges. All amounts chargeable to Borrowers under Section 6 shall be Obligations secured by all of the Collateral (except that amounts chargeable to U.S. Borrower shall not be secured by U.K. Collateral or Canadian Collateral), shall be payable promptly on demand by the applicable Borrower and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Portions (or in the case of Canadian Borrower, Canadian Prime Rate Loans) from time to time.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1 General Representations and Warranties. To induce Agents and each Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants and represents, with respect to itself and its Subsidiaries, to each Agent, each Issuing Bank and each Lender that:

7.1.1 Qualification. Each Borrower and each Restricted Subsidiary is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (or similar concept, to the extent such concept has meaning in a relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each Restricted Subsidiary is duly qualified and is authorized to do business and is in good standing (or similar concept, to the extent such concept has meaning in a relevant jurisdiction) as a foreign legal entity in each state or jurisdiction in which the failure of such Borrower or any of its Restricted Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

7.1.2 Power and Authority. Each Borrower and each Restricted Subsidiary is duly authorized and empowered to enter into, execute, deliver and perform this Agreement (to the extent it is a party hereto) and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and will not (i) require any further consent or approval of the shareholders of any Borrower or any of the shareholders of any Restricted Subsidiary, (ii) contravene the charters, articles or certificates of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be) of any Borrower or of any Restricted Subsidiary, (iii) violate, or cause any Borrower or any Restricted Subsidiary to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any Restricted Subsidiary (any of the foregoing, a “Requirement of Law”), the violation of which could reasonably be expected to have a Material Adverse Effect, (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any Restricted Subsidiary is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect, or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any Restricted Subsidiary.

7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each Subsidiary and Affiliate party thereto, enforceable against each such party in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and by any other general principles of English and Canadian law limiting such obligations which are specifically referred to in a legal opinion delivered under English or Canadian law pursuant to Section 9.2 and, with respect to the obligations of Canadian Borrower under Section 2.1.2, by the provisions of Section 8(1) of the Interest Act (Canada).

7.1.4 Corporate and Capital Structure. Schedule 7.1.4-A states, as of the Restatement Date (after giving effect to the transactions occurring on the Restatement Date and the Restructuring), (i) the correct name of each Restricted Subsidiary, the percentage of its Voting Stock owned by Borrowers, (ii) the number, nature and holder of all outstanding

Securities of Borrowers and the holder of Securities of each Restricted Subsidiary and (iii) the number of authorized, issued and treasury Securities of Borrowers. Except as disclosed to Agent and each applicable Collateral Agent by Borrowers in writing from time to time after the Restatement Date (and so long as the changes so disclosed are otherwise permitted under the terms of this Agreement), each Borrower has good title to all of the Securities it purports to own of each of such Restricted Subsidiaries, free and clear in each case of any Lien (other than Permitted Liens). All such Securities have been duly issued and are fully paid and non-assessable. Except as set forth in Schedule 7.1.4-B, as of the Restatement Date (after giving effect to the transactions occurring on the Restatement Date and the Restructuring), other than stock options and warrants granted to employees or directors and directors’ qualifying shares, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of Borrowers or any of their respective Restricted Subsidiaries. Except as set forth on Schedule 7.1.4-C, as of the Restatement Date (after giving effect to the transactions occurring on the Restatement Date and the Restructuring) no Borrower or any of its Subsidiaries is a party to, and to its knowledge there are no other, outstanding agreements or instruments binding upon any of Borrowers’ or any Restricted Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of their Securities.

7.1.5 Names; Organization. Except as set forth in the Perfection Certificate (after giving effect to the transactions occurring on the Restatement Date and the Restructuring), neither any Borrower nor any Restricted Subsidiary has been known as or has used any legal, fictitious or trade names in the five-year period immediately preceding the Restatement Date. Except as set forth in the Perfection Certificate (after giving effect to the transactions occurring on the Restatement Date and the Restructuring), neither any Borrower nor any Restricted Subsidiary has been the surviving entity of a merger or consolidation or has resulted from the amalgamation of any other corporation or has acquired all or substantially all of the assets of any Person in the five-year period immediately preceding the Restatement Date. Each Borrower’s and each Restricted Subsidiary’s jurisdiction of incorporation or organization, Type of Organization and Organizational I.D. Number (and any United Kingdom and Canadian equivalent thereof) is set forth in the Perfection Certificate (after giving effect to the transactions occurring on the Restatement Date and the Restructuring). The exact legal name of each Borrower and each Restricted Subsidiary is set forth in the Perfection Certificate (after giving effect to the transactions occurring on the Restatement Date and the Restructuring).

7.1.6 Business Locations. Each Borrower’s and each Restricted Subsidiary’s chief executive office, registered office, domicile, location of books and records and other places of business are as set forth in the Perfection Certificate, as updated from time to time by Borrowers in accordance with the provisions of subsection 8.1.12. Except for sales of Inventory in the ordinary course of business, no Borrower or Restricted Subsidiary may transfer its Collateral to a location that causes the applicable Collateral Agent’s Liens on such Collateral to be invalid. Except as set forth in the Perfection Certificate, as of the Restatement Date, no Inventory with a value in excess of $100,000 is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory with a value in excess of $100,000 consigned to any Person.

7.1.7 Title to Properties. Each Borrower and each Restricted Subsidiary has good, indefeasible and marketable title to and fee simple ownership (or, for Quebec, ownership) of, valid and subsisting leasehold interests in, all of its real (or immovable) Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens (other than Permitted Liens) and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each Borrower and each Restricted Subsidiary has paid or discharged all material lawful claims which, if unpaid, could reasonably be expected to become a Lien against any of such Borrower’s or such Restricted Subsidiary’s material Properties that is not a Permitted Lien, other than claims that are being contested in good faith by appropriate proceedings or procedures and for which such Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves. The Liens granted to Collateral Agents under Section 5 hereof are first-priority Liens, subject only to Permitted Liens.

7.1.8 Accounts. Agents and Collateral Agents may rely, in determining which Accounts are Eligible Accounts, on all written statements and representations made by Holdings and Borrowers with respect to any Account or Accounts. With respect to each Account arising in the ordinary course of business of any Borrower or any Restricted Subsidiary from the sale of goods or rendition of services, to the extent such Account is an Eligible Account included in the Borrowing Base, unless otherwise disclosed to the applicable Agent and the applicable Collateral Agent in writing (including any Borrowing Base Certificate and any materials delivered in connection therewith):

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower or Restricted Subsidiary, in accordance with, in all material respects, the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower or Restricted Subsidiary and the Account Debtor;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the applicable Agent and the applicable Collateral Agent;

(iv) To Borrowers’ knowledge, there are no facts, events or occurrences which materially impair the validity or enforceability of any Accounts or could reasonably be expected to reduce materially the amount payable thereunder from the face amount of the invoice and statements delivered or made available to the applicable Agent and the applicable Collateral Agent with respect thereto;

(v) To Borrowers’ knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) is Solvent; and

(vi) To Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which could reasonably be expected to result in any material adverse change in the collectibility of such Account.

7.1.9 Equipment. The Equipment of Borrowers and the Restricted Subsidiaries which is material to the conduct of their business is in reasonably good operating condition and repair and shall be maintained and preserved in accordance with past practices, reasonable wear and tear excepted, except where the failure to so maintain the same could not reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary will permit any material Equipment (other than Equipment of U.S. Borrower and its U.S. Subsidiaries) to become affixed to any real (or immovable) Property leased to such Borrower or any Restricted Subsidiary so that an interest arises therein under the real estate (or immovable Property) laws of the applicable jurisdiction unless the landlord of such real (or immovable) Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to the applicable Collateral Agent, and no Borrower will permit any of the Equipment of such Borrower or any of its Subsidiaries (other than Equipment of U.S. Borrower and its U.S. Subsidiaries) to become an accession to any personal (or movable) Property other than Equipment that is subject to first-priority Liens (except for Permitted Liens) in favor of the applicable Collateral Agent.

7.1.10 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrowers and their Subsidiaries (including the accounts of all Subsidiaries of Borrowers and their respective Subsidiaries for the respective periods during which the Subsidiaries’ relationship existed) as of June 30, 2004, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (except that such statements need not contain notes), and present fairly in all material respects the financial positions of Borrowers and such Persons, taken as a whole, at such dates and the results of Borrowers’ and such Persons’ operations, taken as a whole, for such periods (subject only to changes from audit and year-end adjustments) and, in the case of the annual audited accounts of each U.K. Borrower, present a true and fair view in all material respects of such U.K. Borrower’s financial condition (subject only to changes from audit and year-end adjustments). As of the Restatement Date, since December 31, 2003, there has been no material adverse change in the financial position of U.S. Borrower and its Subsidiaries, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the Restatement Date, the fiscal year of Borrowers and each of their Restricted Subsidiaries ends on December 31 of each year.

7.1.11 Full Disclosure. The financial statements referred to in subsection 7.1.10, the representations of Borrowers in this Agreement, the Confidential Information Memorandum and the other written statements of Borrowers to any Agent or any Lender (as modified or supplemented by any subsequent written statements of information furnished to any Agent), taken as a whole, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made; provided that, with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared and at the time such projected financial information was provided to Agents (it being understood by Agents and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein). There is no fact which Holdings or Borrowers have failed to disclose to any Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

7.1.12 Solvent Financial Condition. Each Borrower and each of its Restricted Subsidiaries, is on the Restatement Date, including after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions to occur on the Restatement Date, Solvent.

7.1.13 Surety Obligations. Except as set forth on Schedule 7.1.13, as of the Restatement Date (after giving effect to the Restructuring), neither any Borrower nor any of its Restricted Subsidiaries is obligated as surety or indemnitor under any Surety Obligation.

7.1.14 Taxes. Each Borrower and each of its Subsidiaries have filed all federal, state, provincial and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent (a) any thereof are being actively contested in good faith and by appropriate proceedings and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor or (b) the failure to file such tax returns or pay such taxes could not reasonably be expected to result in a Material Adverse Effect.

7.1.15 Brokers. Except as shown on Schedule 7.1.15 hereto, there are no claims against any Borrower or any Restricted Subsidiary for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement.

7.1.16 Patents, Trademarks, Copyrights and Licenses. To Borrowers’ knowledge, each Borrower and each Restricted Subsidiary owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present conduct of its business without, to Borrowers’ knowledge, any conflict with the rights of others, except as could not reasonably be expected to have a Material Adverse Effect. All material U.S., U.K. or Canadian registered patents, trademarks, service marks, tradenames, copyrights, licenses, industrial designs, design patents and other designs of each Borrower and its Restricted Subsidiaries are set forth in the Perfection Certificate. Except as set forth on Schedule 7.1.16 or as otherwise could not reasonably be expected to have a Material Adverse Effect, there are no material claims that have been asserted against any Borrower or any of its Restricted Subsidiaries which are currently pending with any court or governmental authority that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrowers and except as set forth on Schedule 7.1.16 or as otherwise could not reasonably be expected to have a Material Adverse Effect, as of the Restatement Date, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s or any of its Restricted Subsidiaries’ material Intellectual Property. Except as set forth on Schedule 7.1.16, each Borrower’s and each of its Restricted Subsidiaries’ (i) material trademarks and service marks are registered with the U.S. Patent and Trademark Office, or United Kingdom filing office equivalent, or the Canadian Intellectual Property Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by each Borrower or any of its Restricted Subsidiaries to the applicable Collateral Agent, or any other Person designated by the applicable Collateral Agent, of all of such Borrower’s or such Restricted Subsidiary’s, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by each such Borrower or such Restricted Subsidiary, or the applicable Collateral Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions contemplated by this Agreement and the other Loan Documents will not result in the termination or impairment of any Borrower’s or any Restricted Subsidiary’s ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Schedule 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Restricted Subsidiaries has received written notice that it is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder.

7.1.17 Governmental Consents.

(a) Except as set forth on Schedule 7.1.17, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC and PPSA financing statements and/or financing change statements, (b) recordation of amendments to the Mortgages, (c) filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, (d) such as have been made or obtained and are in full force and effect, (e) filings to be made under the Companies Acts 1985 (as amended), the Land Registration Act 2002 or otherwise in respect of the U.K. Collateral and (f) those which if not obtained could not reasonably be expected to have a Material Adverse Effect.

(b) Each Borrower and each Restricted Subsidiary has all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

7.1.18 Compliance with Laws. Each Borrower and each Restricted Subsidiary has duly complied with, and its Properties, business operations and leaseholds are in compliance with, the provisions of all United States of America, Canadian and United Kingdom federal, state, provincial and local laws, rules and regulations applicable to any Borrower or any Restricted Subsidiary, as applicable, its Properties or the conduct of its business, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Borrower or any Restricted Subsidiary under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in material violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

7.1.19 Restrictions. As of the Restatement Date, neither any Borrower nor any Restricted Subsidiary is a party or, to its knowledge, subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Schedule 7.1.19 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by Borrowers or any of their Subsidiaries or Affiliates, as applicable.

7.1.20 Litigation. Except as set forth on Schedule 7.1.20 hereto, there are no actions, suits, proceedings, investigations or arbitrations pending or, to the knowledge of Holdings or any Borrower, threatened against or, to the knowledge of Borrowers, affecting any Borrower or any Restricted Subsidiary, or the business, operations, Properties, prospects, profits or condition of any Borrower or any Restricted Subsidiary which, singly or in the aggregate, could reasonably be expected to be adversely determined and, if so adversely determined, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any Restricted Subsidiary is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.1.21 No Defaults. As of the Restatement Date, no event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Loan Party’s performance hereunder, constitute a Default or an Event of Default. As of the Restatement Date, neither any Borrower nor any Restricted Subsidiary is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $5,000,000.

7.1.22 [Intentionally Omitted]

7.1.23 Pension Plans.

(a) Except as disclosed on Schedule 7.1.23(a) hereto, neither U.S. Borrower nor any of its Subsidiaries maintains or contributes to any Plan. U.S. Borrower and each of its Subsidiaries and ERISA Affiliates is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.1.23(a), no fact or situation that could reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. Neither U.S. Borrower nor any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA in connection with a Multiemployer Plan which remains unsatisfied or which would reasonably be expected to have a Material Adverse Effect.

(b) All Canadian Benefit Plans (other than, for greater certainty, universal plans created by and to which any Borrower or any of its Subsidiaries is obligated to contribute by statute) and Canadian Pension Plans are disclosed on Schedule 7.1.23(b). The Canadian Pension Plans are duly registered under and have been administered in compliance with the ITA and all other applicable laws which require registration except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. All obligations of any Borrower or any of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Benefit Plans and the funding agreements therefor have been performed in a timely fashion, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes, actions, suits or claims concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans that could reasonably be expected to have a Material Adverse Effect. None of Borrowers or their Subsidiaries is required to make any contributions to the Canadian Pension Plans which contributions, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrowers and their Subsidiaries have withheld all employee withholdings and have made all employer contributions to be withheld and made by it pursuant to Canadian and any provincial applicable law on account of Canadian Pension Plans, Canadian Benefit Plans, Canadian employment insurance and employee income taxes except where the failure to so withhold and contribute could not reasonably be expected to have a Material Adverse Effect. No condition exists or transaction has occurred in connection with any Canadian Pension Plan or Canadian Benefit Plan which could result in the incurrence by Canadian Borrower or its Subsidiaries of any liability, fine or penalty that could reasonably be expected to have a Material Adverse Effect.

(c) All pension schemes of U.K. Borrowers and any Subsidiaries of Borrowers that are organized under the laws of the United Kingdom are operated and fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the United Kingdom except where the failure to so operate and fund could not reasonably be expected to have a Material Adverse Effect.

7.1.24 Trade Relations. There exists no actual or, to the knowledge of any Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any Restricted Subsidiary and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower and its Restricted Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any Restricted Subsidiary from conducting such business after the consummation of the Transactions in substantially the same manner in which it has heretofore been conducted, except where the same could not reasonably be expected to have a Material Adverse Effect.

7.1.25 Labor Relations. Except as described on Schedule 7.1.25 hereto, as of the Restatement Date, neither any Borrower nor any Subsidiary is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of employees of any Borrower or any Subsidiary, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

7.1.26 Environmental Laws. Except in each case as could not reasonably be expected to have a Material Adverse Effect (after giving effect to any reserves in existence on the Restatement Date pertaining to environmental matters) and except as described on Schedule 7.1.26 hereto:

(a) Each Borrower and each Subsidiary has complied in all material respects with all Environmental Laws and neither any Borrower, any Subsidiary nor any of their presently owned real property or presently conducted operations, or their previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b) Each Borrower and each Subsidiary has obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Borrower and each Subsidiary is in compliance with all material terms and conditions of such permits.

(c) Neither any Borrower nor any Subsidiary has ever stored, treated or disposed of any hazardous waste in violation of applicable law.

(d) Neither any Borrower nor any Subsidiary has ever received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e) None of the present or past operations of any Borrower or any Subsidiary is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f) There is not now, nor has there ever been on or in the real estate currently owned or operated by any Borrower or any Subsidiary:

(i) any underground storage tanks or surface impoundments,

(ii) any asbestos-containing material, or

(iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(g) Neither any Borrower nor any Subsidiary has ever filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h) Neither any Borrower nor any Subsidiary has ever entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on any Borrower or any Subsidiary with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i) None of the products manufactured, distributed or sold by any Borrower or any Subsidiary contain asbestos-containing material.

(j) No Environmental Lien has attached to the real estate.

7.1.27 Subsidiaries. As of the Restatement Date, except for the Subsidiaries listed on Schedule 7.1.27-A, U.S. Borrower has no Restricted Subsidiaries. As of the Restatement Date, except for the Subsidiaries listed on Schedule 7.1.27-B, U.S. Borrower has no Dormant Subsidiaries the capital stock of which would otherwise be required to be pledged by a Borrower or Restricted Subsidiary in accordance with Section 8.1.8. Schedule 7.1.27-C sets forth all Excluded Subsidiaries of the Borrower.

7.1.28 [Intentionally Omitted]

7.1.29 Security Documents.

(a) This Agreement and the other applicable Security Documents are effective to create in favor of U.S. Collateral Agent, for the ratable benefit of Secured Parties, a legal, valid and enforceable security interest in the U.S. Collateral and the proceeds thereof and (i) with respect to all pledged U.S. Collateral previously delivered to U.S. Collateral Agent and in possession of U.S. Collateral Agent, this Agreement and the other applicable Security Documents constitute, or in the case of pledged U.S. Collateral to be delivered to U.S. Collateral Agent in the future, will constitute, a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such pledged U.S. Collateral, in each case prior to and superior in right to any other person, and (ii) together with the financing statement previously filed in the office specified on Schedule 7.1.29(a), the Lien created under this Agreement and under the other applicable Security Documents constitutes a fully perfected first-priority Lien on, and security interest in, all right, title and interest of U.S. Borrower in such U.S. Collateral (other than Intellectual Property), in each case prior to and superior in right to any other person (other than with respect to Permitted Liens).

(b) This Agreement, the applicable Security Documents currently on file with the United States Patent and Trademark Office and the United States Copyright Office and the financing statements previously filed in the offices specified on Schedule 7.1.29(b), are effective to constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior to and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications, trademarks, trademark applications and copyrights acquired by the Loan Parties after the Restatement Date).

(c) This Agreement and the other applicable Security Documents are effective to create in favor of Canadian Collateral Agent, for the ratable benefit of Canadian Secured Parties and U.K. Secured Parties, a legal, valid and enforceable security interest in the Canadian Collateral and the proceeds thereof and (i) with respect to all pledged Collateral previously delivered to Canadian Collateral Agent and in possession of Canadian Collateral Agent, this Agreement and the other applicable Security Documents constitute, or in the case of pledged Canadian Collateral to be delivered to Canadian Collateral Agent in the future, will constitute, a fully perfected first-priority Lien on and security interest in, all right, title and interest of the Loan Parties in such pledged Canadian Collateral, in each case prior to and superior in right to any other person, and (ii) together with the financing statements previously filed in the offices specified on Schedule 7.1.29(c), the Lien created under this Agreement and under the other applicable Security Documents constitutes a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Canadian Collateral (other than Intellectual Property), in each case prior to and superior in right to any other person (other than with respect to Permitted Liens). The applicable Security Documents currently on file with the Canadian Intellectual Property Office, together with the financing statements previously filed in the offices specified on Schedule 7.1.29(c), constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in Canada, in each case prior to and superior in right to any other person (other than with respect to Permitted Liens) (it being understood that subsequent recordings in the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and copyrights acquired by the Loan Parties after the Restatement Date).

(d) This Agreement and the Guarantee and Debenture dated September 23, 2002, among Borden International Holdings Limited, Borden Chemical Finance Limited, Combined Composite Technologies Ltd and UK Borrowers in favor of U.K. Collateral Agent (the “U.K. Guarantee and Debenture”) is effective to create in favor of U.K. Collateral Agent, for the ratable benefit of U.K. Secured Parties and Canadian Secured Parties, a legal, valid and enforceable security interest in the U.K. Collateral and the proceeds thereof and the U.K. Guarantee and Debenture constitutes a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such U.K. Collateral (excluding for these purposes the giving of notice to perfect any U.K. Collateral over Accounts or rights under contracts with third parties, should such notice be required to be delivered, other than where such notice is required to be delivered pursuant to the terms of the U.K. Guarantee and Debenture), in each case prior to and superior in right to any other person (other than with respect to Permitted Liens). Each of (i) the Deed of Charge over Shares dated September 23, 2002, made by Borden Chemical, Inc. in favor of U.K. Collateral Agent, (ii) the Deed of Charge over Shares dated September 23, 2002, made by U.S. Borrower in favor of Agent, (iii) the Mortgage dated October 4, 2002, between Borden Chemical GB and U.K. Collateral Agent and (iv) the Standard Security dated September 27, 2002, between Borden Chemical GB and U.K. Collateral Agent are effective to create in favor of U.K. Collateral Agent or Agent, as the case may be, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral stated to be the subject of such Security Document and the proceeds thereof and constitutes a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior to and superior in right to any other person (other than with respect to Permitted Liens).

(e) the information set forth in the Perfection Certificate is correct and complete in all material respects as of the Restatement Date (after giving effect to the Restructuring).

7.1.30 Insurance. Schedule 7.1.30 sets forth a true, complete and correct description of all insurance maintained by or on behalf of each Borrower and each Restricted Subsidiary as of the Restatement Date. As of each such date, such insurance is in full force and effect and all premiums due and payable with respect thereto have been duly paid. Each Borrower and each Restricted Subsidiary has insurance in such amounts and covering such risks and liabilities as are required by this Agreement.

7.1.31 Investment Company Act; Public Utility Holding Company Act. Neither any Borrower nor any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

7.1.32 Federal Reserve Regulations.

(a) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of the provisions of the regulations of the Board, including Regulation T, U or X.

7.2 Reaffirmation of Representations and Warranties. Each Loan request made by a Borrower pursuant to subsection 3.1.1 shall constitute such Borrower’s reaffirmation, as of the date of each such Loan request, of the truth and correctness, in all material respects, of each representation, warranty or other statement made or furnished to any Agent or any Lender by or on behalf of Borrowers, any Restricted Subsidiary, or any Guarantor in this Agreement or any of the other Loan Documents (except to the extent any such representation, warranty or other statement expressly relates to an earlier date, in which case such representation, warranty or other statement shall be true and correct as of such earlier date).

7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by each Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall:

8.1.1 Visits and Inspections; Lender Meeting. Subject to the limitations set forth in Section 6 and Section 2.11, permit (i) representatives of Agents, Collateral Agents or

Lenders accompanied by the applicable Agent, Collateral Agent or Lender, from time to time, as often as may be reasonably requested, but in any case only during normal business hours and without undue interruption of normal business operations, to visit and inspect the Properties of any Borrower or any Subsidiary, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, the business, assets, liabilities, financial condition, business prospects and results of operations of any Borrower or any Subsidiary and (ii) appraisers engaged pursuant to Section 2.11 (whether or not personnel of any Agent or Collateral Agent), from time to time, as often as may be reasonably requested, but in any case only during normal business hours and without undue interruption of normal business operations, to visit and inspect the Properties of any Borrower or any Restricted Subsidiary, for the purpose of completing appraisals pursuant to Section 2.11. The applicable Agent or Collateral Agent, if no Event of Default has occurred and is continuing, shall give the applicable Borrower or Restricted Subsidiary reasonable prior notice of any such inspection or audit. Without limiting the foregoing, such Borrower or such Restricted Subsidiary will participate and will cause its key management personnel to be available to participate in periodic meetings or teleconferences with Agents, Collateral Agents and Lenders at such times and such places as may be reasonably requested by any Agent or Collateral Agent. An officer of the applicable Borrower shall be entitled, but not required, to participate in any such discussion with such Borrower’s independent accountants.

8.1.2 Notices. Upon a Responsible Officer obtaining knowledge of such event, promptly notify Agent in writing of (i) the occurrence of any Default or Event of Default or (ii) any development that has had, or could reasonably be expected to have, a Material Adverse Effect. In addition, Borrowers agree to provide Agent with 10 Business Days’ prior written notice of any change in the legal name or jurisdiction of incorporation or organization of any Borrower or any Restricted Subsidiary.

8.1.3 Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting its financial transactions, and cause to be prepared and furnished to Agent, the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless such Borrower’s certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

(a) not later than 90 days after the close of each fiscal year, (x) audited financial statements of U.S. Borrower and its Subsidiaries as of the end of such fiscal year, on a Consolidated basis, certified (without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit) by Deloitte & Touche LLP or other independent certified public accountants of recognized standing selected by U.S. Borrower and reasonably acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith and (y) unaudited financial statements of U.S. Borrower and its Subsidiaries as of the end of such year on a consolidating basis;

(b) not later than 45 days after the end of each fiscal quarter hereafter, including the last fiscal quarter of Borrowers’ fiscal year, unaudited interim financial statements of U.S. Borrower and its Subsidiaries as of the end of such fiscal quarter and of the portion of the fiscal year then elapsed, on a consolidating (by country) basis, certified by the principal financial officer of U.S. Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of U.S. Borrower and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(c) not later than 30 days after the end of each fiscal month hereafter, including the last fiscal month of Borrowers’ fiscal year, unaudited interim financial statements of U.S. Borrower and its Subsidiaries as of the end of such fiscal month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of U.S. Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of U.S. Borrower and its Subsidiaries for such fiscal month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(d) together with each delivery of financial statements pursuant to clauses (a) through (c) of this subsection 8.1.3, a management report (i) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (ii) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of U.S. Borrower to the effect that such information fairly presents in all material respects the results of operation and financial condition of U.S. Borrower and its Subsidiaries as at the dates and for the periods indicated subject, in the case of clauses (b) and (c), to changes from audit and year-end adjustments and the absence of notes;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made available to their Securities holders generally and copies of any regular, periodic and special reports or registration statements which any Borrower or any Subsidiary files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f) upon request of Agent, copies of any annual report to be filed pursuant to ERISA in connection with each Plan and copies of any pension reports obtained by any Borrower or any Restricted Subsidiary;

(g) together with the delivery of financial statements pursuant to clause (c) of this subsection 8.1.3, a statement of intercompany loan balances among Borrowers and among Borrowers and the Subsidiaries, in form and substance reasonably acceptable to Agent;

(h) concurrently with the delivery of financial statements described in clauses (a) and (b) of this subsection 8.1.3 and as more frequently as Agents may reasonably request, a statutory payables certificate with respect to Canadian Borrower and U.K. Borrowers, in each case in the form of Exhibit B;

(i) such other data and information (financial and otherwise) as Agents or any Lender (through Agent), from time to time, may reasonably request, bearing upon or related to the Collateral or the financial condition or results of operations of any Borrower or any Subsidiary;

(j) concurrently with the delivery of the financial statements described in clause (a) of this subsection 8.1.3, Borrower Representative shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountant certifying to Agent that, based upon its examination of the financial statements of U.S. Borrower and its Subsidiaries performed in connection with its examination of said financial statements, it is not aware of any Default or Event of Default relating to financial covenants, or, if it is aware of such Default or Event of Default relating to financial covenants, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clause (b) of this subsection 8.1.3, U.S. Borrower shall cause to be prepared and Borrower Representative shall furnish to Agent a compliance certificate in the form of Exhibit C hereto executed by the principal financial officer of Borrower Representative (a “Compliance Certificate”); and

(k) together with the delivery of financial statements pursuant to clause (b) of this subsection 8.1.3, a certification by Borrower Representative that all Dormant Subsidiaries identified on Schedule 7.1.27-B shall satisfy the definition thereof on the date of such certificate; provided that, if a Subsidiary no longer constitutes a Dormant Subsidiary, Borrowers and Restricted Subsidiaries, as applicable, shall promptly comply with the requirements of Section 8.1.8 with respect to such Subsidiary.

8.1.4 Borrowing Base Certificates. On or before the fifteenth day of each month from and after the Restatement Date, cause Borrower Representative to deliver to Agents, in the form of Exhibit C, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Agents shall reasonably request. Notwithstanding the foregoing, (i) if Aggregate Availability on each day of a month exceeds $100,000,000, then Borrower Representative shall not be required to deliver a Borrowing Base Certificate under this Section 8.1.4 in respect of such month (unless such month is the last month of a calendar quarter), (ii) after the occurrence and during the continuance of a Cash Collection Triggering Event, if a Collateral Agent shall request, Borrower Representative shall execute and deliver to Agents Borrowing Base Certificates more frequently than monthly (but no more frequently than weekly) and (iii) Borrower Representative may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 8.1.4.

8.1.5 Landlord, Processor and Storage Agreements. Provide Agent and each applicable Collateral Agent with copies of all material agreements between any Borrower or any Restricted Subsidiary and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral may, from time to time, be kept.

8.1.6 Guarantor Financial Statements. Deliver (or cause to be delivered) to Agent financial statements, if any, for each Guarantor (to the extent not Consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form reasonably satisfactory to Agent at such intervals and covering such time periods as Agent may reasonably request (it being understood that the financial statements of Holdings need not be audited or Consolidated).

8.1.7 Projections. No later than 30 days after each fiscal year, deliver to Agent Projections of U.S. Borrower and its Restricted Subsidiaries for the current fiscal year, month by month.

8.1.8 Additional Subsidiaries.

(a) If any Restricted Subsidiary is formed or acquired after the Restatement Date (after giving effect to the Restructuring) or if any Subsidiary ceases to be an Indenture Restricted Subsidiary, a Dormant Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary after the Restatement Date (after giving effect to the Restructuring), cause Borrower Representative to notify Agent and the applicable Collateral Agent thereof and if such Subsidiary is a U.S. Subsidiary of U.S. Borrower, cause such Subsidiary to become a Loan Party by executing and delivering to U.S. Collateral Agent all applicable Security Documents pursuant to which such Subsidiary guaranties the payment of all of the Obligations and grants to U.S. Collateral Agent a first-priority Lien (subject only to Permitted Liens) on all or substantially all of its right, title and interest in Properties of the types described in Section 5.1 (subject to the limitations set forth in Section 5.1) to secure the Obligations of such Subsidiary; provided that (i) such Subsidiary shall not be required to pledge its interest in the outstanding Securities held by it of any Indenture Restricted Subsidiary, any Dormant Subsidiary, any Excluded Subsidiary or any subsidiary of such Restricted Subsidiary which is not a Subsidiary (because the definition of the term “Subsidiary” expressly excludes such Person) and (ii) with respect to such Subsidiary’s pledge of the outstanding Securities held by it of any Subsidiary other than a U.S. Subsidiary, such pledge to U.S. Collateral Agent will be limited to 65% of the outstanding Voting Stock of such Subsidiary and 100% of the non-Voting Stock of such Subsidiary or any U.S. Subsidiary that is a limited liability company or limited partnership which has no other assets other than Securities of Non-U.S. Subsidiaries;

(b) Cause each Restricted Subsidiary of Borrowers that is a U.K. Subsidiary or a Canadian Subsidiary, whether now or hereafter in existence, promptly upon U.K. Collateral Agent’s or Canadian Collateral Agent’s request therefor, to become a Loan Party by executing and delivering to U.K. Collateral Agent or Canadian Collateral Agent all applicable Security Documents pursuant to which such Restricted Subsidiary guaranties the payment of all U.K. Obligations and all Canadian Obligations and grants to U.K. Collateral Agent or Canadian Collateral Agent, as applicable, a first-priority Lien (subject only to Permitted Liens) on all or substantially all of its right, title and interest in the Properties of the types described in Section 5.1 (subject to the limitations set forth in Section 5.1) and Mortgage (or hypothecate, as the case may be) on all such Restricted Subsidiary’s owned real estate (subject to the limitations set forth in Sections 5.1 and 5.4) to secure the Obligations of such Restricted Subsidiary; provided that (i) so long as a guaranty of the Canadian Obligations or U.K. Obligations by any U.K. Subsidiary and/or any related grant of a security interest would violate financial assistance or similar laws, such guaranty and grant by the applicable U.K. Subsidiary will be restricted so as not to violate such laws and (ii) such Restricted Subsidiary shall not be required to pledge its interest in the outstanding securities held by it of any Dormant Subsidiary, any Excluded Subsidiary or any subsidiary of such Restricted Subsidiary which is not a Subsidiary (because the definition of the term “Subsidiary” expressly excludes such Person); and

(c) (i) In the case of U.S. Borrower, execute and deliver to U.S. Collateral Agent, and cause each Restricted Subsidiary (other than any Non-U.S. Subsidiary, any Dormant Subsidiary or any Excluded Subsidiary) to execute and deliver, a pledge agreement pursuant to which U.S. Borrower or such Restricted Subsidiary, as the case may be, grants to U.S. Collateral Agent a first-priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities directly held by such Person of each Subsidiary of such Person other than any Indenture Restricted Subsidiary, any Dormant Subsidiary or any Excluded Subsidiary, to secure the Obligations; provided that in the case of each such Subsidiary other than a U.S. Subsidiary, such pledge to U.S. Collateral Agent will be limited to 65% of the outstanding Voting Stock of such Subsidiary and 100% of the non-Voting Stock of such Subsidiary; and (ii) in the case of U.K. Borrowers and Canadian Borrower, execute and deliver to U.K. Collateral Agent or Canadian Collateral Agent, as applicable, a pledge agreement pursuant to which such Borrower grants to U.K. Collateral Agent or Canadian Collateral Agent, as applicable, a first-priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities directly held by such Borrower of each Subsidiary of such Borrower other than any Dormant Subsidiary or any Excluded Subsidiary to secure the Obligations of such Borrower. For the avoidance of doubt, no Borrower shall be required to pledge to any Collateral Agent the outstanding Securities of any subsidiary of such Borrower which is not a Subsidiary (because the definition of the term “Subsidiary” expressly excludes such Person).

8.1.9 Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower or any Restricted Subsidiary at any time opens or maintains, such Borrower shall, at Collateral Agents’ request and option, promptly comply with the requirements of Section 6.2.4.

8.1.10 ERISA Plans.

(a) Promptly and in any event within 10 Business Days after any Borrower or any ERISA Affiliate knows that a Reportable Event has occurred, such Borrower will provide a statement generally describing the Reportable Event and the action, if any, that such Borrower or ERISA Affiliate has taken or proposes to take with respect thereto.

(b) On the date any records, documents or other information must be furnished to the Pension Benefit Guaranty Corporation by U.S. Borrower or its Subsidiaries with respect to any Plan pursuant to Section 4010 of ERISA, such Borrower will provide a copy of such records.

(c) Promptly and in any event within ten Business Days after receipt by U.S. Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, such Borrower will provide copies of each notice concerning with respect to any such Multiemployer Plan, the imposition of withdrawal liability, its reorganization or termination (each within the meaning of Title IV of ERISA) or the amount of liability incurred or that may be incurred by such Borrower in connection with such event.

8.1.11 Canadian Pension and Benefit Plans. For each existing Canadian Pension Plan of any Borrower or any of its Subsidiaries, such Borrower or Subsidiary, as applicable, shall ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(a) For each Canadian Pension Plan hereafter adopted by any Borrower or any of its Subsidiaries which is required to be registered under the ITA or any other applicable laws, that Borrower or Subsidiary, as applicable, shall use its best efforts to seek and receive confirmation in writing from the applicable governmental authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) For each existing and hereafter adopted Canadian Pension Plan and Canadian Benefit Plan of any Borrower or any of its Subsidiaries, such Borrower or Subsidiary, as applicable, shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Each Borrower and each Subsidiary of such Borrower shall deliver to Agent and Canadian Agent, if requested by Agent or Canadian Agent, promptly after the filing thereof by such Borrower or Subsidiary, as applicable, with any applicable governmental authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan of such Borrower or Subsidiary, as applicable.

8.1.12 Information Regarding Collateral.

(a) Furnish to the applicable Collateral Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s Type of Organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or Organizational I.D. Number (or any United Kingdom or Canadian equivalent thereof). Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA or otherwise that are required in order for the applicable Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral. Borrowers also agree promptly to notify the applicable Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of U.S. Borrower, each year, at the time of its delivery of the annual financial statements with respect to the preceding fiscal year pursuant to subsection 8.1.3(a), deliver to Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Restatement Date or the date of the most recent certificate delivered pursuant to this subsection 8.1.12.

8.1.13 Further Assurances. Subject to the limitations set forth in Section 5.1, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC, PPSA and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that Majority Lenders, Agent or any Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created by the Security Documents.

8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall not:

8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge, amalgamate or consolidate, or permit any Restricted Subsidiary of such Borrower to merge, amalgamate or consolidate, with any Person; nor acquire, nor permit any of its Restricted Subsidiaries to acquire, directly or indirectly, all or substantially all of the Properties of any Person or a business unit of any Person, except for:

(i) mergers (or amalgamations) of (a) any Subsidiary of U.S. Borrower into (or with) U.S. Borrower (so long as U.S. Borrower is the surviving Person) or another wholly-owned Subsidiary of U.S. Borrower or (b) any Subsidiary of any U.K. Borrower or Canadian Borrower into (or with) any U.K. Borrower or Canadian Borrower (so long as a U.K. Borrower or Canadian Borrower, as the case may be, is the surviving Person) or another wholly-owned Subsidiary of any U.K. Borrower or Canadian Borrower; provided that (x) no merger or amalgamation otherwise permitted by this clause (i) may be consummated unless, at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (y) if any such merger or amalgamation of two Subsidiaries involves a Restricted Subsidiary, the surviving Person must be a Restricted Subsidiary;

(ii) acquisitions of assets consisting of fixed assets or real (or immovable) property that constitute Capital Expenditures permitted under subsection 8.2.8 or that would constitute Capital Expenditures but for the inclusion of clauses (a), (b), (c), (d) and (e) of the definition of the term “Capital Expenditures”;

(iii) any disposition permitted by subsection 8.2.9 and any investment which is not prohibited by subsection 8.2.12 (it being understood that any such disposition may be structured as a merger or amalgamation); and

(iv) the acquisition (whether by merger, amalgamation or otherwise) of not less than 100% (inclusive of Securities previously owned) of the Securities of a Person, or of all or substantially all the Property of a Person, or of a business unit of a Person, so long as (a) such Borrower or Restricted Subsidiary grants to the applicable Collateral Agent, for the benefit of the applicable Secured Parties, a Lien on all the Securities and all or substantially all the other Property (in each case subject to Section 5.1) so acquired, in form and substance reasonably acceptable to the applicable Collateral Agent, (b) no Default or Event of Default has occurred and is continuing or will occur as a result of such acquisition and (c) on a Pro Forma Basis, at the time of, and after giving effect to such acquisition and the financing therefor, Borrower Representative’s good faith forecast, certified as such to Agent, shall show the average weekly Aggregate Availability for the 90 days immediately following such acquisition would exceed $50,000,000 (any acquisition meeting all the criteria of this paragraph being referred to herein as a “Permitted Acquisition”).

8.2.2 Loans. Make, or permit any Subsidiary to make, any loans or other advances of money to any Person, other than (i) salary, travel advances, advances against commissions and other similar advances to employees of Borrowers and their respective Subsidiaries in the ordinary course of business and loans or advances to employees or directors of Parent, Borrowers and their respective Subsidiaries in connection with the purchase by such persons of Securities of Parent (including options to purchase such Securities) in an aggregate amount outstanding at any time not in excess of $5,000,000 and other loans or advances permitted by subsection 8.2.12, (ii) extensions of trade credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses, (v) intercompany loans and advances:

(a) made by U.S. Borrower to (i) any Restricted Subsidiary that is a U.S. Subsidiary, (ii) any U.K. Borrower or any Restricted Subsidiary that is a U.K. Subsidiary, (iii) any Unrestricted Subsidiary, (iv) Canadian Borrower or any Restricted Subsidiary that is a Canadian Subsidiary or (v) Parent, to the extent a Distribution in the amount of such loan or advance would be permitted under Section 8.2.7,

(b) made by any U.K. Borrower or Canadian Borrower to (i) any other U.K. Borrower or Canadian Borrower or to any Restricted Subsidiary that is a Canadian Subsidiary or a U.K. Subsidiary, (ii) U.S. Borrower or to any Restricted Subsidiary that is a U.S. Subsidiary, (iii) any Unrestricted Subsidiary or (iv) Parent, to the extent a Distribution in the amount of such loan or advance would be permitted under Section 8.2.7,

(c) made by any Restricted Subsidiary that is a U.S. Subsidiary to (i) U.S. Borrower or another U.S. Subsidiary that is a Restricted Subsidiary, (ii) any U.K. Borrower or any Restricted Subsidiary that is a U.K. Subsidiary, (iii) any Unrestricted Subsidiary, (iv) Canadian Borrower or any Restricted Subsidiary that is a Canadian Subsidiary or (v) Parent, to the extent a Distribution in the amount of such loan or advance would be permitted under Section 8.2.7,

(d) made by any Restricted Subsidiary that is a U.K. Subsidiary or Canadian Subsidiary to (i) Canadian Borrower, any U.K. Borrower or any Restricted Subsidiary that is a Canadian Subsidiary or U.K. Subsidiary, (ii) U.S. Borrower or any Restricted Subsidiary that is a U.S. Subsidiary, (iii) any Unrestricted Subsidiary or (iv) Holdings, to the extent a Distribution in the amount of such loan or advance would be permitted under Section 8.2.7,

(e) constituting the Hybrid Loan, and

(vi) intercompany loans and advances made by any Unrestricted Subsidiary to any Borrower or any Restricted Subsidiary or any other Unrestricted Subsidiary or, so long as not funded with the proceeds of any loan or advance to such Unrestricted Subsidiary by any Borrower or any Restricted Subsidiary, to Parent; provided that, in the case of clause (v) above, (a) each Borrower and Subsidiary shall have executed and delivered to the applicable Borrower or Restricted Subsidiary, on the Restatement Date or, if later, on or prior to the first date on which any amounts of intercompany loans or advances are advanced by such Borrower or Subsidiary to the applicable Borrower or Restricted Subsidiary, a demand note (other than in respect of the Hybrid Loan, which has a stated maturity) to evidence any such intercompany loans and advances owing at any time by such Borrower or Subsidiary to the applicable Borrower or Restricted Subsidiary, which note shall be in form and substance reasonably satisfactory to the applicable Collateral Agent and shall be pledged and delivered to the applicable Collateral Agent pursuant to the applicable Security Document as additional security for the applicable Obligations, (b) the obligations of each Borrower and each Restricted Subsidiary under such intercompany notes shall be subordinated to the Obligations of such Borrower or Restricted Subsidiary, as applicable, hereunder in a manner reasonably satisfactory to Agent, (c) at the time any such intercompany loan or advance is made by any Borrower, and after giving effect thereto, each such Borrower shall be Solvent, (d) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan or advance, (e) in the case of clauses (v)(a)(iii), (v)(b)(iii), (v)(c)(iii) and (v)(d)(iii), the applicable Borrower or Restricted Subsidiary loaning or advancing such funds shall have, as applicable (i) in the case of U.S. Borrower and its Restricted Subsidiaries, U.S. Availability under the U.S. Borrowing Base of not less than $10,000,000 after giving effect to such intercompany loan or advance, (ii) in the case of any U.K. Borrower and its Restricted Subsidiaries, U.K. Availability under the U.K. Borrowing Base of not less than the Dollar Equivalent of $5,000,000 after giving effect to such intercompany loan or advance or (iii) in the case of Canadian Borrower and its Restricted Subsidiaries, Canadian Availability under the Canadian Borrowing Base of not less than $5,000,000 after giving effect to such intercompany loan or advance, (f) in the case of clauses (v)(a)(iii), (v)(b)(iii), (v)(c)(iii) and (v)(d)(iii), the aggregate amount of such intercompany loans and advances owing by Unrestricted Subsidiaries to Borrowers shall not exceed $25,000,000 at any time outstanding, (g) the aggregate amount of intercompany loans and advances owing to U.S. Borrower and its Restricted Subsidiaries that are U.S. Subsidiaries by U.K. Borrowers and their Restricted Subsidiaries that are U.K. Subsidiaries and by Canadian Borrower and its Restricted Subsidiaries that are Canadian Subsidiaries (excluding the Hybrid Loan) shall not exceed $50,000,000 at any time outstanding.

8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur or suffer to exist, any Indebtedness, except:

(i) Obligations owing to Agents or any Lender under this Agreement or any of the other Loan Documents;

(ii) Indebtedness, including without limitation senior unsecured debt existing on the Restatement Date and set forth on Schedule 8.2.3 and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof (except to the extent representing the financing of premiums, interest, fees and other expenses in connection therewith) or shortening the maturity thereof);

(iii) Permitted Purchase Money Indebtedness;

(iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(v) (a) guaranties of any Indebtedness permitted to be incurred hereunder by a Borrower or a Restricted Subsidiary and (b) unsecured guaranties of any Indebtedness of an Unrestricted Subsidiary incurred in connection with a Permitted Acquisition; provided that the maximum aggregate principal amount of the Indebtedness so guaranteed pursuant to this clause (b) does not exceed $250,000,000 at any time outstanding;

(vi) guaranties of any obligations of any Subsidiary to the extent an intercompany loan to such Subsidiary would be permitted under subsection 8.2.2(v) (and, solely for purposes of such subsection, the amount of such guaranties shall be deemed to be intercompany loans thereunder);

(vii) Indebtedness in respect of intercompany loans permitted under subsections 8.2.2(v) or (vi);

(viii) to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business;

(ix) Derivative Obligations so long as such Derivative Obligations are not entered into for speculative purposes;

(x) Indebtedness of Loan Parties in respect of the Senior Secured Notes in an aggregate principal amount not in excess of $475,000,000 at any time outstanding and, in each case, any refinancing, extension, refunding or renewal thereof; provided that (i) the aggregate principal amount thereof is not increased (except to the extent representing the financing of premiums, interest, fees and expenses in connection therewith), (ii) neither the final maturity nor the average life to maturity thereof is shortened, (iii) such refinancing debt, if secured, is secured only by assets of U.S. Borrower and its Restricted Subsidiaries that are U.S. Subsidiaries that constitute Collateral for the Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement and (iv) the non-economic terms and conditions of such refinancing indebtedness, when taken as a whole, are no less favorable to the Loan Parties than those contained in the Senior Secured Note Documents;

(xi) Indebtedness of Loan Parties in respect of (x) additional Senior Secured Notes (having substantially the same non-economic terms as the Senior Secured Notes issued on the Restatement Date and subject to the Intercreditor Agreement) and/or (y) unsecured notes containing non-economic provisions which, when taken as a whole, are no less favorable to the Loan Parties than those contained in the Senior Secured Note Documents (provided that such unsecured notes do not mature prior to the maturity date of the Senior Secured Notes and do not require any scheduled payments of principal prior to the maturity thereof), in an aggregate principal amount not to exceed $250,000,000 and, in each case, any refinancing, extension, refunding or renewal thereof; provided that (i) the aggregate principal amount thereof is not increased (except to the extent representing the financing of premiums, interest, fees and expenses in connection therewith), (ii) neither the final maturity nor the average life to maturity thereof is shortened, (iii) such refinancing debt, if secured, is secured only by assets of U.S. Borrower and its Restricted Subsidiaries that are U.S. Subsidiaries that constitute Collateral for the Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement and (iv) the non-economic terms and conditions of such refinancing indebtedness, when taken as a whole, are no less favorable to the Loan Parties than those contained in the Senior Secured Note Documents.

(xii) Subordinated Debt in an aggregate principal amount outstanding at any time not to exceed $40,000,000;

(xiii) Surety Obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other like laws and with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or Event of Default;

(xiv) Indebtedness of any Borrower or any of its Subsidiaries that may be deemed to exist in connection with (a) the Purchase Agreement and the Transactions, (b) acquisition agreements with respect to Permitted Acquisitions or (c) dispositions not prohibited under this Agreement, in each case consisting of earn-outs, purchase price adjustments or indemnities;

(xv) Capitalized Lease Obligations arising from Sale and Leaseback Transactions permitted under Section 8.2.11;

(xvi) Indebtedness of any Borrower or any of its Subsidiaries arising in connection with the financing by insurance providers of insurance premiums in the ordinary course of business not to exceed $20,000,000 at any time outstanding;

(xvii) Indebtedness of any Person that becomes a Restricted Subsidiary after the Restatement Date; provided that (a) such Indebtedness exists at the time such person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such person becoming a Restricted Subsidiary and (b) the aggregate principal amount of Indebtedness permitted by this clause (xvii) (other than in respect of Capitalized Lease Obligations, industrial revenue bonds and Purchase Money Indebtedness) shall not exceed $50,000,000 at any time outstanding, and any refinancing, refundings, renewals or extensions thereof not increasing the principal amount thereof (except to the extent representing the financing of premiums, interest, fees and expenses in connection therewith) or shortening the maturity thereof; and

(xviii) Unsecured Indebtedness not included in paragraphs (i) through (xvii) above which does not exceed at any time, in the aggregate together with all other Borrowers, the sum of $5,000,000.

8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any Restricted Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of any Borrower (other than any Borrower or any wholly-owned Restricted Subsidiary), including without limitation any management, consulting or similar fees, except (i) pursuant to the reasonable requirements of any Borrower’s or any Restricted Subsidiary’s business and upon fair and reasonable terms (unless otherwise consented to by Agent) which in all material respects are no less favorable to such Borrower or such Restricted Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of such Borrower or such Restricted Subsidiary and, in the case of any such transaction not entered into in the ordinary course of business of such Borrower or such Restricted Subsidiary, which are fully disclosed to Agent with respect to any transaction or arrangement or series of related transactions or arrangements involving payments in excess of $2,500,000 in the aggregate, (ii) as otherwise permitted under this Agreement, including without limitation Section 8.2.7., (iii) the issuance of any equity Securities or the receipt of any contributions to the capital of any Borrower or any Restricted Subsidiary, (iv) the issuance of Securities or other payments, awards or grants in cash, Securities or otherwise pursuant to or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of any Borrower or of a Restricted Subsidiary, as appropriate, in good faith, (v) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent, any Borrower or any Restricted Subsidiary, (vi) payments by any Borrower or any Restricted Subsidiary to the Sponsor or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the board of directors of such Borrower or such Restricted Subsidiary in good faith and (y) do no exceed, in connection with any such transaction, 1.5% of the aggregate value of such transaction, (vii) the performance by any Borrower or any Restricted Subsidiary of its obligations under the agreements set forth on Schedule 8.2.4 and (viii) any Borrower or any Restricted Subsidiary may pay management fees to the Sponsor or its Affiliates in an aggregate amount not to exceed in any fiscal year the greater of (x) $3,000,000 and (y) 2% of EBITDA of U.S. Borrower and its Restricted Subsidiaries for the preceding fiscal year; provided, however, that (x) any amount as calculated above in this subclause (viii) that is not so paid in any fiscal year may be carried forward and paid in the next fiscal year and (y) no payment may be made under this subclause (viii) unless at the time thereof and after giving effect thereto, (1) no Default or Event of Default has occurred and is continuing (including, without limitation, pro forma compliance with the covenant in Section 8.3 if then applicable), and (2) Aggregate Availability would exceed $25,000,000.

8.2.5 Limitation on Liens. Create or suffer to exist, or permit any Restricted Subsidiary to create or suffer to exist, any Lien upon any of its Properties, income or profits, whether now owned or hereafter acquired, except:

(i) Liens at any time granted in favor of any Collateral Agent (or fondé de pouvoir, as the case may be) for the benefit of the applicable Secured Parties;

(ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or under Canadian pension laws) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if such Lien could not reasonably be expected to adversely affect the applicable Collateral Agent’s rights or the priority of the applicable Collateral Agent’s Lien on any Collateral;

(iii) Liens arising in the ordinary course of the business of any Borrower or any Restricted Subsidiary by operation of law or regulation, but only if such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or such Restricted Subsidiary or materially impair the use thereof in the operation of the business of such Borrower or such Restricted Subsidiaries;

(iv) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Restatement Date; provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement (any such Lien, “Purchase Money Lien”);

(v) such other Liens as appear on Schedule 8.2.5 hereto, and any extensions and replacements thereof; provided that (a) such Liens secure only the obligations that they secure on the Restatement Date (and permitted refinancings, extensions, renewals and refundings thereof) and (b) such Liens do not extend to any other Property of any Borrower or Subsidiary;

(vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, insurance policies, leases, statutory obligations (other than excise taxes), work in progress advances, surety, stay, customs and appeal bonds, bids, tenders, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(vii) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real (or immovable) Property owned or leased by such Borrower or one of its Restricted Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower’s or such Restricted Subsidiary’s business;

(viii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.16;

(ix) the Second Priority Lien;

(x) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Borrowers or any of their Subsidiaries;

(xi) Liens arising from precautionary UCC financing statements regarding operating leases;

(xii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;

(xiii) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of any Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that (1) any Indebtedness that is secured by such Liens is permitted to exist hereunder, and (2) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other Property of such Borrower or any of its Subsidiaries;

(xiv) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; and

(xv) Liens securing Indebtedness incurred pursuant to subsection 8.2.3(xvi); provided that such Liens attach only to the insurance policies that are the subject of such Indebtedness and the proceeds thereof;

(xvi) customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of setoff) held by such banking institutions;

(xvii) Liens granted by Canadian Borrower in its rights under certain subscription agreements to secure the Hybrid Loan, as contemplated by the Restructuring;

(xviii) other Liens securing obligations not to exceed $10,000,000 in the aggregate.

8.2.6 Payments and Amendments of Certain Debt.

(i) make or permit any Restricted Subsidiary to make any payment of any part or all of the Senior Secured Notes or any Subordinated Debt, except (a) regularly scheduled payments of principal and interest may be made in accordance with the subordination agreement relative thereto or the subordination provisions thereof or the Intercreditor Agreement, as applicable, (b) any payment in Securities payable pursuant to the terms of the Hybrid Loan, and (c) other payments may be made if (x) no Default or Event of Default exists at the time of such payment or would result from such payment, including, without limitation, pro forma compliance with the financial covenant contained in Section 8.3, (y) such payment would be permitted by the subordination provisions applicable to such Subordinated Debt or the Intercreditor Agreement, as applicable, and (z) after giving effect to such payment, the Aggregate Availability exceeds $25,000,000; or

(ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt in a manner that could reasonably be expected to be materially adverse to the interests of Agents and Lenders hereunder.

8.2.7 Distributions. Declare or make, or permit any Restricted Subsidiary to declare or make, any Distributions, except for:

(i) Distributions by any Restricted Subsidiary of any Borrower to such Borrower or a wholly-owned Restricted Subsidiary of such Borrower;

(ii) Distributions paid solely in Securities of any Borrower or any Restricted Subsidiary;

(iii) the repurchase, retirement or other acquisition (or Distributions to Parent to finance any such repurchase, retirement or other acquisition) for value of Securities of any Borrower or Parent held by any future, present or former employee, director or consultant of any Borrower or Parent or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, so long as no Default or Event of Default exists at the time of, or would be caused by, the making of such Distributions and the aggregate cash amount of such Distributions (together with all Distributions of all other Borrowers), measured at the time when made, does not exceed $12,500,000 in any fiscal year of U.S. Borrower (with any amount not used in any fiscal year being permitted to be used in the next fiscal year) (plus (a) the aggregate amount of any payments received from officers, directors, employees and consultants in connection with their purchase of stock occurring after the Restatement Date and not previously used for such purpose and (b) the proceeds of key man life insurance received after the Restatement Date and not previously used for such purpose);

(iv) Distributions by any Borrower to Parent (if Parent files a consolidated tax return in respect of U.S. Borrower and its Subsidiaries) in an amount not to exceed the amount that U.S. Borrower and its Subsidiaries would have been required to pay in any tax year in respect of federal, state or local income taxes (as the case may be) in respect of such year if U.S. Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(v) Distributions in amounts equal to the amounts required for Parent and Borden Capital to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of Parent or Borden Capital, and general corporate overhead expenses of Parent and Borden Capital, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Borrowers and their Subsidiaries; provided, however, that (x) any such Distributions are treated as an operating expense of U.S. Borrower for purposes of determining the Consolidated Net Income of U.S. Borrower, (y) the aggregate amount of such Distributions does not exceed (1) $250,000 in any fiscal year, in the case of distributions to or for the benefit of Borden Capital, and (2) $5,000,000 in the aggregate for all such distributions in any fiscal year and (z) such Distributions are actually applied for such purposes; and

(vi) any Loan Party may make Distributions to the extent it is required to issue cash in lieu of fractional shares to accommodate anti-dilution adjustments made to holders of its Securities;

(vii) any Restricted Subsidiary may make Distributions to its Securities holders generally, so long as any Loan Party that owns the Securities in such Subsidiary making such Distribution receives at least its proportionate share thereof (based upon its relative holdings of Securities in such Subsidiary making such Distributions and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary or the terms of any agreements applicable thereto);

(viii) repurchases of capital stock deemed to occur upon exercise of stock options if such capital stock represents a portion of the exercise price of such options;

(ix) all other Distributions by any Borrower or any Restricted Subsidiaries, so long as, after giving effect to such Distribution, (a) no Default or Event of Default has occurred and is continuing, (b) the Aggregate Availability exceeds $50,000,000 and (c) the Fixed Charge Coverage Ratio is greater than 1.1 to 1.0; and

(x) Distributions made to effect (a) the Transactions and (b) the Restructuring.

8.2.8 Capital Expenditures. Permit the aggregate amount of Capital Expenditures (including, without limitation, by way of capitalized leases) made by Borrowers and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Restatement Date through December 31, 2004	$37,500,000
January 1, 2005 through December 31, 2005	$75,000,000
January 1, 2006 through December 31, 2006	$78,000,000
January 1, 2007 through December 31, 2007	$81,000,000
January 1, 2008 through December 31, 2008	$84,000,000
January 1, 2009 through the end of the Term	$88,000,000

provided that (i) in the event Borrowers and their Subsidiaries do not expend the entire capital expenditures limit permitted in any such period (without giving effect to this proviso), Borrowers and their Subsidiaries may carry forward to the immediately succeeding period the unutilized portion of such limit and (ii) the amount of Capital Expenditures permitted to be made in any fiscal year will be increased, after the consummation of any Permitted Acquisition, by an amount equal to 110% (pro rated for the fiscal year in which such Permitted Acquisition occurs) of the average annual amount of Capital Expenditures made by the Person or business so acquired during its two most recent fiscal years.

8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Restricted Subsidiary to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) transfers of Property by any Loan Party to any other Loan Party that is a Guarantor of its Obligations hereunder;

(iii) dispositions of Equipment and other fixed assets which, in the aggregate during any fiscal year of U.S. Borrower, have a fair market value of $5,000,000 or less, provided that, concurrently with the consummation of any disposition of fixed assets that are included in the Borrowing Base, Borrower Representative shall deliver to Agent an updated Borrowing Base Certificate to give effect to such disposition and any other changes in the Borrowing Base as of the date of such certificate;

(iv) dispositions of Cash Equivalents;

(v) transfers of Borrowers’ Oilfield Services and UV Coating assets to a limited partnership or limited liability company; provided that, simultaneously with such transfer, this Agreement and Loan Documents shall be amended to provide for such limited partnership to become a borrower hereunder and such limited partnership or limited liability company shall grant a Lien (subject to Section 5.1) on all of its assets to the applicable Collateral Agent for the benefit of the applicable Secured Parties, all in form and substance satisfactory to the applicable Collateral Agent;

(vi) the disposition of the assets described on Schedule 8.2.9;

(vii) other dispositions for an aggregate consideration after the Restatement Date not in excess of $20,000,000 in the aggregate for all such dispositions in any fiscal year; provided that, if at the time of such disposition or immediately following such disposition, Aggregate Availability is less than $20,000,000 and the Property disposed of is reflected in the most recently delivered Borrowing Base Certificate, Borrowers shall, prior to such disposition, submit to the applicable Agent and the applicable Collateral Agent a revised Borrowing Base Certificate reflecting the removal of such Property from such Borrowing Base Certificate;

(viii) other dispositions expressly authorized by this Agreement;

(ix) a sale or other disposition of limited partnership or limited liability company equity interests created in accordance with clause (v) above;

(x) dispositions of Property in connection with a Sale and Leaseback Transaction permitted by Section 8.2.11;

(xi) dispositions of Property that is substantially worn out, damaged, uneconomic or obsolete or no longer useful to the Loan Parties;

(xii) sales, licenses or other dispositions of Intellectual Property in the ordinary course of business; provided that such sales or licenses do not impair the applicable Collateral Agent’s ability to sell Inventory upon a foreclosure of the Liens granted and under the Security Documents; and

(xiii) dispositions made to effect the Restructuring.

8.2.10 Securities of Guarantors. Permit any Guarantors (other than Holdings) to issue any additional Securities (other than director’s qualifying Securities) except (i) to any Borrower or any other Guarantor and (ii) in respect of the Hybrid Loan and as otherwise contemplated by the Restructuring; provided that, subject to the other provisions of this Agreement, such Borrower or Guarantor pledges such Securities to the applicable Collateral Agent, for the benefit of the applicable Secured Parties, in form and substance acceptable to the applicable Collateral Agent.

8.2.11 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) with respect to Property having an aggregate fair market value in excess of $50,000,000.

8.2.12 Restricted Investment. Make or have, or permit any Restricted Subsidiary to make or have, any Restricted Investment.

8.2.13 Subsidiaries. Create, acquire or otherwise suffer to exist, or permit any Restricted Subsidiary to create, acquire or otherwise suffer to exist, any Restricted Subsidiary not in existence as of the Restatement Date, except that such Borrower or any Restricted Subsidiary may form or acquire any Subsidiary not in existence as of the Restatement Date so long as (a) to the extent required by this Agreement, such Borrower or such Restricted Subsidiary grants to the applicable Collateral Agent, for the benefit of the applicable Secured Parties, a pledge of its interest in such Subsidiary, (b) no Default or Event of Default has occurred and is continuing or will occur as a result of the creation or acquisition of such Subsidiary, (c) such investment in any such Subsidiary does not constitute a Restricted Investment, and (d) such Subsidiary is a Restricted Subsidiary (unless such investment is otherwise permitted under clause (xii) of the definition of Restricted Investment).

8.2.14 Tax Consolidation. File or consent to the filing of any Consolidated income tax return with any Person other than Borrowers, Parent and Parent’s Subsidiaries.

8.2.15 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement, or other organizational documents (as the case may be) that would reasonably be expected to have a Material Adverse Effect.

8.2.16 Fiscal Year End. Change, or permit any Subsidiary to change its fiscal year end.

8.2.17 Negative Pledges. Enter into any agreement limiting the ability of any Borrower or any Restricted Subsidiary to voluntarily create Liens upon any of its Properties other than (a) this Agreement and the other Loan Documents, (b) the Senior Secured Note Documents and any refinancings or extensions thereof permitted by Section 8.2.3(x), (c) any such agreement existing on the Restatement Date and identified on Schedule 8.2.17, (d) any agreement pursuant to which any Subordinated Debt is issued as otherwise permitted by this Agreement and approved by Agent in accordance with the definition of Subordinated Debt hereunder, (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or substantially all the assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (f) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (g) customary provisions in leases and other contracts restricting the assignment thereof, (h) provisions purporting to restrict assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business or in connection with any Permitted Acquisition and (i) restrictions contained in agreements governing Indebtedness that do not restrict or condition Agents’ or Lenders’ ability to obtain first-priority perfected Liens on the assets of any Loan Party.

8.3 Financial Covenant.

8.3.1 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter, to be less than 1.1 to 1.0; provided, however, that Borrowers shall not be required to comply with this covenant with respect to any fiscal quarter if the Aggregate Availability at the end of such fiscal quarter was greater than or equal to $50,000,000.

SECTION 9. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agents or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, no U.K. Participant nor Canadian Participant shall be required to fund its U.K. Participating Interest or Canadian Participating Interest, as applicable, and no Issuing Bank shall be required to issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

9.1 All Credit Events. On the date of each Loan (other than a conversion or continuation of a Loan that does not increase the outstanding amount thereof), including each Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit or LC Guaranty (each such event being called a “Credit Event”):

(a) In the case of a Loan, Agent shall have received a notice requesting such Loan as required by Section 3.1.1 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit or LC Guaranty, Agent and Issuing Bank shall have received a notice requesting the issuance, execution, amendment, extension or renewal of such Letter of Credit or LC Guaranty, as applicable, as required by Section 3.1.5 or, in the case of a Swingline Loan, Agent shall have received a notice requesting such Swingline Loan as required by subsection 1.1.4(b).

(b) The representations and warranties set forth in Section 7 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) The Borrowing Base Certificate most recently delivered to and on file with the applicable Collateral Agent shall be not more than one month old.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 9.1.

9.2 Restatement Date. On the Restatement Date:

(a) Agent shall have received, on behalf of itself, Lenders and Issuing Bank, a favorable written opinion of (i) O’Melveny & Myers LLP, counsel for Borrowers and certain of their Subsidiaries, in form and substance reasonably satisfactory to Agent, and (ii) each local counsel listed on Schedule 9.2, in form and substance reasonably satisfactory to Agent, in each case (A) dated the Restatement Date, (B) addressed to Issuing Bank, Agents and Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as Agent shall reasonably request, and Borrowers hereby request such counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the Loans and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to Lenders, Issuing Bank and Agents.

(c) Agent shall have received (i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation (or other similar formation document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) (where such certification is available in the relevant Person’s jurisdiction of incorporation) of the jurisdiction of its organization, and a certificate as to the good standing (or similar concept, to the extent such concept has meaning in a relevant jurisdiction) of each Loan Party as of a recent date, from such Secretary of State (or other similar official); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Restatement Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent governing documents) of such Loan Party as in effect on the Restatement Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or other similar formation document) of such Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing (to the extent applicable) furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as Lenders, Issuing Bank or Agent may reasonably request.

(d) Agents shall have received a Borrowing Base Certificate dated the Restatement Date, which shall be executed by a Responsible Officer of each Borrower.

(e) Agent shall have received a certificate, dated the Restatement Date and signed by a financial officer of U.S. Borrower, certifying (i) compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 9.1 and (ii) after giving effect to the Transactions to occur on the Restatement Date, the Leverage Ratio is no more than 5.25 to 1.00.

(f) Agents shall have received all fees and other amounts due and payable on or prior to the Restatement Date, to the extent invoiced, including in respect of reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(g) The Security Documents and the Intercreditor Agreement shall have been duly executed by each Person that is to be a party thereto and shall be in full force and effect on the Restatement Date. Each Collateral Agent, on behalf of the applicable Secured Parties, shall have a security interest in the Collateral of the type and, with respect to the U.S. Collateral, priority described in each Security Document.

(h) Agents shall have received a Perfection Certificate with respect to the Loan Parties dated the Restatement Date and duly executed by a financial officer of Borrower Representative, and shall have received the results of a search of the UCC filings (and/or PPSA or other equivalent filings) made with respect to each Borrower and its Restricted Subsidiaries in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) or particulars of the registration disclosed by such search, and accompanied by evidence reasonably satisfactory to Collateral Agents that the Liens indicated in any such financing statement (or similar document) would be permitted under subsection 8.2.5 or have been or will be contemporaneously released or terminated.

(i) Each Collateral Agent (with respect to the applicable Borrowers and Restricted Subsidiaries) shall have received, in form and substance reasonably satisfactory to the applicable Collateral Agent and their counsel, duly executed lockbox, blocked account or similar agreements required by this Agreement.

(j) Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.1.2 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the applicable Collateral Agent as additional insured, in form and substance reasonably satisfactory to Agent and the applicable Collateral Agent.

(k) The Subsidiaries of U.S. Borrower who are the co-issuers thereof shall have received gross cash proceeds in an aggregate amount of not less than $475,000,000 from the issuance of the Senior Secured Notes. The terms and conditions of the Senior Secured Notes and the provisions of the Senior Secured Note Documents shall be reasonably satisfactory to Lenders. Agent shall have received copies of the Senior Secured Note Documents, certified by Responsible Officer of U.S. Borrower as being complete and correct.

(l) U.S. Borrower shall have issued an irrevocable notice of redemption with respect to all of its outstanding 9 1/4% Debentures due 2019 and shall have irrevocably deposited with the trustee therefore all amounts necessary to effect such redemption in accordance with the indenture governing such debentures. After giving effect to the Transactions and the other transactions contemplated hereby, U.S. Borrower and its Restricted Subsidiaries shall not have any outstanding Indebtedness or preferred Securities other than Indebtedness in respect of or permitted by this Agreement.

(m) The Acquisition shall have been consummated simultaneously with the effectiveness of this Agreement in accordance with the Purchase Agreement and applicable law, without giving effect to any waiver or amendment of any material terms or conditions of the Purchase Agreement not approved by Majority Lenders.

(n) Immediately after Lenders have made the initial Loans, Letters of Credit and LC Guaranties to be issued (or, with respect to the Existing Letters of Credit, deemed issued) on the Restatement Date, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, and have reserved an amount sufficient to pay all trade payables greater than 60 days past due, Aggregate Availability shall not be less than $50,000,000.

(o) Agent shall have received a certificate from the principal financial officer of Borrower Representative certifying that U.S. Borrower and its Subsidiaries, on a Consolidated basis, after giving effect to the Transactions to occur on the Restatement Date, are Solvent.

(p) Lenders shall have received the financial statements referred to in subsection 7.1.10.

(q) Lenders shall have received the results of borrowing base audits and asset appraisals by the applicable Collateral Agent or its representatives of Borrowers’ and their Subsidiaries’ respective assets in order to validate each of the U.S. Borrowing Base, the U.K. Borrowing Base and the Canadian Borrowing Base.

(r) All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and material, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby. All requisite third-party consents necessary for the consummation of the Transactions shall have been obtained except for those third-party consents where the failure to so obtain such consents would not have a Material Adverse Effect.

(s) Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(t) The Intercreditor Agreement shall have become effective in accordance with its terms.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

10.1.1 Payment of Obligations. Any Borrower shall fail to pay (i) any principal of the Obligations hereunder on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest on the Obligations or any other Obligations (other than principal) within three (3) days of when the same shall become due and payable (whether due at stated maturity, on demand, upon acceleration or otherwise).

10.1.2 Misrepresentations. Any representation, warranty or other statement made (or deemed made) or furnished any Agent or any Lender by or on behalf of Borrowers, any Subsidiary or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2.

10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 5.4, 6.1.1, 6.1.2, 6.2.4, 6.2.5, 8.1.1, the first sentence of 8.1.2, 8.1.9, 8.2 or 8.3 on the date that any Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsections 8.1.3, 8.1.4 or 8.1.7 within five Business Days following the date on which any Borrower is required to perform, keep or observe such covenant.

10.1.4 Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in this Section 10.1) or any Security Document or Other Agreement and the breach of such other covenant is not cured to Agent’s satisfaction within 30 days after the sooner to occur of Borrower Representative’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

10.1.5 Intentionally Deleted.

10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Restricted Subsidiary or any Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary or such Guarantor is a party or by which such Borrower, such Subsidiary or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $15,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $10,000,000, in the aggregate, in excess of the amount covered by insurance (subject to such deductibles and self-insurance retentions as Agent shall have permitted).

10.1.8 Insolvency and Related Proceedings. Any Borrower, any Restricted Subsidiary or any Guarantor shall suffer the appointment of a receiver, trustee, custodian, administrator, administrative receiver or manager, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary, or shall pass or convene any meeting for the purpose of considering any resolution for winding up or administration, or shall make an assignment, composition or arrangement for the benefit of creditors, or any petition for an order for relief (or similar proceedings, including, without limitation, an application for a stay order or filing of a proposal or notice of intention to make a proposal) shall be filed by or against any Borrower, any Restricted Subsidiary or any Guarantor under U.S. federal bankruptcy laws, the Insolvency Laws of Canada, England’s Insolvency Act of 1986 or any other insolvency laws in the United Kingdom (if against any Borrower, any Restricted Subsidiary or any Guarantor (except with respect to any event occurring as set forth in the last sentence of this Section 10.1.8) and such action is not taken voluntarily by such Borrower, Restricted Subsidiary or Guarantor, the continuation of such proceeding for more than 60 days, or, with respect to any proceeding in the United Kingdom, 14 days), or any Borrower, any Subsidiary or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally. With respect to any U.K. Borrower or any Restricted Subsidiary of any U.K. Borrower, a petition has been presented or meeting convened or application made for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in respect of, any U.K. Borrower or any Restricted Subsidiary of any U.K. Borrower and (a) other than in the case of a petition to appoint an administrator, such petition or application is not stayed or discharged within 14 days or in any event before it is heard or (b) in the case of a petition to appoint an administrator, U.K. Agent is not satisfied in its sole discretion that it will be discharged before it is heard.

10.1.9 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any Subsidiary or any Guarantor and such cessation could reasonably be expected to result in a Material Adverse Effect, or any substantial portion of the Collateral shall be taken through condemnation or the value of such Collateral shall be impaired through condemnation and such impairment could reasonably be expected to have a Material Adverse Effect.

10.1.10 Change of Ownership. There shall occur a Change in Control.

10.1.11 ERISA. (a) A Reportable Event shall occur which reasonably constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, (b) any Plan shall be terminated or any such trustee shall be requested or appointed, (c) any Borrower, any Subsidiary of any Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any such Borrower’s, such Subsidiary’s, such ERISA Affiliate’s or such Guarantor’s complete or partial withdrawal from such Plan, or (d) any Person engages in a Prohibited Transaction, in each case of clauses (a), (b), (c) or (d), any such event could reasonably be expected to have a Material Adverse Effect.

10.1.12 Canadian Pension Plans. Any of the following events or conditions has occurred and such event or condition could reasonably be expected to have a Material Adverse Effect: (a) Canadian Borrower or any of its Subsidiaries terminate any Canadian Pension Plan, (b) an event providing grounds to terminate or wind-up a Canadian Pension Plan in whole or in part by order of any applicable pension regulatory authority, or (c) any event or condition which would require the appointment by the applicable regulator of a trustee or similar Person to administer a Canadian Pension Plan.

10.1.13 Challenge to Agreement; Invalidity of Loan Documents. Any Borrower, any Subsidiary, any Guarantor or Sponsor shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to any Collateral Agent. Any Loan Document ceases to be valid or enforceable in any material respect or it shall become unlawful for any party to any Loan Document to perform its obligations under any Loan Document

10.1.14 Repudiation of or Default Under Any Guaranty. Any Guarantor shall revoke or attempt to revoke its guaranty of the Obligations, in whole or in part, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof, or such guaranty shall cease to be in full force and effect.

10.1.15 Invalidity of Security Interests. Any security interest purported to be created hereunder or by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the applicable Collateral Agent to maintain possession of certificates representing securities pledged under the applicable Security Document and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer shall not have denied that such loss is covered by such title insurance policy.

10.1.16 Criminal Forfeiture. Any Borrower, any Subsidiary or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material amount of Property of any Borrower, any Restricted Subsidiary or any Guarantor.

10.1.17 Judgments. Any money judgments, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower, any Restricted Subsidiary, any Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $5,000,000 or more for any single judgment, attachment or process or $10,000,000 or more for all such judgments, attachments or processes in the aggregate for Borrowers and their Restricted Subsidiaries, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to result in a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged, satisfied or bonded pending appeal within 30 days.

10.2 Acceleration of the Obligations. Agent shall notify Lenders upon the occurrence of an Event of Default. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated or reduced from time to time and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by any Agent or any Lender, and Borrowers shall forthwith pay to Agent, in the case of U.S. Borrower, to Canadian Agent, in the case of Canadian Borrower, and to U.K. Agent, in the case of U.K. Borrowers, the full amount of such Obligations, provided that upon the occurrence of an Event of Default specified in subsection 10.1.8 with respect to any Borrower, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by any Agent, any Lender or any other Person.

10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agents shall, subject to applicable law, have and may exercise from time to time the following other rights and remedies:

(a) All of the rights and remedies of a secured party under the UCC, PPSA, the laws of the United Kingdom or under other applicable law, and all other legal and equitable rights to which they may each be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

(b) The right to take immediate possession of the Collateral, and to (i) require Borrowers and each of their Subsidiaries to assemble the Collateral, at Borrowers’ expense, and make it available to the applicable Collateral Agent at a place designated by the applicable Collateral Agent which is reasonably convenient, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, such Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agents for storage thereof).

(c) The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the applicable Collateral Agent, in its sole discretion, may deem advisable. The applicable Collateral Agent may, at its option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 10 days’ written notice to such Borrower or any of its Restricted Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as the applicable Collateral Agent may designate in said notice. The applicable Collateral Agent shall have the right to conduct such sales on any Borrower’s or any of its Restricted Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. The applicable Collateral Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the applicable Collateral Agent, on behalf of applicable Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and legal fees incurred by Agents in collecting the Obligations, in enforcing the rights of Agents and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations which such Collateral secures; and third, to the principal of the Obligations which such Collateral secures. Subject to Section 1.3 of this Agreement, if any deficiency shall arise, Borrowers and each Guarantor shall remain jointly and severally liable to Agents and Lenders therefor.

(d) U.S. Collateral Agent, with respect to the U.S. Collateral, Canadian Collateral Agent, with respect to the Canadian Collateral, and U.K. Collateral Agent, with respect to the U.K. Collateral, is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Restricted Subsidiary’s labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, industrial designs, design patents and other designs or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Restricted Subsidiary’s rights under all licenses and all franchise agreements shall inure to U.S. Collateral Agent’s, Canadian Collateral Agent’s and U.K. Collateral Agent’s benefit.

(e) U.S. Collateral Agent, at its option, may require U.S. Borrower to deposit with U.S. Collateral Agent, funds equal to the U.S. LC Amount, with U.K. Collateral Agent, the U.K. LC Amount, and with Canadian Collateral Agent, the Canadian LC Amount, and, if such Borrower fails to promptly make such deposit, Agent, U.K. Agent and Canadian Agent, as the case may be, may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral (except that U.K. Collateral and Canadian Collateral shall not secure Revolving Credit Loans to U.S. Borrower) and shall constitute a Base Rate Revolving Portion. Any such deposit or advance shall be held by Agent, U.K. Agent or Canadian Agent, as applicable, as a reserve to fund future payments on such applicable LC Guaranties and future drawings against such applicable Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the applicable Borrower; provided that in no event shall any such reserves held as U.K. Collateral or Canadian Collateral be applied to the U.S. Obligations.

10.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agents, and with reasonably prompt subsequent notice to Borrower Representative (any prior or contemporaneous notice to Borrower Representative being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to any such Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages. Notwithstanding the foregoing, no Lender shall exercise setoff rights with respect to U.K. Borrowers’ and Canadian Borrower’s assets and apply such proceeds to the U.S. Obligations.

10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to Agents or any Lender or contained in any other agreement between any Lender and any Borrower or between Agents and any Borrower heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of any Borrower herein contained. The failure or delay of any Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) owing or to become owing from Borrowers to Agents and each Lender have been fully satisfied in cash. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan

Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by Agent or the Majority Lenders and directed to Borrowers.

SECTION 11. AGENT; ASSIGNMENTS; AMENDMENTS

11.1 Authorization and Action.

(a) Issuing Bank and each Lender hereby appoints and authorizes each Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Issuing Bank and each Lender hereby acknowledges that no Agent shall have, by reason of this Agreement, assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of Lenders and Issuing Bank and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents, each Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders, whenever such instruction shall be requested by an Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that each Agent shall be fully justified in failing or refusing to take any action which exposes such Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless each applicable Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If any Agent seeks the consent or approval of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, such Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Majority Lenders (or such greater or lesser number of Lenders) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Issuing Bank and each Lender hereby authorizes Agent and U.S. Collateral Agent to delegate to Canadian Agent and Canadian Collateral Agent or U.K. Agent and U.K. Collateral Agent any and all of its obligations under this Agreement and the Loan Documents with respect to all actions required to be taken in Canada and the United Kingdom, respectively, of any kind whatsoever. Canadian Agent, Canadian Collateral Agent, U.K. Agent and U.K. Collateral Agent, when acting pursuant to the authority granted hereunder, shall have all the protections, indemnities, rights and powers granted to Agent or U.S. Collateral Agent, as applicable, under this Agreement and any Loan Document.

(c) To the extent necessary, each Lender appoints Canadian Collateral Agent as its agent to hold in the name of the Canadian Collateral Agent, for the benefit of each Secured Party, any of the debentures issued by Canadian Borrower and outstanding from time to time forming part of the Security Documents, and appoints CIBC Mellon Trust Company as the person holding the power of attorney for the holders of bonds or other titles of indebtedness for all purposes of Article 2692 of the Civil Code of Quebec. Each Borrower, to the extent necessary, hereby consents to all present and future appointments made in this Section 11.1(c) or pursuant thereto.

11.2 Agents’ Reliance, Etc. None of Agents or their Affiliates, nor any of their respective directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent (i) may treat each Lender party hereto as the holder of Obligations until such Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to such Agent, (ii) may consult with legal counsel, independent public accountants and other experts selected by them and shall not be liable for any action taken or omitted to be taken in good faith by it or them in accordance with the advice of such counsel, accountants or experts, (iii) make no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents, (iv) shall not have any duty beyond such Agent’s customary practices in respect of loans in which such Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default, (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, (vi) shall not be liable to any Lender for any action taken, or inaction, by such Agent upon the instructions of Majority Lenders pursuant to Section 11.1 or refraining to take any action pending such instructions, (vii) shall not be liable for any apportionment or distributions of payments made by it pursuant to Section 3, absent gross negligence or willful misconduct, (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties, and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower Representative or Holdings’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

11.3 CSFB, Fleet and their Affiliates. With respect to their respective commitments hereunder to make Loans, CSFB and Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though each were not an Agent, and the terms “Lender” or “Lenders” shall, unless the context otherwise requires, include CSFB and Fleet (or their respective Affiliates) in their individual capacities as a Lender. CSFB, Fleet and their respective Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of Borrowers all as if they were not Agents and without any duty to account therefor to any other Lender.

11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agents shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Holdings or Borrowers.

11.5 Indemnification. Lenders agree to indemnify Agents (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agents, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agents under this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agents’ gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agents promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including legal fees) incurred by Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agents are not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If, after payment and distribution of any amount by Agents to Lenders, any Lender or any other Person, including Borrowers, any creditor of Borrowers, a liquidator, administrator or trustee in bankruptcy, recovers from Agents any amount found to have been wrongfully paid to Agents or disbursed by Agents to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agents for all such amounts.

11.6 Rights and Remedies to be Exercised by Agents Only. Each Lender agrees that, except as set forth in Section 10.3, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand for payment by Borrowers under this Agreement or any other Loan Document.

11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies each Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by any Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by any Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Each Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Liens upon the Collateral, for each Agent’s benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize each Agent at their option and in their discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of this Agreement and payment and satisfaction of all Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), (ii) constituting property being sold or disposed of if Borrower Representative certifies to such Agent that the sale or disposition is made in compliance with subsection 8.2.9 (and such Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter, (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) in the case of Collateral not constituting all or substantially all the Collateral, if approved, authorized or ratified in writing by such Agent at the direction of the Majority Lenders. Upon request by Agent at any time, Lenders will confirm in writing the applicable Agent’s authority to release particular types or items of Collateral pursuant hereto. No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the applicable Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to each Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agents may act in any manner they may deem appropriate, in their sole discretion, but consistent with the provisions of this Agreement, including given such Agent’s own interest in the Collateral as Lenders and that no Agent shall have any duty or liability whatsoever to any Lender. Any reference to “Security Agent”, “Security Trustee” or “Mortgagee” in any Security Document entered into by a U.K. Borrower shall mean a reference to U.K. Collateral Agent.

11.8 Agents’ Right to Purchase Commitments. Agents shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Agents’ own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the available amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

11.9 Right of Sale, Assignment, Participations. Any Lender shall be permitted to participate, sell, assign, transfer or otherwise dispose, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

11.9.1 Sales, Assignments.

(a) Each Lender hereby agrees that, with respect to any sale or assignment (other than the purchase of a Participating Interest pursuant to Sections 3.13 or 3.14 or in the case of an assignment by Canadian Lender or U.K.

Lender to an Affiliate of Agent) (i) no such sale or assignment shall be for an amount of less than $2,500,000 in the aggregate and $2,500,000 increments in excess thereof (or, in each case, if less, the entire remaining amount of such assigning Lender’s Revolving Credit Loans and Revolving Loan Commitments), (ii) Agent, U.K. Agent, Issuing Bank and, in the absence of an Event of Default, Borrower Representative, must consent, such consent not to be unreasonably withheld, to each such assignment, (iii) the parties to each such assignment shall (A) electronically execute and deliver to Agent an Assignment and Acceptance Agreement via an electronic settlement system selected by Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of Agent) and (iv) the assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire and all applicable tax documentation. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender. Any assignment by a Lender shall be on pro rata basis among all Revolving Credit Loans and Participating Interests. Without limiting the foregoing, no assignment may be made to an Ineligible Institution without the prior written consent of Borrower Representative.

(b) By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Loan Commitment, and the outstanding balances of its Revolving Credit Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance Agreement, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance Agreement, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in subsection 7.1.10 or delivered pursuant to subsection 8.1.3 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement, (v) such assignee will independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement or any other Loan Document as are delegated to the respective Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto, and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, an Administrative Questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee, if any, referred to in subsection 11.9.1(b) above, if any, and, if required, the written consent of Borrower Representative, Issuing Bank and Agent to such assignment, Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Lenders and Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this subsection 11.9.1(c).

11.9.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (other than an Ineligible Institution) (each a “Participant”), provided that (i) no such participation shall be for an amount of less than $2,500,000 in the aggregate and $1,000,000 increments in excess thereof, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) increasing the Revolving Loan Commitments in which such Participant participates, (2) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan in which such Participant participates, (3) extending the final stated maturity of any Loan in which such Participant participates or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans in which such Participant participates; provided that the rights described in this subclause (3) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, or (4) releasing a Guarantor from its Obligations or releasing all or substantially all of the Collateral, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation. The provisions of this subsection 11.9.2 do not apply to the Participating Interests or the Lenders or their Affiliates in their capacity as holders of the Participating Interests. Any Participation by a Lender or a Participant shall be on a pro rata basis among all Revolving Credit Loans and Participating Interests.

11.9.3 Certain Agreements of Borrowers. Each Borrower agrees that (i) until the completion of the primary syndication of the facilities hereunder, it will use its reasonable efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

11.9.4 Transferees. If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to another Person or another branch of the same Person, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld (subject to the completion of procedural formalities with respect to taxes imposed by the United Kingdom) by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower Representative either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (or other form required by applicable law) (wherein such Lender claims entitlement to complete exemption from U.S. federal and other withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrower Representative a new Form W-8BEN or Form W-8ECI (or other form required by applicable law) upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable laws and regulations with regard to such withholding tax exemption.

11.9.5 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Agent and Borrower Representative, the option to provide to each Borrower all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Credit Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Revolving Loan Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection

11.9.5, any SPC may (i) with notice to, but without the prior written consent of, Borrower Representative and Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Credit Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection 11.9.5 may not be amended without the consent of all SPCs.

11.9.6 Downgraded Lender. In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Person becomes a Lender, a U.K. Participant or a Canadian Participant, downgrade the long-term certificate deposit ratings of such Person, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Person that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then each of U.K. Lender, Canadian Lender and Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Person and Agent, to replace (or to request Borrowers to use reasonable efforts to replace) such Person with an assignee (in accordance with and subject to the restrictions contained in subsection 11.9.1 above), and such Person hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in subsection 11.9.1 above) all its interests, rights and obligations in respect of its Revolving Loan Commitment to such assignee; provided that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) each of U.K. Lender, Canadian Lender and Issuing Bank or such assignee, as the case may be, shall pay to such Person in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Person hereunder and all other amounts accrued for such Person’s account or owed to it hereunder.

11.10 Amendment. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall be effective, unless (i) in writing and signed by each directly and adversely affected Lender, do any of the following: (1) increase or extend the Revolving Loan Commitment of such Lender, (2) reduce the principal of, or interest on, any amount payable to such Lender hereunder or postpone or extend the date for payment of any principal, interest, fee or other amount payable to such Lender hereunder or under any other Loan Document, (3) decrease any interest rate or fee payable to such Lender hereunder or reduce the rate at which any fee is payable to such Lender, (4) extend the Term of this Agreement, (5) increase any advance percentage or sublimit (except as expressly provided in this Agreement) contained in the definition of the terms “Aggregate Borrowing Base”, “U.S. Borrowing Base”, “U.K. Borrowing Base” or “Canadian Borrowing Base”, or otherwise directly or indirectly modify such terms or any related terms if the effect thereof would be to increase the Aggregate Borrowing Base, the U.S. Borrowing Base, the U.K.

Borrowing Base or the Canadian Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Borrower or Guarantor from its obligations under the Loan Documents (except, in the case of a Guarantor, in connection with any disposition of the capital stock or all or substantially all of the assets of such Guarantor in a transaction permitted under subsection 8.2.9), (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term “Majority Lenders”, (10) amend this Section 11.10, (11) release all or substantially all the Collateral, (12) permit the incurrence of any Liens on Collateral securing liabilities in excess of $10,000,000, except as permitted by subsection 8.2.5 or (13) voluntarily agree to subordinate any of the Obligations, or (ii) in writing and signed by Agents in addition to the Lenders required above to affect the rights or duties of Agents under this Agreement or any other Loan Document. Notwithstanding the foregoing, in the event that the U.K. Sublimit and Canadian Sublimit are adjusted in accordance with the terms hereof, Agent may, without the consent of the Lenders, make conforming changes to the signature page hereof and any Assignment and Acceptance Agreement to reflect such adjustments.

11.11 Resignation of Agent; Appointment of Successor. Any Agent may resign as such by giving not less than thirty days’ prior written notice, in the case of Agent, to Lenders, Issuing Bank and Borrower Representative, and in the case of Canadian Agent, U.K. Agent and any Collateral Agent, to Lenders and Borrower Representative. If any Agent shall resign under this Agreement, then, (i) subject to the consent of Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default has occurred and is continuing) in the case of Agent only, Majority Lenders shall appoint from among Lenders (located in the relevant jurisdiction) successor agents or agent, as applicable, for Lenders and Issuing Bank or (ii) if successor agents or agent, as applicable, shall not be so appointed and approved within the thirty-day period following such Agent’s notice of such resignation, then Agent shall appoint successor agents or agent, as applicable, who shall serve as such Agent until such time as Majority Lenders appoint successor agents or agent, as applicable, subject to Borrower Representative’s consent, if applicable, as set forth above. Subject to the consent of Borrower Representative (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default has occurred and is continuing), in the case of Canadian Agent, U.K. Agent or any Collateral Agent only, Agent shall appoint from among the Lenders or any Affiliate of Agent located in the relevant jurisdiction a successor agent or agents, as applicable. Upon its appointment, such successor agents or agent shall succeed to the rights, powers and duties of the applicable Agent and the term “Agent”, “Canadian Agent”, “U.K. Agent”, “U.S. Collateral Agent”, “Canadian Collateral Agent”, “U.K. Collateral Agent” and “Agents”, as applicable, shall mean each such successor effective upon its appointment, and the former applicable Agent’s rights, powers and duties as applicable Agent shall, as applicable, be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any such Agent hereunder, the provisions of this Section 11.11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while acting as Agent under this Agreement. Notwithstanding the foregoing, without the consent of the Lenders or Borrowers, any Affiliate of Fleet may be appointed (i) by Fleet to replace Fleet as Collateral Agent hereunder, (ii) by Fleet Canada to replace Fleet Canada as

Canadian Collateral Agent hereunder and (iii) by Fleet U.K. to replace Fleet U.K. as U.K. Collateral Agent hereunder; provided that, such replacement Canadian Collateral Agent and/or U.K. Collateral Agent shall provide prior notice to Agent and Borrowers of such replacement.

11.12 Audit and Examination Reports; Disclaimer by Lenders. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agents furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agents;

(b) expressly agrees and acknowledges that Agents (i) do not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agents or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including legal fees and expenses) incurred by Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

11.13 Syndication Agent/Documentation Agent. The Syndication and Documentation Agents identified on the cover page of, or elsewhere in, this Agreement and the other Loan Documents, in their capacities as such, shall have no rights, powers, duties or responsibilities and no rights, powers, duties or responsibilities shall be read into this Agreement or any other Loan Document or otherwise exist on behalf of or against such entity, in their capacities as such. If the Syndication or Documentation Agent resigns, as such agent, no successor Syndication or Documentation agent shall be appointed.

SECTION 12. MISCELLANEOUS

12.1 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints each Agent (and all Persons designated by such Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and each Agent may, without notice to such Borrower and in such Borrower’s or such Agents’ name, but at the cost and expense of such Borrower:

(a) At such time or times upon or after the occurrence and during the continuance of an Event of Default as such Agent in its sole discretion may determine, endorse such Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of such Agent or under such Agent’s control.

(b) At such time or times upon or after the occurrence and during the continuance of an Event of Default as such Agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts, (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral, (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as such Agent deems advisable, and at such Agent’s option, with all warranties regarding the Collateral disclaimed, (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral, (vi) receive, open and dispose of all mail addressed to such Borrower and notify postal authorities to change the address for delivery thereof to such address as such Agent may designate, (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of such Agent on account of the Obligations, (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral for purposes of creating or perfecting a Lien thereon or otherwise carrying out the provisions of this Agreement, (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors, (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral, (xi) make and adjust claims under policies of insurance, and (xii) do all other acts and things necessary, in such Agent’s determination, to fulfill such Borrower’s obligations under this Agreement. Notwithstanding the foregoing, each Agent may, in its sole discretion, engage in those activities specified in (a) clauses (iv), (vi) and (viii) above in conjunction with the management of Borrowers’ and their Restricted Subsidiaries’ blocked account arrangements and (b) clause (ix) above in conjunction with such Agent’s audits of Borrowers and their Subsidiaries.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.2 Indemnity. Each Borrower hereby agrees to indemnify each Agent and each Lender (and each of their Affiliates) and hold each Agent and each Lender (and each of their Affiliates) harmless (to the extent set out in Section 1.3(a)) from and against any liability, loss, damage, suit, action, proceeding or order ever suffered or incurred by any such Person (including reasonable legal fees and legal expenses) as the result of such Borrower’s failure to observe, perform or discharge such Borrower’s duties hereunder (except to the extent resulting from the gross negligence or intentional misconduct of any Agent or any Lender provided such gross negligence or intentional misconduct shall not excuse the performance of any such Person of its Obligations hereunder or under the other Loan Documents). In addition, each Borrower shall defend each Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except to the extent resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of each Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3 Sale of Interest. Borrowers may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrowers’ rights, title, interests, remedies, powers, and duties hereunder or thereunder.

12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agents and each Lender permitted under Section 11.9.

12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Agent or Issuing Bank:	Credit Suisse First Boston Eleven Madison Avenue New York, New York 10010 Attention: Agency Group Facsimile No.: (212) 325-8304

If to Canadian Agent:	Credit Suisse First Boston Toronto Branch One First Canadian Place, Suite 3000, P.O. Box 301 Toronto, Ontario, Canada M5X 1C9 Attention: Agency Group Facsimile No.: (416) 352-4574

If to U.K. Agent:	Credit Suisse First Boston London Branch One Cabot Square, London E14 4QJ United Kingdom Attention: Agency Group Facsimile No.: +44 207 888 8125

If to any Collateral Agent:	c/o Bank of America Business Capital 1 South Wacker Drive, Suite 3400 Chicago, Illinois 60606-4616 Attention: Portfolio Manager Facsimile No.: (312) 332-6537

If to Borrower Representative:	Borden Chemical, Inc. 180 East Broad Street Columbus, Ohio 43215 Attention: Treasurer Facsimile No.: (614) 225-3339

With a copy to:	Borden Chemical, Inc. 180 East Broad Street Columbus, Ohio 43215 Attention: General Counsel Facsimile No.: (614) 225-7495

With a copy to:	Apollo Management LP 9 West 57th Street 43rd Floor New York, New York 10019 Attention: Joshua Harris Facsimile No.: (212) 515-3253

With a copy to:	O’Melveny & Myers LLP Times Square Tower, 7 Times Square New York, New York 10036 Attention: John J. Suydam, Esq. Facsimile No.: (212) 326-2061

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agents or a Lender pursuant to subsection 3.1.1 or 4.2.2 shall not be effective until received by Agents or such Lender.

12.9 Consent. Whenever Agents’, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agents, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute, unfettered discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

12.10 Credit Inquiries. Each Borrower hereby authorizes and permits Agents and each Lender to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

12.11 [Intentionally Omitted]

12.12 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agents’ and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

12.15 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

12.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

12.17 Headings. Section and subsection headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

12.18 Advertisement. Each Borrower hereby authorizes Agent to publish the name of such Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

12.19 Jurisdiction; Consent to Service of Process.

(a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.20 Termination of Existing Pledge Agreements. Each Loan Party is hereby released and discharged from any and all obligations, covenants and agreements under the Existing Pledge Agreements without further action from any Person; provided that the foregoing shall not apply to any obligation which expressly survives the termination of any Existing Pledge Agreement. All Liens of any kind, nature, or description, whenever and however arising, which any Agent may have on any of the assets and property, real or personal, tangible or intangible, of any Loan Party granted in favor of such Agent pursuant to the Existing Pledge Agreements, shall terminate and be satisfied and released. All collateral pledged under the Existing Pledge Agreements in the possession of any Agent shall be delivered directly into the possession of Borrower Representative for the benefit of the applicable Loan Party. In connection with the foregoing, each applicable Agent shall execute and deliver to Borrower Representative, at Borrower Representative’s expense, such additional documents as Borrower Representative may reasonably request.

12.21 U.K. Waiver. Notwithstanding the fact that no registrations were undertaken in accordance with Section 395 of the Companies Act 1985 (U.K.) in respect of the Existing Credit Agreement, the Trademark Security Agreement dated September 23, 2002 or the Patent Security Agreement dated September 23, 2002, the failure to register such Security Documents (as defined in the Existing Credit Agreement) shall not give rise to any breach of any provision of the Existing Credit Agreement or this Agreement.

12.22 English Language. The parties hereby confirm their express wish that this Agreement and all documents and agreements directly and indirectly related thereto, including notices, be drawn up in English. Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof or of this Agreement may be drawn up in French. Les parties reconnaissent leur volonté express que la présente covention aninsi que tous les documents et conventions qui s’y rattachent directement ou indirectement, y compris les avis, soient rédigés en langue anglaise. Nonobstant telle volonté expresse, les parties conviennent que n’importe qu’elle desdits documents, conventions et avis ou toute partie de ceux-ci ou de cette convention puissant être rédigés en langue francaise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

BORDEN CHEMICAL, INC.,

by
Name:
Title:

BORDEN CHEMICAL CANADA, INC.,

by
Name:
Title:

BORDEN CHEMICAL UK LIMITED,

by
Name:
Title:

BORDEN CHEMICAL GB LIMITED,

by
Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually and as Agent and an Issuing Bank,

By
Name:
Title:

CREDIT SUISSE FIRST BOSTON, TORONTO BRANCH, individually and as Canadian Agent, Canadian Lender and an Issuing Bank,

by
Name:
Title:

FLEET CAPITAL CORPORATION, individually and as U.S. Collateral Agent and an Issuing Bank,

by
Name:
Title:

FLEET CAPITAL GLOBAL FINANCE INC., individually and as Canadian Collateral Agent,

by
Name:
Title:

FLEET NATIONAL BANK, LONDON BRANCH, individually and as U.K. Agent, U.K. Lender and U.K. Collateral Agent,

by
Name:
Title:

SIGNATURE PAGE TO THE BORDEN AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT DATED AS OF AUGUST 12, 2004
NAME OF FINANCIAL INSTITUTION:

by
Name:
Title:

APPENDIX A

GENERAL DEFINITIONS

When used in the Amended and Restated Loan and Security Agreement to which this Appendix is attached (a) the terms “Certificated Security”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Payment Intangibles”, “Proceeds”, “Security”, “Security Entitlement”, “Software”, “Supporting Obligations”, “Tangible Chattel Paper” and “Uncertificated Security” have the respective meanings assigned thereto under the UCC or the PPSA, as applicable; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC or the PPSA, as applicable, shall be deemed to mean such Property, whether now owned or hereafter created or acquired by the applicable Loan Party or in which the applicable Loan Party now has or hereafter acquires any interest; (c) to the extent that any term reflecting Collateral has different meanings under the PPSA and the UCC, such term shall be defined in the alternative so as to include both meanings; (d) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account” shall have the meaning assigned thereto under the UCC and, in addition thereto, shall include all “accounts receivable” and “accounts,” as such terms are defined in the PPSA and shall include as to U.K. Borrowers: the amounts now or subsequently standing to the credit of any account which each U.K. Borrower has, or has an interest in, with any person and the debts represented thereby and all book and other debts and monetary claims now or subsequently due or owing to each U.K. Borrower, the proceeds of the same and the benefit of all securities or investments, Liens and guarantees or other rights of any nature now or subsequently enjoyed or held by it in relation thereto (other than Accounts).

“Account Debtor” shall mean any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

“Acquisition” shall mean the acquisition, directly or indirectly, by BHI Investment, LLC of all the outstanding capital stock of Borden Holdings, Inc. and all the shares of U.S. Borrower held by certain individual stockholders of U.S. Borrower, in each case pursuant to the Purchase Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit D, or such other form as may be supplied from time to time by Agent.

“Affiliate” of any specified Person shall mean any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided that, for purposes of Section 8.2.4, the term “Affiliate” shall also include a Person, (i) which beneficially owns or holds 10% or more of the Voting Stock of such specified Person, or (ii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by such other Person or a Subsidiary of such other Person.

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“Agent” shall mean CSFB, acting through any of its affiliates or branches, in its capacity as agent for itself, Lenders, Issuing Bank, Canadian Agent and U.K. Agent under this Agreement and any successor in that capacity appointed pursuant to Section 11.11 of this Agreement.

“Agents” shall mean Agent, Canadian Agent, U.K. Agent, U.S. Collateral Agent, Canadian Collateral Agent and U.K. Collateral Agent.

“Agents’ Fees” shall have the meaning assigned to such term in Section 2.3.

“Agent Loans” shall have the meaning set forth in subsection 1.1.5.

“Aggregate Availability” shall mean the sum of U.S. Availability, U.K. Availability and Canadian Availability, in the aggregate.

“Aggregate Borrowing Base” shall mean, as at any date of determination thereof, an amount equal to the sum of the U.S. Borrowing Base, the U.K. Borrowing Base and the Canadian Borrowing Base.

“Aggregate Percentage” shall mean, with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Currency” shall mean Canadian Dollars, Euro and Sterling.

“Alternative Currency Equivalent” shall mean, with respect to any Alternative Currency as of any date of determination, the amount of such Alternative Currency into which Dollars can be converted in accordance with Section 1.4.

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“Applicable Percentage” shall mean, for any day, with respect to any Base Rate Portion, LIBOR Portion, Canadian BA Rate Loan or the Unused Line Fee, as the case may be, the applicable percentage set forth below under the caption “Base Rate Portion Margin”, “LIBOR Portion/BA Rate Loan Margin” or “Unused Line Fee Percentage”, as the case may be, based upon the Leverage Ratio as of the most recent date of determination:

Leverage Ratio	Base Rate Portion Margin (bps per annum)	LIBOR Portion/BA Rate Loan Margin (bps per annum)	Unused Line Fee Percentage (bps per annum)
Category 1 Greater than or equal to 4.5 to 1.00	75	225	50
Category 2 Greater than or equal to 4.0 to 1.00, but less than 4.5 to 1.00	62.5	212.5	50
Category 3 Greater than or equal to 3.0 to 1.00, but less than 4.0 to 1.00	50	200	37.5
Category 4 Greater than or equal to 2.5 to 1.00, but less than 3.0 to 1.00	37.5	187.5	37.5
Category 5 Less than 2.5 to 1.00	25	175	37.5

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans, Letters of Credit, LC Guaranties and Revolving Loan Commitments outstanding on and after the date of delivery to Agent of the financial statements and certificates required by subsection 8.1.3(a) or (b) and subsection 8.1.3(d), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until Borrowers shall have delivered the financial statements and certificates required by subsection 8.1.3(b) and subsection 8.1.3(d), respectively, for the fiscal period ending on March 31, 2005, the Leverage Ratio shall be deemed to be Category 3 for purposes of determining the Applicable Percentage. In addition, (a) at any time during which Borrowers have failed to deliver the financial statements and certificates required by subsection 8.1.3(a) or (b) and subsection 8.1.3(d) and 8.1.4, respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

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“Appropriate Notice Office” shall mean the office of Agent located at Eleven Madison Avenue, New York, New York 10010, Attn: Agency Group, facsimile: (212) 325-8304.

“Appropriate Payment Office” shall mean, with respect to (i) Revolving Credit Loans and U.S. LC Obligations to U.S. Borrower, the Appropriate Notice Office or such other office as Agent may designate to Borrower Representative and the Lenders from time to time, (ii) Revolving Credit Loans and U.K. LC Obligations to U.K. Borrowers, the office of U.K. Agent located at One Cabot Square, London E14 4QJ United Kingdom, or such other office as U.K. Agent may designate to Borrower Representative and the Lenders from time to time and (iii) Revolving Credit Loans to Canadian Borrower, the office of Canadian Agent located at One First Canadian Place, Suite 3000, P.O. Box 301, Toronto, Ontario, Canada M5X 1C9, or such other office in Canada as Canadian Agent may designate to Borrower Representative and the Lenders from time to time.

“Assignment and Acceptance Agreement” shall mean an assignment and acceptance agreement substantially in the form of Exhibit E pursuant to which a Lender assigns all or any portion of any of such Lender’s Revolving Loan Commitment, as permitted pursuant to the terms of this Agreement.

“Base Rate” shall mean (a) with respect to Revolving Credit Loans in Dollars to U.S. Borrower, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%; provided that, if Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason (including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms of the definition thereof), the Base Rate with respect to such Loans shall be determined without regard to clause (a)(ii) above until the circumstances giving rise to such inability no longer exist, (b) with respect to Revolving Credit Loans to Canadian Borrower (other than Canadian BA Rate Loans or a LIBOR Portion) in (i) Dollars, the per annum rate of interest quoted by the Canadian Lender as its reference rate for commercial loans made by it in Canada in Dollars and (ii) Canadian Dollars, the Canadian Prime Rate, and (c) with respect to Revolving Credit Loans in Sterling, Euros or Dollars to U.K. Borrowers, the rate of interest announced or quoted by U.K. Agent as its base rate for Sterling, Dollars or Euros, as applicable, whether or not such rate is the lowest rate charged by U.K. Agent to its most preferred borrowers, and, if such base rate is discontinued by U.K. Agent as a standard, a comparable reference rate designated by U.K. Agent as a substitute therefor shall be the Base Rate with respect to such Loans.

“Base Rate Borrowing Minimum” shall mean $500,000, Cdn$500,000, €500,000 or £300,000, as the case may be

“Base Rate Portion” shall mean that portion of the Revolving Credit Loans that is not subject to a LIBOR Option or an option to obtain a Canadian BA Rate Loan.

“BHI” shall mean BHI Acquisition Corp., a Delaware corporation.

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“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borden Capital” shall mean Borden Capital, Inc., an Ohio corporation.

“Borrower Representative” shall have the meaning set forth in Section 3.12.

“Borrowing Base” shall mean (i) collectively, the U.S. Borrowing Base, the Canadian Borrowing Base and the U.K. Borrowing Base or (ii) individually, a reference to any of the foregoing.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the applicable Borrower, substantially in the form of Exhibit C (or another form acceptable to Collateral Agents) setting forth the calculation of the Aggregate Borrowing Base, U.S. Borrowing Base, U.K. Borrowing Base and Canadian Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the applicable Collateral Agent. All calculations of Aggregate Borrowing Base, U.S. Borrowing Base, U.K. Borrowing Base and Canadian Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to the applicable Collateral Agent. All Borrowing Base Certificate calculations shall be made in Dollars using the applicable Exchange Rates.

“Borrowing Multiple” shall mean $100,000, Cdn$100,000, €100,000 or £50,000, as the case may be.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided that (a) when used in connection with a LIBOR Portion or in connection with a Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits (or in deposits of Sterling) in the London interbank market, (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euro and (c) when used in connection with a Canadian Revolving Credit Loan, the term “Business Day” shall include each day on which banks are open for business in Toronto, Ontario, Canada (excluding Saturday, Sunday and any other day which is a legal holiday in Toronto, Ontario, Canada).

“Canadian Agent” shall mean CSFB, acting through any of its Canadian affiliates or Canadian branches, in its capacity as Canadian agent for itself, the applicable Lenders, Canadian Participants, U.K. Agent and U.K. Participants under this Agreement and any successor in that capacity appointed pursuant to this Agreement.

“Canadian Availability” shall mean the amount of additional amounts which Canadian Borrower is entitled to borrow from time to time as Canadian Revolving Credit Loans, such amount being the lesser of (a) the Canadian Sublimit minus the Dollar Equivalent of the aggregate amount of Canadian Revolving Credit Loans outstanding and the Canadian LC Amount and (b) the Dollar Equivalent of the Canadian Borrowing Base minus the Dollar Equivalent of the aggregate amount of Canadian Revolving Credit Loans outstanding and the

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Canadian LC Amount. If the aggregate outstanding balance of Canadian Revolving Credit Loans and the Canadian LC Amount is equal to or greater than the Canadian Sublimit or the Canadian Borrowing Base, Canadian Availability is zero.

“Canadian BA” shall mean a depository bill as defined in the Depository Bills and Notes Act (Canada) or a bill of exchange governed by the Bills of Exchange Act (Canada) denominated in Canadian Dollars drawn by a customer and accepted by Canadian Lender.

“Canadian BA Rate” shall mean, on any day, the rate on such day, as determined by Canadian Agent, at or about 10:00 a.m. (Toronto time) on such day as being the discount rate (expressed as an annual rate) at which Canadian Lender would offer at such time on such day to purchase Bankers’ Acceptances having a face value comparable to the principal amount of the Canadian BA Rate Loan requested by Canadian Borrower and with comparable Interest Periods.

“Canadian BA Rate Loan” shall mean a Canadian Revolving Credit Loan in Canadian Dollars maintained at the Canadian BA Rate.

“Canadian BA Request” shall mean a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Canadian Agent requesting that interest on a Canadian Revolving Credit Loan be based on the Canadian BA Rate, specifying: (i) the first day of the Interest Period (which shall be a Business Day), (ii) the length of the Interest Period, (iii) whether the Canadian BA Rate Loan is a new Loan, a conversion of a Canadian Prime Rate Loan or a continuation of a Canadian BA Rate Loan, and (iv) the amount of the Canadian BA Rate Loan, which shall be in an amount not less than Cdn$1,000,000 or an integral multiple of Cdn$100,000 in excess thereof.

“Canadian Benefit Plans” shall mean all material employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of their employees or former employees in Canada.

“Canadian Borrower” shall have the meaning set forth in the preamble.

“Canadian Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of:

(a)	85% of the net amount of Eligible Accounts of Canadian Borrower outstanding at such date; plus

(b)	the lesser of (i) 65% of the book value of Eligible Inventory of Canadian Borrower at such date and (ii) $15,000,000; plus

(c)	the lesser of (i) 60% of the appraised orderly liquidation value (net of liquidation costs) in place of Eligible Fixed Assets of Canadian Borrower at such date and (ii) $22,000,000; plus

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(d)	100% of any cash held as Canadian Collateral with a Cash Collateral Agent.

The original dollar limitation set forth in clause (b) above may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “U.S. Borrowing Base” and/or “U.K. Borrowing Base”) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, so long as the sum of such dollar limitations does not exceed $75,000,000.

The original dollar limitations and percentage set forth in clause (c) above shall be reduced by 14.28% in the first fiscal quarter ending on or after June 30, 2005 for which EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000 and shall be reduced or further reduced by 3.57% for each fiscal quarter thereafter that EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000; provided, however, that (i) such dollar limitations and percentage, as so reduced, may be subsequently increased (but, subject to clause (ii) below, not above the amounts originally set forth above) based upon any new appraisal of the net orderly liquidation value of such Eligible Fixed Assets delivered to, and reasonably acceptable to, the Canadian Collateral Agent, and (ii) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, such dollar limitations may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “U.S. Borrowing Base” and/or “U.K. Borrowing Base”), so long as (x) the sum of such dollar limitations does not exceed $30,000,000 and (y) any increase in such dollar limitations is based upon a new appraisal of the net orderly liquidation value of the relevant Eligible Fixed Assets delivered to, and reasonably acceptable to, the applicable Collateral Agent.

The advance rates set forth above may not be adjusted downward by Agents. For purposes hereof, (a) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, in Canadian Collateral Agent’s Reasonable Credit Judgment, be calculated on shortest terms), credits, allowances (other than allowances for doubtful accounts or similar deductions taken into account by the definition of the term “Eligible Accounts”) or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (b) the book value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

Canadian Collateral Agent shall have the right to continue to impose reserves as are in effect on the Restatement Date and to establish other reserves in such amounts, and with respect to such matters, as Canadian Collateral Agent shall reasonably deem necessary or appropriate in its Reasonable Credit Judgment, based on facts not known to Canadian Collateral Agent as of the Restatement Date, against the amount of Canadian Revolving Credit Loans which Canadian Borrower may otherwise request under subsection 1.1.1 including, without limitation (but subject to the limitations specified elsewhere in the definition of the term “Canadian Borrowing Base” and it being understood that the following list may justify reserves

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but do not necessarily require them), with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Canadian Borrower’s business, (ii) potential dilution related to Accounts of Canadian Borrower, (iii) shrinkage, spoilage and obsolescence of Canadian Borrower’s Inventory, (iv) slow moving Inventory of Canadian Borrower, (v) amounts owing by Canadian Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Canadian Borrower, including Prior Claims, landlord, bailee and customs claims which are not subordinated to the reasonable satisfaction of Canadian Collateral Agent, and Inventory subject to rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada), (vi) amounts due, owing and unpaid by Canadian Borrower in connection with Product Obligations, (vii) unpaid royalties under Intellectual Property license agreements, and (viii) such other specific events, conditions or contingencies with respect to Canadian Borrower as to which Canadian Collateral Agent, in its Reasonable Credit Judgment based on facts not known to it on the Restatement Date, determines reserves should be established from time to time hereunder. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of the terms “Eligible Accounts”, “Eligible Inventory” and “Eligible Fixed Assets”, and vice versa, and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts, Eligible Inventory and Eligible Fixed Assets, and vice versa.

“Canadian Collateral” shall mean all of Canadian Borrower’s right, title and interest in (i) the Property and interests in Property described in Section 5 of this Agreement (subject to the limitations set forth in Section 5.1 and the applicable Security Documents) and (ii) all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Canadian Obligations or the U.K. Obligations.

“Canadian Collateral Agent” shall have the meaning set forth in the preamble.

“Canadian Dollars” or “Cdn$” shall mean the lawful currency of Canada.

“Canadian LC Amount” shall mean, at any time, the Dollar Equivalent of the aggregate undrawn available amount of all Canadian Letters of Credit and Canadian LC Guaranties then outstanding.

“Canadian LC Disbursement” shall mean a payment or disbursement made by Issuing Bank pursuant to a Canadian Letter of Credit or a Canadian LC Guaranty.

“Canadian LC Guaranty” shall mean any guaranty pursuant to which Canadian Lender or any Affiliate of Canadian Lender shall guaranty the payment or performance by Canadian Borrower of its reimbursement obligation under any letter of credit.

“Canadian LC Obligations” shall mean the Canadian LC Amount plus the Dollar Equivalent of the aggregate principal amount of all Canadian LC Disbursements that have not yet been reimbursed at such time. The Canadian LC Obligations of any Canadian Participant at any time shall equal its Revolving Loan Percentage of the aggregate Canadian LC Obligations at such time.

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“Canadian Lender” shall mean Credit Suisse First Boston Toronto Branch, in its capacity as the Person obligated to make Canadian Revolving Credit Loans to Canadian Borrower hereunder and to issue Canadian Letters of Credit and Canadian LC Guaranties, together with its successors and permitted assigns.

“Canadian Letter of Credit” shall mean any standby letter of credit or guaranties or bonds issued by an Issuing Bank for the account of Canadian Borrower.

“Canadian Obligations” shall mean the outstanding principal balance of all Loans made to Canadian Borrower and the Canadian LC Obligations and all accrued interest, fees and expenses with respect thereto.

“Canadian Participant” shall mean each Lender set forth on Schedule A-1 or in the relevant Assignment and Acceptance Agreement and identified as a Canadian Participant. The term “Canadian Participant” shall not include Agents.

“Canadian Participating Interest” shall mean, with respect to each Canadian Participant (other than Canadian Lender and U.K. Lender), such Canadian Participant’s obligation to fund a Participating Interest in the Canadian Revolving Credit Loans and the Canadian LC Amount as set forth in Section 3.13 of this Agreement.

“Canadian Pension Plans” shall mean each plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute and/or regulation in Canada maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or its Subsidiaries in respect of their Canadian employees or former employees.

“Canadian Prime Rate” shall mean the per annum rate of interest quoted by Canadian Lender as its reference rate for commercial loans made by it in Canada in Canadian Dollars. The reference rate is a rate determined by Canadian Lender based upon various factors including its cost of funds and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below, such quoted rate.

“Canadian Prime Rate Loans” shall mean a Canadian Revolving Credit Loan maintained at the Canadian Prime Rate.

“Canadian Revolving Credit Loan” shall have the meaning set forth in subsection 1.1.1(c).

“Canadian Secured Parties” shall mean (a) Canadian Lender, (b) Canadian Agent, (c) Canadian Collateral Agent, (d) each counterparty to any Derivative Obligation with Canadian Borrower that either (i) is in effect on the Restatement Date if such counterparty is Canadian Lender, a Canadian Participant or any of their respective Affiliates as of the Restatement Date or (ii) is entered into after the Restatement Date if such counterparty is Canadian Lender, a Canadian Participant or any of their respective Affiliates at the time such Derivative Obligation is entered into, (f) the beneficiaries of each indemnification obligation undertaken by Canadian Borrower or any of its Restricted Subsidiaries that is a Canadian Subsidiary under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

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“Canadian Sublimit” shall mean, with respect to all Lenders, initially, $57,000,000, and with respect to any Lender, such Lender’s (or its Affiliate’s) commitment to purchase Canadian Revolving Credit Loans and thereafter to fund Canadian Revolving Credit Loans in Canadian Dollars and Dollars to Canadian Borrower, expressed in Dollar Equivalents (including such Lender’s or its Affiliate’s Canadian Participating Interest and deducting such Canadian Participating Interests from Canadian Lender’s Revolving Loan Commitment), as set forth on Schedule A-1 or in any Assignment and Acceptance Agreement executed by such Lender, in each case as adjusted from time to time in accordance with this Agreement.

“Canadian Subsidiary” shall mean a Subsidiary organized under the laws of Canada or one of its provinces.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations; provided, however, that Capital Expenditures shall not include (a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, (b) any amounts spent on the Acquisition or Permitted Acquisitions, (c) expenditures to the extent they are financed with the proceeds of an issuance of Securities by any Borrower or a capital contribution to any Borrower, (d) expenditures to the extent they are financed with the proceeds of a disposition of Property that is expressly permitted under this Agreement and (e) expenditures made in connection with the construction of any fixed or capital asset if any Borrower intends to consummate a Sale and Leaseback Transaction of such asset permitted hereunder within six months of the completion of such construction; provided that if such Sale and Leaseback Transaction is not consummated within such time period, then all such expenditures will constitute Capital Expenditures in the period in which such six-month period ends.

“Capitalized Lease Obligation” shall mean, at the time of any determination thereof, the amount of the liability in respect of a lease that would be required at such time to be capitalized and reflected on a balance sheet in accordance with GAAP.

“Cash Collateral Agents” shall mean CSFB, Fleet and JPMorgan Chase Bank, and any of their respective affiliates, in each case so long as such Person is either (i) acting in its capacity as a Collateral Agent hereunder or (ii) party to a deposit account or securities account control agreement with a Collateral Agent hereunder with respect to the Loan Parties’ accounts with such Person.

“Cash Collection Triggering Event” shall occur at any time that the Aggregate Availability is less than $35,000,000.

“Cash Equivalents” shall mean investments of the type described in clause (iv), (v), (vi), (vii) or (viii) of the definition of the term “Restricted Investments”.

A “Change in Control” shall mean any of the following events:

(a) prior to the initial Public Equity Offering, the Permitted Holders shall fail to own, directly or indirectly, beneficially and of record, and have the right to vote Securities of U.S. Borrower representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Securities of U.S. Borrower;

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(b) after the initial Public Equity Offering, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Date) other than the Permitted Holders becomes, directly or indirectly, the beneficial owner of Securities of U.S. Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Securities of U.S. Borrower (and such amount represents more than the aggregate ordinary voting power represented by the issued and outstanding Securities of U.S. Borrower then beneficially owned by the Permitted Holders);

(c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of U.S. Borrower (together with any new directors whose election or appointment by the board of directors of U.S. Borrower or whose nomination for election by the shareholders of U.S. Borrower was approved by a vote of a majority of the directors of U.S. Borrower then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved or whose election, nomination or appointment is by the Permitted Holders) cease for any reason to constitute a majority of the board of directors of U.S. Borrower then in office;

(d) the occurrence of any change in control or similar event (however denominated) with respect to U.S. Borrower under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate principal amount in excess of $15,000,000 to which U.S. Borrower is a party;

(e) U.S. Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of each other Borrower; or

(f) After giving effect to the Restructuring, Holdings shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of U.S. Borrower.

“CIGNA LC” shall mean, collectively, the Existing Letters of Credit issued for the account of U.S. Borrower and for the benefit of various state workers’ compensation boards and surety bond issuers of which the portions of such Existing Letters of Credit allocated to be attributable to obligations of CIGNA shall not exceed $15,280,900, and any extensions, renewals or replacements thereof, so long as the U.S. Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected first-priority security interest in the insurance policy (and the proceeds thereof) that insures the obligations supported by such Letters of Credit.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean U.S. Collateral, U.K. Collateral and Canadian Collateral.

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“Collateral Agents” shall mean U.S. Collateral Agent, Canadian Collateral Agent and U.K. Collateral Agent.

“Compliance Certificate” shall have the meaning set forth in subsection 8.1.3(j).

“Computer Hardware and Software” shall mean all of each Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any written documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of U.S. Borrower dated July 2004.

“Consolidated” shall mean the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period, on a Consolidated basis in accordance with GAAP; provided, however, that:

(1)	any net after-tax extraordinary or nonrecurring gains or losses or income or expenses shall be excluded; provided, however, that with respect to each nonrecurring item, Borrower Representative shall have delivered to Agent a certificate of a Responsible Officer specifying and quantifying such item and stating that such item is a nonrecurring item;

(2)	the net income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business shall be excluded;

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(5)	any net after-tax gains or losses attributable to the early extinguishment of indebtedness shall be excluded;

(6)	the net income for such period of HA-International, LLC or any other Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(7)	the net income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, however, that the net loss of any such Subsidiary shall be included; and

(8)	cash accruals and reserves that are established within 12 months after the Restatement Date and that are so required to be established in accordance with GAAP shall be excluded.

“Contaminant” shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste.

“Contract Right” shall mean any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“CSFB” shall have the meaning set forth in the preamble.

“Credit Event” shall have the meaning set forth in Section 9.1.

“Current Assets” shall mean, at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

“Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” shall have the meaning set forth in subsection 2.1.2.

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“Defaulting Lender” shall mean any Lender that has (a) defaulted in its obligation to make a Revolving Credit Loan or to fund its participation in a Revolving Credit Loan, Letter of Credit, LC Guaranty, Swingline Loan or Agent Loan required to be made or funded by it hereunder and Agent has determined that such Lender is not likely to make such Revolving Credit Loan or fund such participation or (b) become insolvent.

“Derivative Obligations” shall mean every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“Distribution” shall mean, in respect of any Person, (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

“Dollars” or “$” shall mean the lawful currency of the United States of America. Unless otherwise specified, all payments under the Loan Documents shall be made in Dollars.

“Dollar Equivalent” shall mean the amount of Dollars, as of any date of determination, into which the relevant Alternative Currency can be converted in accordance with Section 1.4.

“Dominion Account” shall mean a special bank account or accounts of the applicable Collateral Agent established by a Borrower pursuant to subsection 6.2.4 at banks selected by such Borrower, but acceptable to the applicable Collateral Agents in its sole discretion, and over which the applicable Collateral Agent shall have (a) in the case of U.K. Borrowers’ accounts, sole and exclusive access and control for withdrawal purposes and (b) in the case of U.S. Borrower’s and Canadian Borrower’s accounts, control and springing exclusive access for withdrawal purposes (which shall be subject to full dominion and control after and during the continuance of a Cash Collection Triggering Event or if an Event of Default has occurred and is continuing).

“Dormant Subsidiary” shall mean any Unrestricted Subsidiary that is not conducting any business and that holds assets with an aggregate book or fair market value, whichever is greater, of $50,000 or less.

“EBITDA” shall mean, with respect to any Person for any fiscal period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated income tax expense plus, without duplication, the amount of distributions made in respect of such Person’s taxable income pursuant to Section 8.2.7(iv); plus

(2)	Consolidated interest expense; plus

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(3)	depreciation and amortization expense; plus

(4)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor or any of its Affiliates (or any accruals relating to such fees and related expenses) during such period in amounts not to exceed the amounts permitted by subsection 8.2.4(vi), (vii) or (viii), as applicable;

(5)	plant closure, severance and other restructuring costs and charges; plus

(6)	impairment charges, including the write-down of investments;

(7)	non-operating expenses; plus

(8)	any non-cash charges or expenses (other than the write-down of Current Assets);

less,

(9)	to the extent included in calculating Consolidated Net Income, non-operating income; plus

(10)	all cash payments on account of non-cash charges added to Consolidated Net Income in a prior period after the Restatement Date pursuant to clause (8) above.

For purposes of calculating EBITDA with respect to measurement periods that include periods prior to the Restatement Date, EBITDA for the following fiscal quarters shall be the amounts set forth below:

Fiscal Quarter Ending	Amount
December 31, 2003	$35,588,000
March 31, 2004	$34,123,000
June 30, 2004	$41,085,000

“Eligible Account” shall mean an Account arising in the ordinary course of the business of the applicable Borrower from the sale of goods or rendition of services which the applicable Collateral Agent, in its Reasonable Credit Judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)	it arises out of a sale made or services rendered by the applicable Borrower to a Subsidiary of such Borrower or, if not on arm’s length terms, an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower; or

(ii)	it remains unpaid more than 60 days after the original due date shown on the invoice; provided that the applicable Collateral Agent may establish limitations based on the elapsed time from the initial invoice date in the case of Accounts as to which the stated due date is more than 30 days after the original invoice date; or

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(iii)	the total unpaid Accounts of the Account Debtor to U.S. Borrower, U.K. Borrowers or Canadian Borrower, respectively, exceed 20% of the net amount of all Eligible Accounts owned by U.S. Borrower, U.K. Borrowers or Canadian Borrower, collectively, but only to the extent of such excess; or

(iv)	any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v)	the Account Debtor is also a creditor or supplier of the owner of such Account, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, setoff or similar right; or

(vi)	the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, the Insolvency Laws of Canada or England’s Insolvency Act of 1986 (or any other applicable insolvency laws) as now constituted or hereafter amended, or made an assignment composition or arrangement for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, the Insolvency Laws of Canada or England’s Insolvency Act of 1986 (or any other applicable insolvency laws) as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, the Insolvency Laws of Canada or England’s Insolvency Act of 1986 (or any other applicable insolvency laws), as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, interim receiver, sheriff, monitor, sequestrator or similar officer of fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided that the applicable Collateral Agent may, in its Reasonable Credit Judgment, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the applicable Collateral Agent not to pose an unreasonable risk of non-collectibility; or

(vii)	it arises from a sale made or services rendered to an Account Debtor (a) in the case of U.S. Borrower, that is headquartered outside the United States (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico) or Canada, which (along with other similar Accounts) exceeds (i) $3,500,000 in the aggregate, unless backed by a letter of credit, credit

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insurance, guaranty, acceptance or similar terms or (ii) $7,000,000 in the aggregate, where the Account Debtor has a rating from Dun & Bradstreet of 3A3 or higher, in each case acceptable to the applicable Collateral Agent in its Reasonable Credit Judgment, (b) in the case of Canadian Borrower, that is headquartered outside of Canada or the United States, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms, or (c) in the case of U.K. Borrower, that is headquartered outside of the European Union (which exceeds £500,000 in the aggregate, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms satisfactory to the applicable Collateral Agent in its Reasonable Credit Judgment); provided that Accounts owed by Account Debtors maintaining a chief executive office in any member of the European Union (other than the United Kingdom) shall not be eligible unless U.K. Borrowers have provided on the invoice (or by separate written notice within five Business Days after the Restatement Date) to the Account Debtor that (x) the Account has been assigned to U.K. Agent and (y) the law of the Account is English law and the payment in respect of the Account is to be made in England; or

(viii)	owed by an Account Debtor which is not organized under the laws of the United States of America, Canada, the United Kingdom or any other member of the European Union, except to the extent that such Account is secured or payable by a letter of credit, credit insurance, guaranty, acceptance or similar terms satisfactory to the applicable Collateral Agent in its Reasonable Credit Judgment; or

(ix)	(1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by the applicable Borrower for potential returns or refunds, to the extent of such reserve; or

(x)	the Account Debtor is the United States of America, the United Kingdom (or any country therein) or Canada or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to the applicable Collateral Agent, in a manner satisfactory to the applicable Collateral Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended) or any applicable U.K. law relating to the creation of valid assignments or the Financial Administration Act (Canada), as applicable; or

(xi)	it is not at all times subject to a Collateral Agent’s duly perfected, first-priority security interest or hypothec (except as regards any U.K. Collateral where perfection shall only be required following an Event of Default) or is subject to a Lien (other than the Second Priority Lien) that is not a Permitted Lien arising by operation of law; or

(xii)	the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

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(xiii)	the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv)	the applicable Borrower or a Subsidiary of the applicable Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xv)	50% or more of all Accounts owing from the Account Debtor or its Affiliates are not Eligible Accounts hereunder by reason of applicability of clause (ii) above; or

(xvi)	it represents service charges, late fees or similar charges;

(xvii)	it, along with other Accounts, is subject to greater dilution than was historically experienced by the applicable Borrower as of the Restatement Date, but such Account shall be excluded from Eligible Accounts only to the extent of that incremental increase in dilution; or

(xviii)	it is not otherwise acceptable to the applicable Collateral Agent in its Reasonable Credit Judgment, based on facts not known to the applicable Collateral Agent as the Restatement Date.

“Eligible Fixed Assets” shall mean Equipment, Fixtures and real estate (fee simple title) or immovable property from time to time owned by a Borrower, as to which the applicable Collateral Agent holds a perfected first-priority Lien, subject only to Permitted Liens, and, as to any such Property acquired (or subjected to a lien to secure the Obligations) after the Restatement Date, as to which environmental audits reasonably acceptable to the applicable Collateral Agent have been received by the applicable Collateral Agent in the case of real estate or immovable property, and the orderly liquidation value in place of which is reflected in a current appraisal delivered to the applicable Collateral Agent and performed by an appraiser, and otherwise in form and substance, reasonably satisfactory to the applicable Collateral Agent.

“Eligible Inventory” shall mean Inventory of the applicable Borrower which the applicable Collateral Agent, in its Reasonable Credit Judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i)	it is not raw materials or finished goods; or

(ii)	it is not in good, useable and saleable condition or is classified as work in process; or

(iii)	it is slow-moving, obsolete, defective or unmerchantable; or

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(iv)	it does not meet in all material respects all standards imposed by any governmental agency or authority; or

(v)	it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(vi)	it is not at all times subject to a Collateral Agent’s duly perfected, first-priority security interest or hypothec or is subject to a Lien that is not (a) the Second Priority Lien or (b) a Permitted Lien arising by operation of law; or

(vii)	it is not situated at a location in compliance with this Agreement; provided that Inventory situated at a location not owned by a Borrower will be Eligible Inventory if (a) the applicable Collateral Agent has received a reasonably satisfactory landlord’s agreement or bailee letter, as applicable, with respect to such location (and, if no such agreement or letter has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but the applicable Collateral Agent may impose reserves based on the amount of rent, if any, secured by statutory Liens on the inventory located at such location pursuant to applicable law) or (b) such Inventory is in-transit Inventory satisfying the criteria set forth in clause (viii) below; or

(viii)	it is in transit, except that, up to $7,000,000 of in-transit Inventory located in the United States and up to $1,000,000 of in-transit Inventory located in Canada shall be deemed eligible provided such in-transit Inventory (a) is fully insured, (b) is subject to a first-priority security interest in and lien upon such goods in favor of a Collateral Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to U.S. Borrower), (c) is evidenced or deliverable pursuant to Documents that are non-negotiable or that have been delivered to an Agent or an agent acting on its behalf or designating an Agent as a consignee and (d) is otherwise not deemed ineligible;

(ix)	in the case of U.K. Borrowers, as to which title is retained by the seller thereof;

(x)	in the case of Canadian Borrower, such Inventory is subject to retention of title or reclamation rights in favor of suppliers;

(xi)	if owned by U.S. Borrower, is located outside of the United States of America; if owned by U.K. Borrowers, is located outside of England, Scotland and Wales; and if owned by Canadian Borrower, is located outside of Canada, unless any such Inventory is in-transit Inventory satisfying the criteria set forth in clause (viii) above;

(xii)	it consists of Melamine Inventory located in U.S. Borrower’s Donaldsville, Louisiana facility;

(xiii)	it is situated in a location that contains Inventory valued in the aggregate at less than $100,000 or is situated in a location subject to that certain Toll Processing

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Agreement, dated as of December 29, 1995, by and between U.S. Borrower and Hercules Incorporated (as the same may be amended, restated or modified from time to time);

(xiv)	such Inventory constitutes goods returned or rejected due to quality issues by a customer;

(xv)	such Inventory constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business;

(xvi)	such Inventory is subject to the Intellectual Property rights of a third party; provided that such Inventory will be Eligible Inventory if the applicable Collateral Agent determines, in its Reasonable Credit Judgment, that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party;

(xvii)	it is not otherwise acceptable to the applicable Collateral Agent in its Reasonable Credit Judgment, based on facts not known to the applicable Collateral Agent as of the Restatement Date.

“Environmental Laws” shall mean all applicable federal, state, provincial and local (whether in the United States of America, Canada or United Kingdom) laws, rules, regulations, ordinances, orders, orders-in-council, codes, by-laws, consent decrees or theories of liability at common law relating to the protection of the environment or human health, safety and environmental matters.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any entity with which U.S. Borrower is treated as a single employer under Section 414(b) or (c) of the Code.

“Euro”, “euro” or “euros” shall mean the single currency of Participating Member States.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Rate” shall mean, on any day, with respect to Dollars or an Alternative Currency, the rate at which such currency may be exchanged into the relevant Alternative Currency or Dollars, respectively, as set forth at approximately 11:00 a.m., local time, on such day on the Bloomberg Key Cross-Currency Rates Page for such currency for value

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two Business Days later. In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Agent and Borrower Representative, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange obtained by Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant Alternative Currency or Dollars, as the case may be, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, Agent, after consultation with Borrower Representative, may use any reasonable method it deems appropriate to determine such rate.

“Excluded Subsidiary” shall mean (i) Combined Composite Technologies Limited, a corporation organized under the laws of England and Wales, (ii) NSULC, (iii) HA-International, LLC, (iv) Borden Services Company, (v) BCAP LLC, (vi) Quimica Borden Espana S.A., (vii) Borden Chemical (M) Sdn. Bhd., (viii) Borden Chemical Holdings (China) Ltd., (ix) GRQ Developments, Ltd., (x) Resinite Limited, (xi) Vanguard Plastics Limited, (xii) Aegir Limited, (xiii) each Subsidiary listed on Schedule 7.1.27-C (only for so long as such scheduled Subsidiary is not permitted to be a Restricted Subsidiary hereunder pursuant to the terms of such Subsidiary’s existing financing arrangements) and (xiv) any U.S. Subsidiary that is directly wholly owned by a Non-U.S. Subsidiary for the purpose of enhancing the worldwide tax efficiency of Borrowers and their Subsidiaries.

“Existing Credit Agreement” shall mean the Loan and Security Agreement dated as of September 23, 2002, as amended, by and among Borrowers, the lenders party thereto, Fleet Capital Corporation, as agent, PNC Bank National Association and Foothill Capital Corporation, as co-syndication agents, and US. Bank National Association and Bank of America, N.A., as co-documentation agents.

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of U.S. Borrower or a U.K. Borrower under the Existing Credit Agreement that (a) is outstanding on the Restatement Date and (b) is listed on Schedule A-2.

“Existing Pledge Agreements” shall mean (a) the U.S. Parent Pledge Agreement dated as of September 23, 2002, among Borden Holdings Inc., BDS Two, Inc. and Agents under the Existing Credit Agreement, (b) the U.S. Borrower Pledge Agreement dated as of September 23, 2002, among U.S. Borrower and Agents under the Existing Credit Agreement, (c) the U.S. Borrower Pledge Agreement (Canadian) dated as of September 23, 2002, among U.S. Borrower and Canadian Agent and U.K. Agent under the Existing Credit Agreement, (d) the BDS Two Pledge Agreement dated as of September 23, 2002, among BDS Two, Inc. and Agents under the Existing Credit Agreement, (e) the Securities Pledge Agreement dated as of September 23, 2002, among U.S. Borrower and Agents under the Existing Credit Agreement and (f) the Securities Pledge Agreement dated as of September 23, 2002, between U.S. Borrower and Canadian Agent under the Existing Credit Agreement.

“Facility Office” shall mean, in relation to any Lender, Canadian Participant or U.K. Participant, the office specified as such office in its Administrative Questionnaire or any Assignment and Acceptance Agreement executed by a new Lender through which it will perform its obligations hereunder.

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“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” shall mean the ratio of (i) EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements are available in accordance with subsection 8.1.3 minus the sum of (a) any provision for (plus any benefit from) income taxes paid in cash including in the determination of net earnings (or loss) for such period, but in any event not less than zero, plus (b) non-financed Capital Expenditures of Borrowers and their Subsidiaries during such period, to (ii) Fixed Charges for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP. For purposes of calculating the Fixed Charge Coverage Ratio with respect to measurement periods that include periods prior to the Restatement Date, income taxes and non-financed Capital Expenditures of Borrowers and their Subsidiaries for the following fiscal quarters shall be the amounts set forth below:

Fiscal Quarter Ending	Income Taxes Amount	Non-Financed Capital Expenditures Amount
December 31, 2003	$3,149,000	$17,136,000
March 31, 2004	$16,125,000	$7,471,000
June 30, 2004	$7,625,000	$11,784,000

“Fixed Charges” shall mean, with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations) plus (ii) Interest Expense for such period, excluding the amortization of financing costs and original issue discounts as determined for U.S. Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

For purposes of calculating Fixed Charges with respect to measurement periods that include periods prior to the Restatement Date, Fixed Charges for the following fiscal quarters shall be the amounts set forth below:

Fiscal Quarter Ending	Amount
December 31, 2003	$11,539,000
March 31, 2004	$11,424,000
June 30, 2004	$11,441,000

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“Fleet” shall have the meaning set forth in the preamble.

“Fleet Canada” shall have the meaning set forth in the preamble.

“Fleet U.K.” shall have the meaning set forth in the preamble.

“Fronting Fees” shall have the meaning set forth in Section 2.6.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” shall mean each Borrower, each direct and indirect Restricted Subsidiary of each Borrower, Holdings and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

“Guaranty Agreements” shall mean (a)(i) the U.S. Guarantee and Collateral Agreement dated as of the Restatement Date, among Holdings, each Restricted Subsidiary of U.S. Borrower that is a U.S. Subsidiary and U.S. Collateral Agent, (ii) the Canadian Guarantee and Collateral Agreement dated as of the Restatement Date, among each Restricted Subsidiary of Canadian Borrower and Canadian Collateral Agent, each substantially in the form of Exhibit F, and (b) each other guaranty hereafter executed by any additional Restricted Subsidiary substantially in such form.

“Holdings” shall mean, after the Restructuring, BHI.

“Hybrid Loan” shall mean a collective reference to (i) (A) Note No. 1 issued on the Restatement Date by Canadian Borrower to U.S. Borrower and (B) Note No. 2 issued on the Restatement Date by Canadian Borrower to U.S. Borrower, in an aggregate principal amount of Cdn$342,836,000 and, in each case, any refinancing, refundings, renewals or extensions thereof not increasing the principal amount thereof (except to the extent representing the financing of premiums, interest, fees and expenses in connection therewith) or shortening the maturity thereof, (ii) No. 1 Common Share Forward Subscription Agreement dated as of the Restatement Date between U.S. Borrower and Canadian Borrower and any replacement thereof and (iii) No. 2 Common Share Forward Subscription Agreement dated as of the Restatement Date between U.S. Borrower and Canadian Borrower and any replacement thereof.

“Indebtedness” shall mean, with respect to any Person:

(i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes,

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debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is incurred, in each case incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto (provided that the term “Indebtedness” shall not include ordinary course take-or-pay obligations), (d) in respect of Capitalized Lease Obligations, or (e) representing any Derivative Obligation, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Derivative Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than (a) by endorsement of negotiable instruments for collection in the ordinary course of business and (b) reimbursement obligations in respect of ordinary course surety bonds); and

(iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the fair market value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

“Indenture Excluded Assets” shall have the meaning set forth in Section 5.1.

“Indenture Restricted Subsidiary” shall mean any Subsidiary of U.S. Borrower that owns, operates or leases one or more manufacturing or processing plants or warehouses located within the United States, as identified by Borrower Representative in writing to Agent from time to time. It is understood that none of the Subsidiaries of U.S. Borrower are Indenture Restricted Subsidiaries as of the Restatement Date.

“Ineligible Institution” shall mean the persons identified in writing to Agent by Borrower Representative on the Restatement Date, and as may be identified in writing to Agent by Borrower Representative from time to time thereafter, with the written consent of Agent, by delivery of a notice thereof to Agent setting forth such person or persons (or the person or persons previously identified to Agent which are to be no longer considered “Ineligible Institutions”).

“Insolvency Laws of Canada” shall mean each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors’ Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction within Canada including, without limitation, any law of any such jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” shall mean: trade secrets and related know-how; trademarks, domain names, service marks, trade dress, trade names, business names, industrial

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designs, design patents and other designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other protectible source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world; unpatented inventions (whether or not patentable); patent applications and patents; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; and the right to sue for all past, present and future infringements of any of the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Restatement Date, among U.S. Borrower, U.S. Collateral Agent and The Wilmington Trust Company, as Trustee under the Senior Secured Notes.

“Interest Expense” shall mean, with respect to any period, interest expense as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP, but specifically including Letter of Credit Fees, less non-cash accretion or payment in kind of interest during such period.

“Interest Period” shall mean,

(a) as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant borrowing, all Lenders participating therein agree to make an Interest Period of such duration available), as may then be requested by Borrower Representative on behalf of the applicable Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) there remains a minimum of 1, 2, 3, 6, 9 or 12 months (depending upon which Interest Period Borrower Representative selects) in the Term, unless Borrower Representative and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question.

(b) as applicable to Canadian BA Rate Loans, a period commencing on the date such Canadian BA Rate Loan is advanced, continued or converted, and ending on the date which is 30, 60, 90 or 180 days thereafter, as may then be requested by Borrower Representative on behalf of Canadian Borrower; provided that that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is custom in the market to which such Canadian BA Rate Loan relates, and (ii) there remains a minimum of 30, 60, 90 or 180 days (depending upon which Interest Period Borrower Representative selects) in the Term, unless Borrower Representative and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question.

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“Issuing Bank” shall mean, as the context may require, (a) CSFB, in its capacity as the issuer of Letters of Credit and LC Guaranties hereunder, (b) Fleet, with respect to each Existing Letter of Credit, and (b) any other Lender that may become an Issuing Bank pursuant to Section 1.2, with respect to Letters of Credit issued by such Lender. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Judgment Conversion Date” shall have the meaning set forth in Section 1.5(a).

“Judgment Currency” shall have the meaning set forth in Section 1.5(a).

“LC Amount” shall mean the Dollar Equivalent of the U.S. LC Amount, the Canadian LC Amount and U.K. LC Amount, in the aggregate.

“LC Disbursements” shall mean (i) collectively, U.S. LC Disbursements, Canadian LC Disbursements and U.K. LC Disbursements in the aggregate and (ii) individually, a reference to any of the foregoing.

“LC Fees” shall have the meaning set forth in Section 2.4.

“LC Guaranty” shall mean (i) collectively, U.S. LC Guaranties, Canadian LC Guaranties and U.K. LC Guaranties, in the aggregate and (ii) individually, a reference to any of the foregoing.

“LC Obligations” shall mean (i) collectively, U.S. LC Obligations, Canadian LC Obligations and U.K. LC Obligations, in the aggregate and (ii) individually, a reference to any of the foregoing.

“Lenders” shall mean (a) the persons listed on Schedule A-1 (other than any such person that has ceased to be a party hereto pursuant to one or more Assignment and Acceptance Agreement) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include (i) the maker of Swingline Loans, Agent Loans and Overadvances and (ii) each U.K. Participant and each Canadian Participant.

“Letter of Credit” shall mean (i) collectively, U.S. Letters of Credit, Canadian Letters of Credit and U.K. Letters of Credit, in the aggregate and (ii) individually a reference to any of the foregoing.

“Leverage Ratio” shall mean, with respect to any period of four consecutive fiscal quarters, the ratio of (i) Net Secured Debt of Borrowers and their Consolidated Subsidiaries outstanding on the last day of such period to (ii) EBITDA of Borrowers and their Consolidated Restricted Subsidiaries for such period.

“LIBOR” shall mean, with respect to any LIBOR Portion for any Interest Period, the rate per annum determined by the applicable Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period

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(or on the date of the commencement of such Interest Period if such LIBOR Portion is denominated in Sterling) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such borrowing (as set forth by any service selected by the applicable Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) with a maturity comparable to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the applicable Agent to be the average of the rates per annum at which deposits in the currency of such borrowing are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the applicable Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period (or on the date of the commencement of such Interest Period if such LIBOR Portion is denominated in Sterling). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of any Lender then for any period during which such Reserve Percentage shall apply, LIBOR in respect of Loans to U.S. Borrower shall be equal to the amount determined above divided by an amount equal to one minus the Reserve Percentage.

“LIBOR Borrowing Minimum” shall mean $1,000,000, Cdn$1,000,000, €1,000,000 or £500,000, as the case may be.

“LIBOR Interest Payment Date” shall mean (i) the last day of the applicable Interest Period and (ii) in the case of any LIBOR Portion with an Interest Period of more than three months’ duration or Canadian BA Rate Loan with an Interest Period of more that 90 days’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such borrowing and the last day of the applicable Interest Period, and, in addition, the date of any prepayment of a Canadian BA Rate Loan or LIBOR Portion or conversion of a Canadian BA Rate Loan or LIBOR Portion to Base Rate Portion.

“LIBOR Option” shall mean the option granted pursuant to Section 3.1 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans (except Revolving Credit Loans denominated in Canadian Dollars) based on LIBOR.

“LIBOR Portion” shall mean that portion of Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by any Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 and the Interest Period of which has not terminated.

“LIBOR Request” shall mean a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan (except Revolving Credit Loans denominated in Canadian Dollars) be based on LIBOR, specifying: (i) the Borrower to which such Revolving Credit Loan is to be made, (ii) the first day of the Interest Period (which shall be a Business Day), (iii) the length of the Interest Period, (iv) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a

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continuation of a LIBOR Portion, and (v) the currency and amount of the LIBOR Portion, which shall be in an amount not less than the LIBOR Borrowing Minimum and shall be in an integral multiple of the Borrowing Multiple in excess thereof.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, civil law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan Accounts” shall mean the loan accounts established on the books of Agent, Canadian Agent and U.K. Agent pursuant to Section 3.6.

“Loan Commitment” shall mean, with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Other Agreements and the Security Documents.

“Loan Parties” shall mean Borrowers and Guarantors.

“Loans” shall mean all loans and advances of any kind made by Agent, Canadian Agent, U.K. Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to this Agreement.

“Majority Lenders” shall mean, as of any date, Lenders holding more than 50% of Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders (and, if Canadian Participants or U.K. Participants have purchased Participating Interests pursuant to Section 3.13 or 3.14, respectively, such Lenders’ corresponding Canadian Participants and U.K. Participants) holding more than 50% or more of the outstanding Loans, including Participating Interests, LC Amounts and LC Obligations not yet reimbursed by Borrowers or funded with a Revolving Credit Loan; provided that the Revolving Credit Loans, Revolving Loan Commitments, Participating Interests, LC Amounts and LC Obligations of any Defaulting Lender shall be disregarded in the determination of Majority Lenders at any time.

“Mandatory Costs” shall mean, with respect to a Loan, the cost of complying with certain regulatory requirements expressed as a percentage per annum calculated by Agent in accordance with Exhibit G.

“Material Adverse Effect” shall mean (i) with respect to U.S. Borrower, a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of U.S. Borrower and its Restricted Subsidiaries that are U.S. Subsidiaries, taken as a whole, which impairs the ability of U.S. Borrower to perform its material

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obligations hereunder or under any Loan Document, (ii) with respect to U.K. Borrowers and Canadian Borrower, a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of U.S. Borrower, Canadian Borrower and U.K. Borrowers and their Restricted Subsidiaries that are U.K. Subsidiaries and Canadian Subsidiaries, taken as a whole, which impairs the ability of Canadian Borrower and U.K. Borrowers to perform their material obligations hereunder or under the Loan Documents, or (iii) a material adverse effect on the validity or enforceability of the Loan Documents, Liens in favor of Collateral Agents or the rights and remedies of Agents or Lenders under the Loan Documents.

“Money Borrowed” shall mean, (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by any Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

“Mortgages” shall mean the mortgages, deeds of trust, deeds of hypothec, issues of bonds and debentures executed by a Borrower in favor of U.S. Collateral Agent, U.K. Collateral Agent, or Canadian Collateral Agent (or fondé de pouvoir, as the case may be), where applicable, for the benefit of itself and Lenders, by which a Borrower has granted to U.S. Collateral Agent, U.K. Collateral Agent or Canadian Collateral Agent (or fondé de pouvoir, as the case may be), as applicable, as security for the applicable Obligations, a Lien upon the real (or immovable) Property of such Borrower, together with all mortgages, deeds of trust, deeds of hypothec, issues of bonds and debentures and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Secured Debt” shall mean, with respect to any Person at any date of determination, without duplication, all Indebtedness for Money Borrowed (including, without limitation, the Obligations and the Senior Secured Notes) which is secured by a Lien on any of the Property of such Person, less the aggregate amount of cash and Cash Equivalents of such Person on such date that are subject to a perfected, first-priority Lien in favor of a Collateral Agent to secure all or any part of the Obligations.

“Non-U.S. Subsidiary” shall mean any Subsidiary of a Borrower that is not a U.S. Subsidiary.

“NSULC” shall mean Borden Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company.

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“Obligation Currency” shall have the meaning set forth in Section 1.5(a).

“Obligations” shall mean all Loans, all LC Amounts, LC Guaranties, LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from each Borrower to Agent, Canadian Agent (or fondé de pouvoir, as the case may be) or U.K. Agent, for its own benefit, from each Borrower to Agent, Canadian Agent (or fondé de pouvoir, as the case may be) or U.K. Agent, for the benefit of any Issuing Bank, Lender, Canadian Participant or U.K. Participant, from each Borrower to any Issuing Bank, Lender, Canadian Participant or U.K. Participant or from each Borrower to Agent, Canadian Agent (or fondé de pouvoir, as the case may be) or U.K. Agent or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, (i) arising under this Agreement or any of the other Loan Documents or otherwise related thereto, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, or (ii) any Product Obligations owing to Agent, Canadian Agent, U.K. Agent, any Lender, Issuing Bank, or any Affiliate of Collateral Agent, Agent, Canadian Agent, U.K. Agent, Issuing Bank or any Lender.

“Organizational I.D. Number” shall mean, with respect to any Person, if applicable, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

“Other Agreements” shall mean any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by Holdings, any Borrower, any Subsidiary or any other third party and delivered to Agent, Canadian Agent or U.K. Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Overadvance” shall have the meaning set forth in subsection 1.1.2.

“Parent” shall mean Holdings and any other Person that owns, directly or indirectly, 100% of the issued and outstanding Securities of U.S. Borrower.

“Participation Fees” shall have the meaning set forth in Section 2.6.

“Participating Interest” shall mean, with respect to each Lender other than Canadian Lender and U.K. Lender, such Lender’s, Canadian Participant’s or U.K. Participant’s, Canadian Participating Interest and U.K. Participating Interest, as applicable.

“Participating Member State” shall mean any member state which adopts the euro unit of the single currency pursuant to the Treaty.

“PAYE Reserve” shall mean a reserve of funds maintained for the purpose of meeting any claims in respect of preferential debts of U.K. Borrowers as such debts are defined pursuant to or in accordance with the provisions of Section 386 and Schedule 6 of the Insolvency Act of 1986.

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“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit H, prepared, signed and delivered by U.S. Borrower.

“Permitted Acquisition” shall have the meaning set forth in subsection 8.2.1(iv).

“Permitted Holders” shall mean (a) the Sponsor and its Affiliates and (b) the directors, executive officers and other management employees of Borrowers on the Restatement Date.

“Permitted Liens” shall mean any Lien of a kind specified in subsection 8.2.5.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of Borrowers incurred after the Restatement Date which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding that was incurred after the Restatement Date, does not exceed $25,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan now or hereafter maintained for employees of U.S. Borrower or any ERISA Affiliates that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“PPSA” shall mean the Personal Property Security Act in force in the Province of Ontario; provided that in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non-perfection of a security interest or other applicable Lien is governed by other personal property security laws, the term “PPSA” means such other personal property security laws, including, without limitation, the Civil Code of Quebec.

“Preferential Creditors” shall mean, as to U.K. Borrowers, holders of “preferential debts” as interpreted in Section 386 of the Insolvency Act 1986 of England and Wales and listed in Schedule 6 of that Act.

“Prior Claims” shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with U.S. Collateral Agent’s, Canadian Collateral Agent’s (or fondé de pouvoir’s, as the case may be), or U.K. Collateral Agent’s, as applicable, Lien (or the applicable equivalent of such Liens) against all or part of the Collateral, including for amounts owing for vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension plan or fund obligations and overdue rents (to the extent, in the case of rents, that such rents are not already the subject of a reserve).

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“Prime Rate” shall mean the rate of interest per annum determined from time to time by Agent as its prime rate in effect at its principal office in New York City.

“Product Obligations” shall mean every obligation of Borrowers under and in respect of any one or more of the following types of services or facilities extended to any Borrower by Issuing Bank, Agent, Canadian Agent, U.K. Agent, any Lender or any Affiliate of Issuing Bank, Agent, Canadian Agent, U.K. Agent or any Lender: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of any Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Acquisition or (b) any disposition of a Subsidiary or operating entity for which historical financial statements for the relevant period are available (including (i) pro forma adjustments arising out of events which are directly attributable to the Permitted Acquisition or disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and (ii) such other adjustments (including anticipated cost savings and synergies) as are reasonably satisfactory to Agent, in each case as certified by a financial officer of U.S. Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Borrowers and the Consolidated Subsidiaries which shall be reformulated as if such Permitted Acquisition or disposition, and all other Permitted Acquisitions and dispositions that have been consummated during the period, and calculating such covenants assuming any Indebtedness or other liabilities incurred or repaid in connection with any such Permitted Acquisitions or dispositions had been consummated and incurred or repaid at the beginning of such period.

“Prohibited Transaction” shall have the meaning set forth in Section 406 of ERISA or Section 4975 of the Code, except to the extent covered by a class or other exemption.

“Projections” shall mean Borrowers’ forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Property” shall mean any interest in any kind of property or asset, whether real (or immovable), personal (or movable) or mixed, or tangible or intangible.

“Public Equity Offering” shall mean an underwritten public offering of common stock of U.S. Borrower or Parent pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $100,000,000 of net cash proceeds to U.S. Borrower.

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“Purchase Agreement” shall mean the Stock Purchase Agreement dated as of July 5, 2004, among BHI Investment, LLC, BW Holdings LLC, a Delaware limited liability company, Borden Holdings, Inc., U.S. Borrower, Craig O. Morrison and Joseph P. Bevilaqua, as amended up to and including the Restatement Date.

“Purchase Money Indebtedness” shall mean (i) Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) for the payment of all or any part of the price for the purchase, lease or improvement of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition, lease or improvement of any fixed assets for the purpose of financing all or any part of the price for the purchase, lease or improvement thereof, and (iii) any renewals, extensions or refinancings thereof.

“Purchase Money Lien” shall have the meaning set forth in subsection 8.2.5(iv).

“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based transactions.

“Register” shall have the meaning set forth in subsection 3.6(b).

“Release” shall mean a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any real estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or real estate or other property.

“Requirement of Law” shall have the meaning set forth in subsection 7.1.2.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and the regulations thereunder (other than any events for which the requirement of notice within 30 days is waived by statute or regulation).

“Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Responsible Officer” shall mean the Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice President, Treasurer or Secretary of any Person.

“Restatement Date” shall mean August 12, 2004.

“Restricted Investment” shall mean any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, except the following:

(i) investments by Borrowers, to the extent existing on the Restatement Date, in one or more Subsidiaries of Borrowers;

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(ii) investments in Property to be used in the ordinary course of business;

(iii) investments in Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Restricted Subsidiaries;

(iv) investments (a) by U.S. Borrower in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, (b) by U.K. Borrowers in direct obligations of the United Kingdom, or any agency thereof or obligations guaranteed by the United Kingdom, and (c) by Canadian Borrower in direct obligations of Canada, or any agency thereof or obligations guaranteed by Canada; provided that, in each case, such obligations mature within one year from the date of acquisition thereof;

(v) investments in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(vi) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vii) investments in commercial paper given one of the two highest ratings by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

(viii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(ix) loans and advances solely to the extent permitted under subsection 8.2.2(v) and guaranties solely to the extent permitted under subsection 8.2.3;

(x) investments existing on the Restatement Date and listed on Schedule A-3;

(xi) intercompany investments by Borrower or any Restricted Subsidiary in a Borrower or any Person that, after such investment, is a wholly-owned Restricted Subsidiary;

(xii) investments in Subsidiaries that would otherwise constitute a permitted intercompany loan under Section 8.2.2 if such investment was structured as a loan;

(xiii) investments in promissory notes and other evidences of Indebtedness received as partial consideration for any asset disposition;

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(xiv) investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(xv) Derivative Obligations;

(xvi) obligations of one or more officers or other employees of any Borrower or any Subsidiary in connection with such officers’ or employees’ acquisition of Securities of Parent, so long as no cash is actually advanced by any Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(xvii) Permitted Acquisitions (and the investments of the Person acquired thereby on the date of such Permitted Acquisition);

(xviii) advances in the form of prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(xix) any other investments or loans (other than an investment in or loan to a Person that becomes a Subsidiary as a result of such investment) so long as (a) such Borrower or Restricted Subsidiary grants to the applicable Collateral Agent, for the benefit of the applicable Secured Parties, a lien (subject to the limitations in this Agreement) on such investment or loan, in form and substance acceptable to the applicable Collateral Agent, (b) no Default or Event of Default has occurred and is continuing or will occur as a result of such investment, and (c) at the time of, and after giving effect to such investment and the financing therefor, Borrower Representative’s good faith forecast, certified as such to Agent, shall show the average weekly Aggregate Availability for the 90 days immediately following such investment would exceed $50,000,000;

(xx) investments otherwise expressly permitted pursuant to this Agreement, including Capital Expenditures permitted under Section 8.2.8;

(xxi) other investments in an aggregate amount (without giving effect to any write-down or write-off thereof) not to exceed $10,000,000 at any time; and

(xxii) investments contemplated by the Restructuring.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary and that has guaranteed the Obligations of any Borrower that is its direct or indirect parent company and, subject to the limitations contained in this Agreement, the Security Documents and the Other Agreements, has granted a Lien to the applicable Agent on all or substantially all of its assets as collateral for such guaranty and the outstanding Securities of such Subsidiary have been pledged to the applicable Agent, as required by subsection 8.1.8.

“Restructuring” shall mean the collective reference to the transactions to occur on or within two Business Days of the Restatement Date (except for the transfer of legal title to its shares in Borden International Holdings Limited by U.S. Borrower to Canadian Borrower which shall be registered within 30 days of the Restatement Date), as described in the memorandum attached as Exhibit I.

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“Revolving Credit Loan” shall mean a Loan made by any Lender pursuant to Section 1.1.

“Revolving Credit Maximum Amount” shall mean $175,000,000 as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Revolving Loan Commitment” shall mean, with respect to all Lenders, $175,000,000, and with respect to any Lender, such Lender’s Revolving Loan Commitment (including such Lender’s or its Affiliate’s Canadian Participating Interest and U.K. Participating Interest), as initially set forth on Schedule A-1 or any Assignment and Acceptance Agreement executed by such Lender, in each case, as adjusted from time to time in accordance with this Agreement.

“Revolving Loan Percentage” shall mean, with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the total of all Lenders’ aggregate Revolving Loan Commitments.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 8.2.11.

“Second Priority Lien” shall have the meaning assigned to such term in the Intercreditor Agreement, such Liens being subject to the terms of the Intercreditor Agreement.

“Secured Parties” shall mean U.S. Secured Parties, Canadian Secured Parties and U.K. Secured Parties.

“Security” shall mean all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

“Security Documents” shall mean the Guaranty Agreements, the Mortgages, security agreements, hypothecs, debentures and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations or confirming the existence of such security interests.

“Senior Secured Notes” shall mean (i) the 9% Senior Secured Notes due 2014 and (ii) the Senior Secured Floating Rate Notes due 2010, each co-issued by Borden U.S. Finance Corp., a Delaware corporation, and NSULC in an initial aggregate principal amount of $475,000,000.

“Senior Secured Note Documents” shall mean the indenture under which the Senior Secured Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any security, guarantee or other right in respect thereof.

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“Solvent” shall mean, as to any Person (a) organized under the laws of any state of the United States of America, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including the probable liability of any contingent debts and taking into account any rights of contribution, indemnity, subrogation and the like), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (b) organized under the laws of the United Kingdom, that at the time of determination such Person is not unable to pay its debts as they fall due within the meaning of Section 123 of the Insolvency Act of 1986, and (c) with respect to any Person on a particular date (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including the probable amount of its contingent liabilities and taking into account any rights of contribution, indemnity, subrogation and the like, of such Person, and (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due.

“Sponsor” shall mean Apollo Management L.P.

“Sterling” or “£” shall mean the lawful currency of Great Britain.

“Subordinated Debt” shall mean Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains other terms, including without limitation, payment terms, reasonably satisfactory to Agent.

“Subsidiary” shall mean any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination; provided that HA-International, LLC, shall be deemed not to be a Subsidiary. Unless otherwise indicated or modified, “Subsidiary” shall mean a Subsidiary of a Borrower.

“Surety Obligations” shall mean, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure or provides a surety for, or in effect guarantee or assure or provides a surety for, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Swingline Loans” shall have the meaning set forth in subsection 1.1.4(a).

“Tax Liabilities” shall have the meaning set forth in Section 2.13(a).

“Term” shall have the meaning set forth in Section 4.1.

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“Total Credit Facility” shall mean $175,000,000, as reduced from time to time pursuant to the terms of this Agreement.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Purchase Agreement (to the extent they are a party thereto) and the consummation of the Acquisition, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of Borrowers, the making of any initial borrowings hereunder, (c) the execution, delivery and performance by the Loan Parties of the Senior Secured Note Documents to which they are a party and the issuance of the Senior Secured Notes, (d) the payment of the consideration in respect of the Acquisition and (e) the payment of related fees and expenses.

“Treaty” shall mean the treaty establishing the European Community being the Treaty of Rome as amended from time to time.

“Type of Organization” shall mean, with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the Restatement Date, as it may be amended or otherwise modified.

“U.K. Agent” shall mean Fleet National Bank, London Branch, trading as FleetBoston Financial, in its capacity as U.K. agent for itself, the applicable Lenders, U.K. Participants, Canadian Agent and Canadian Participants under this Agreement and any successor in that capacity appointed pursuant to this Agreement.

“U.K. Availability” shall mean the amount of additional amounts which U.K. Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the lesser of (a) the U.K. Sublimit minus the outstanding balance of the Dollar Equivalent of U.K. Revolving Credit Loans and the U.K. LC Amount and (b) the Dollar Equivalent of the U.K. Borrowing Base minus the outstanding balance of the Dollar Equivalent of the U.K. Revolving Credit Loans and the U.K. LC Amount. If the outstanding balance of the U.K. Revolving Credit Loans and the U.K. LC Amount are equal to or greater than the U.K. Sublimit or the U.K. Borrowing Base, U.K. Availability is zero.

“U.K. Borrowers” shall have the meaning set forth in the preamble.

“U.K. Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of:

(a)	85% of the net amount of Eligible Accounts of U.K. Borrowers outstanding at such date; plus

(b)	the lesser of (i) 65% of the book value of Eligible Inventory of U.K. Borrowers at such date and (ii) $15,000,000; plus

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(c)	the lesser of (i) 60% of the appraised orderly liquidation value (net of liquidation costs) in place of Eligible Fixed Assets of U.K. Borrowers at such date and (ii) $8,000,000; plus

(d)	100% of any cash held as U.K. Collateral with a Cash Collateral Agent.

The original dollar limitation set forth in clause (b) above may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “Canadian Borrowing Base” and/or “U.S. Borrowing Base”) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, so long as the sum of such dollar limitations does not exceed $75,000,000.

The original dollar limitation and percentage set forth in clause (c) above shall be reduced by 14.28% in the first fiscal quarter ending on or after June 30, 2005 for which EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000 and shall be reduced or further reduced by 3.57% for each fiscal quarter thereafter that EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000; provided, however, that (i) such dollar limitations and percentage, as so reduced, may be subsequently increased (but, subject to clause (ii) below, not above the amounts originally set forth above) based upon any new appraisal of the net orderly liquidation value of such Eligible Fixed Assets delivered to, and reasonably acceptable to, the U.K. Collateral Agent, and (ii) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, such dollar limitations may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “Canadian Borrowing Base” and/or “U.K. Borrowing Base”), so long as (x) the sum of such dollar limitations does not exceed $30,000,000 and (y) any increase in such dollar limitations is based upon a new appraisal of the net orderly liquidation value of the relevant Eligible Fixed Assets delivered to, and reasonably acceptable to, the applicable Collateral Agent.

The advance rates set forth above may not be adjusted downward by Agents. For purposes hereof, (a) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, in U.K. Collateral Agent’s Reasonable Credit Judgment, be calculated on shortest terms), credits, allowances (other than allowances for doubtful accounts or similar deductions taken into account by the definition of the term “Eligible Accounts”) or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (b) the book value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

U.K. Collateral Agent shall have the right to continue to impose reserves as are in effect on the Restatement Date and to establish other reserves in such amounts, and with respect to such matters, as U.K. Collateral Agent shall reasonably deem necessary or appropriate in its Reasonable Credit Judgment, based on facts not known to U.K. Collateral Agent as of the Restatement Date, against the amount of U.K. Revolving Credit Loans which U.K. Borrowers

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may otherwise request under subsection 1.1.1 including, without limitation (but subject to the limitations specified elsewhere in the definition of the term “U.K. Borrowing Base” and it being understood that the following list may justify reserves but do not necessarily require them), with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of U.K. Borrowers’ business, (ii) potential dilution related to Accounts of U.K. Borrowers, (iii) shrinkage, spoilage and obsolescence of any U.K. Borrower’s Inventory, (iv) slow moving Inventory of U.K. Borrowers, (v) amounts owing by U.K. Borrowers to any Person to the extent secured by a Lien on, or trust over, any Property of U.K. Borrowers, including Prior Claims, landlord, bailee and customs claims which are not subordinated to the reasonable satisfaction of U.K. Collateral Agent, (vi) amounts due, owing and unpaid by U.K. Borrowers in connection with Product Obligations, (vii) unpaid royalties under Intellectual Property license agreements of U.K. Borrowers, (viii) claims of Preferential Creditors of U.K. Borrowers in their capacity as such, including, without limitation, a PAYE Reserve, and (ix) such other specific events, conditions or contingencies with respect to U.K. Borrowers as to which U.K. Collateral Agent, in its Reasonable Credit Judgment based on facts not known to it on the Restatement Date, determines reserves should be established from time to time hereunder. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of the terms “Eligible Accounts”, “Eligible Inventory” and “Eligible Fixed Assets”, and vice versa and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts, Eligible Inventory and Eligible Fixed Assets.

“U.K. Collateral” shall mean all of U.K. Borrowers’ right, title and interest in (i) Property and interests in Property described in Section 5 of this Agreement (subject to the limitations set forth in Section 5.1) and (ii) all other Property and interests in Property that now or hereafter secure the payment and performance of any of the U.K. Obligations or the Canadian Obligations.

“U.K. Collateral Agent” shall have the meaning set forth in the preamble.

“U.K. Guarantee and Debenture” shall have the meaning set forth in subsection 7.1.29(d).

“U.K. LC Amount” shall mean, at any time, the Dollar Equivalent of the aggregate undrawn available amount of all U.K. Letters of Credit and U.K. LC Guaranties then outstanding.

“U.K. LC Disbursement” shall mean a payment or disbursement made by Issuing Bank pursuant to a U.K. Letter of Credit or a U.K. LC Guaranty.

“U.K. LC Guaranty” shall mean any guaranty pursuant to which U.K. Lender or any Affiliate of U.K. Lender shall guaranty the payment or performance by U.K. Borrower of its reimbursement obligation under any letter of credit.

“U.K. LC Obligations” shall mean the U.K. LC Amount plus the Dollar Equivalent of the aggregate principal amount of all U.K. LC Disbursements that have not yet been reimbursed at such time. The U.K. LC Obligations of any U.K. Participant at any time shall equal its Revolving Loan Percentage of the aggregate U.K. LC Obligations at such time.

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“U.K. Lender” shall mean Fleet National Bank, London Branch, trading as FleetBoston Financial, in its capacity as the Person obligated to make U.K. Revolving Credit Loans to U.K. Borrowers hereunder and to issue U.K. Letters of Credit and U.K. LC Guaranties, together with its successors and assigns.

“U.K. Letter of Credit” shall mean any standby or documentary letter of credit or guaranties or bonds issued by an Issuing Bank for the account of any U.K. Borrower.

“U.K. Obligations” shall mean the outstanding principal balance of all Loans made to U.K. Borrowers and the U.K. LC Obligations and all accrued interest, fees and expenses with respect thereto.

“U.K. Participant” shall mean each Lender set forth on Schedule A-1 or in the relevant Assignment and Acceptance Agreement. U.K. Participant shall not include Agents.

“U.K. Participating Interest” shall mean, with respect to each Lender (other than Agents), such Lender’s obligation to fund a participating interest in U.K. Revolving Credit Loans and U.K. LC Amount as set forth in Section 3.14.

“U.K. Revolving Credit Loan” shall have the meaning set forth in subsection 1.1.1(b).

“U.K. Secured Parties” shall mean (a) U.K. Lender, (b) U.K. Agent, (c) U.K. Collateral Agent, (d) each counterparty to any Derivative Obligation with a U.K. Borrower that either (i) is in effect on the Restatement Date if such counterparty is U.K. Lender, a U.K. Participant or any of their respective Affiliates as of the Restatement Date or (ii) is entered into after the Restatement Date if such counterparty is U.K. Borrower, a U.K. Participant or any of their respective Affiliates at the time such Derivative Obligation is entered into, (f) the beneficiaries of each indemnification obligation undertaken by a U.K. Borrower or any of its Restricted Subsidiaries that is a U.K. Subsidiary under any Loan Document and (g) the successors and assigns of each of the foregoing.

“U.K. Sublimit” shall mean, with respect to all Lenders, initially, $30,000,000 and with respect to any Lender, such Lender’s (or its Affiliate’s) commitment to purchase U.K. Revolving Credit Loans and thereafter to fund U.K. Revolving Credit Loans in Sterling, Dollars or Euros to U.K. Borrowers, expressed in Dollar Equivalents (including such Lender’s or its Affiliate’s U.K. Participating Interest and deducting all such U.K. Participating Interests from U.K. Lender’s Revolving Loan Commitment), as set forth on Schedule A-1 or any Assignment and Acceptance Agreement executed by such Lender, in each case as adjusted from time to time in accordance with subsection 1.1.1(e).

“U.K. Subsidiary” shall mean a Subsidiary organized under the laws of the United Kingdom.

“Unused Line Fee” shall have the meaning set forth in Section 2.5.

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“Unrestricted Subsidiary” shall mean (a) any Subsidiary that is not a U.S. Subsidiary, U.K. Subsidiary or Canadian Subsidiary, and (b) any U.S. Subsidiary, U.K. Subsidiary or Canadian Subsidiary identified on Schedule 7.1.27-B hereto and any additional Subsidiary designated as such by Borrower Representative which, together with all other Unrestricted Subsidiaries described in this clause (b), constitutes in the aggregate less than 2% of (i) aggregate net trade sales on a trailing twelve months’ basis and (ii) aggregate book value of assets of Borrowers and the Restricted Subsidiaries at such date of determination, provided that, at any time an Unrestricted Subsidiary described in this clause (b) causes the aggregate sales and assets test set forth above to no longer be satisfied, the Unrestricted Subsidiary or Unrestricted Subsidiaries described in this clause (b), as applicable, that has either the highest sales or the largest book value of assets of all such Unrestricted Subsidiaries at such time shall automatically constitute a Restricted Subsidiary and Borrowers shall promptly cause the appropriate guaranties and Security Documents to be executed and delivered to the applicable Collateral Agent (such that, following such conversion of the Unrestricted Subsidiary to a Restricted Subsidiary, the remaining Unrestricted Subsidiaries shall satisfy the definition hereof); provided further that at no time shall a Subsidiary that constitutes a Restricted Subsidiary be permitted to become an Unrestricted Subsidiary.

“U.S. Availability” shall mean the amount of additional amounts which U.S. Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the lesser of (a) the U.S. Revolving Loan Commitment minus the aggregate outstanding balance of U.S. Revolving Credit Loans, Swingline Loans and the U.S. LC Amount and (b) the U.S. Borrowing Base minus the aggregate outstanding balance of U.S. Revolving Credit Loans, Swingline Loans and the U.S. LC Amount (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC). If the aggregate outstanding balance of the U.S. Revolving Credit Loans, Swingline Loans and the U.S. LC Amount is equal to or greater than the U.S. Revolving Loan Commitments or if the aggregate outstanding balance of the U.S. Revolving Credit Loans, Swingline Loans and the U.S. LC Amount (excluding that portion of the U.S. LC Amount attributable to the CIGNA LC) is equal to or greater than the U.S. Borrowing Base, U.S. Availability is zero.

“U.S. Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of:

(a)	85% of the net amount of Eligible Accounts of U.S. Borrower outstanding at such date; plus

(b)	the lesser of (i) 65% of the book value of Eligible Inventory of U.S. Borrower at such date and (ii) $45,000,000; plus

(c)	the lesser of (i) 60% of the appraised orderly liquidation value (net of liquidation costs) in place of Eligible Fixed Assets of U.S. Borrower at such date and (ii) the fixed dollar amount as from time to time determined in accordance with this Agreement, which initially shall be zero; plus

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(d)	100% of any cash held as U.S. Collateral in a form and in an account (subject to a bank agency agreement) acceptable to Agent and Collateral Agent.

The original dollar limitation set forth in clause (b) above may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “Canadian Borrowing Base” and/or “U.K. Borrowing Base”) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, so long as the sum of such dollar limitations does not exceed $75,000,000.

The original dollar limitations and percentage set forth in clause (c) above shall be reduced by 14.28% in the first fiscal quarter ending on or after June 30, 2005 for which EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000 and shall be reduced or further reduced by 3.57% for each fiscal quarter thereafter that EBITDA of Borrowers and their Subsidiaries on a Consolidated basis for the trailing four quarters is less than $130,000,000; provided, however, that (i) such dollar limitations and percentage, as so reduced, may be subsequently increased (but, subject to clause (ii) below, not above the amounts originally set forth above) based upon any new appraisal of the net orderly liquidation value of such Eligible Fixed Assets delivered to, and reasonably acceptable to, U.S. Collateral Agent, and (ii) not more than twice during any consecutive twelve-month period during the Term, upon written notice by Borrower Representative to Collateral Agents, such dollar limitations may be increased or decreased (with a corresponding decrease or increase in the aggregate in the corresponding dollar limitations in the definitions of the terms “Canadian Borrowing Base” and/or “U.K. Borrowing Base”), so long as (x) the sum of such dollar limitations does not exceed $30,000,000 and (y) any increase in such dollar limitations is based upon a new appraisal of the net orderly liquidation value of the relevant Eligible Fixed Assets delivered to, and reasonably acceptable to, the applicable Collateral Agent.

The advance rates set forth above may not be adjusted downward by Agents. For purposes hereof, (a) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, in U.S. Collateral Agent’s Reasonable Credit Judgment, be calculated on shortest terms), credits, allowances (other than allowances for doubtful accounts or similar deductions taken into account by the definition of the term “Eligible Accounts”) or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (b) the book value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

U.S. Collateral Agent shall have the right to continue to impose reserves as are in effect on the Restatement Date and to establish other reserves in such amounts, and with respect to such matters, as U.S. Collateral Agent shall reasonably deem necessary or appropriate in its Reasonable Credit Judgment based on facts not known to U.S. Collateral Agent as of the Restatement Date, against the amount of U.S. Revolving Credit Loans which U.S. Borrower may otherwise request under subsection 1.1.1 including, without limitation (but subject to the limitations specified elsewhere in the definition of the term “U.S. Borrowing Base” and it being

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understood that the following list may justify reserves but do not necessarily require them), with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of U.S. Borrower’s business, (ii) potential dilution related to Accounts of U.S. Borrower, (iii) shrinkage, spoilage and obsolescence of U.S. Borrower’s Inventory, (iv) slow moving Inventory of U.S. Borrower, (v) amounts owing by U.S. Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of U.S. Borrower, including Prior Claims, landlord, bailee and customs claims which are not subordinated to the reasonable satisfaction of U.S. Collateral Agent, (vi) amounts due, owing and unpaid by U.S. Borrower in connection with Product Obligations, (vii) unpaid royalties under Intellectual Property license agreements of U.S. Borrower, and (viii) such other specific events, conditions or contingencies with respect to U.S. Borrower as to which U.S. Collateral Agent, in its Reasonable Credit Judgment based on facts not known to it on the Restatement Date, determine reserves should be established from time to time hereunder. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of the terms “Eligible Accounts”, “Eligible Inventory” and “Eligible Fixed Assets”, and vice versa and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts, Eligible Inventory and Eligible Fixed Assets, and vice versa.

“U.S. Collateral” all of U.S. Borrower’s right, title and interest in (i) the Property and interests in Property described in Section 5 of this Agreement (subject to the limitations set forth in Section 5.1), and (ii) all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

“U.S. Collateral Agent” shall have the meaning set forth in the preamble.

“U.S. LC Amount” shall mean, at any time, the Dollar Equivalent of the aggregate undrawn available amount of all U.S. Letters of Credit and U.S. LC Guaranties then outstanding.

“U.S. LC Disbursement” shall mean a payment or disbursement made by Issuing Bank pursuant to a U.S. Letter of Credit or a U.S. LC Guaranty.

“U.S. LC Guaranty” shall mean any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by U.S. Borrower of its reimbursement obligation under any letter of credit.

“U.S. LC Obligations” shall mean the U.S. LC Amount plus the aggregate principal amount of all U.S. LC Disbursements that have not yet been reimbursed at such time. The U.S. LC Obligations of any Lender at any time shall equal its Revolving Loan Percentage of the aggregate U.S. LC Obligations at such time.

“U.S. Letter of Credit” shall mean any standby or documentary letter of credit issued by an Issuing Bank for the account of U.S. Borrower.

“U.S. Obligations” shall mean the outstanding principal balance of all Loans made to U.S. Borrower and the U.S. LC Obligations and all accrued interest, fees and expenses with respect thereto.

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“U.S. Revolving Credit Loan” shall have the meaning set forth in subsection 1.1.1(a).

“U.S. Revolving Loan Commitment” shall mean (x) with respect to all Lenders, initially, $175,000,000, (subject to adjustment in accordance with this Agreement) minus, as of any date of determination, the sum of (a) the Dollar Equivalent of the outstanding balances of the Canadian Revolving Credit Loan and the U.K. Revolving Credit Loan, (b) the U.K. LC Amount and (c) the Canadian LC Amount, and (y) with respect to any Lender, such Lender’s commitment to provide U.S. Revolving Credit Loans in Dollars to U.S. Borrower, as set forth on Schedule A-1 or in any Assignment and Acceptance Agreement executed by such Lender minus such Lender’s Revolving Loan Percentage of the sum of the Dollar Equivalent of Canadian

Revolving Credit Loan, U.K. Revolving Credit Loan, U.K. LC Amount and Canadian LC Amount.

“U.S. Secured Parties” shall mean (a) Lenders, (b) Agents, (c) Collateral Agents, (d) any Issuing Bank, (e) each counterparty in respect of any Derivative Obligation of a Loan Party that either (i) is in effect on the Restatement Date if such counterparty is a Lender or an Affiliate of a Lender as of the Restatement Date or (ii) is entered into after the Restatement Date if such counterparty is a Lender or an Affiliate of a Lender at the time such Derivative Obligation is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“U.S. Subsidiary” shall mean a Subsidiary organized under the laws of any State of the United States.

“Voting Stock” shall mean Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

Certain Accounting and Financial Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Borrower Representative

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notifies Agent that Borrowers wish to amend any financial covenant or test or any related definition set forth herein to eliminate the effect of any change in GAAP occurring after the Restatement Date on the operation of such covenant (or if Agent notifies Borrower Representative that Majority Lenders wish to amend any financial covenant or test or any related definition set forth herein for such purpose), then Borrowers’ compliance with such covenant or test shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or test or definition is amended in a manner satisfactory to Borrowers and the Majority Lenders. In addition, with respect to any period during which any Permitted Acquisition or asset sale of the type described in clause (b) of the definition of the term “Pro Forma Basis” occurs as permitted pursuant to the terms hereof, the Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Permitted Acquisition or asset sale on a Pro Forma Basis.

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